Exhibit 10 (b)

LOAN FACILITY AGREEMENT

AND GUARANTY

by and among

AARON RENTS, INC.,

SUNTRUST BANK, as Servicer

and

EACH OF THE PARTICIPANTS PARTY HERETO

Dated as of May 28, 2004

Table of Contents

ARTICLE I DEFINITIONS

1.1	DEFINITIONS
1.2.	ACCOUNTING TERMS AND DETERMINATION
1.3	OTHER DEFINITIONAL TERMS.
1.4	EXHIBITS AND SCHEDULES

ARTICLE II LOAN FACILITY

2.1	ESTABLISHMENT OF COMMITMENTS; TERMS OF LOANS
2.2	CONVEYANCE OF PARTICIPANT’S INTEREST
2.3	FUNDING OF ADVANCES; SWING LINE; FUNDING OF PARTICIPANT’S INTEREST IN LOANS
2.4	COMMITMENT FEES
2.5	INTEREST ON FUNDED PARTICIPANT’S INTEREST
2.6	DEFAULT INTEREST
2.7	VOLUNTARY REDUCTION OF THE UNUTILIZED COMMITMENT
2.8	EXTENSION OF COMMITMENTS
2.9	WIND-DOWN EVENTS
2.10	RESERVE REQUIREMENTS; CHANGE IN CIRCUMSTANCES; CHANGE IN LENDING OFFICES
2.11	PRO RATA TREATMENT
2.12	PAYMENTS
2.13	SHARING OF SETOFFS

ARTICLE III SERVICER’S SERVICING OBLIGATIONS; DISTRIBUTION OF PAYMENTS

3.1	SERVICER’S OBLIGATIONS WITH RESPECT TO LOANS; COLLATERAL; NON-RECOURSE
3.2	APPLICATION OF PAYMENTS
3.3	SERVICING REPORT AND BORROWER STATUS REPORT

ARTICLE IV LOAN DEFAULT; RIGHT TO MAKE GUARANTY DEMAND

4.1	NOTICE OF LOAN DEFAULT
4.2.	WAIVER OR CURE BY THE SPONSOR OF COVENANT DEFAULTS AND LOAN PAYMENT DEFAULTS.
4.3.	OBLIGATIONS OF SPONSOR WITH RESPECT TO ESTABLISHED FRANCHISEE LOANS
4.4.	RIGHTS DURING RESPONSE PERIOD
4.5.	RIGHTS AFTER RESPONSE PERIOD AND FOR LOAN DEFAULTS OTHER THAN LOAN PAYMENT DEFAULTS

ARTICLE V REPRESENTATIONS AND WARRANTIES

5.1.	EXISTENCE; POWER
5.2.	ORGANIZATIONAL POWER; AUTHORIZATION
5.3.	GOVERNMENTAL APPROVALS; NO CONFLICTS
5.4.	FINANCIAL STATEMENTS
5.5.	LITIGATION AND ENVIRONMENTAL MATTERS
5.6.	COMPLIANCE WITH LAWS AND AGREEMENTS
5.7.	INVESTMENT COMPANY ACT, ETC.
5.8.	TAXES
5.9.	RESERVED
5.10.	ERISA
5.11.	OWNERSHIP OF PROPERTY
5.12.	DISCLOSURE
5.13.	LABOR RELATIONS
5.14.	SUBSIDIARIES
5.15.	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SPECIFIC LOANS

ARTICLE VI AFFIRMATIVE COVENANTS

6.1.	FINANCIAL STATEMENTS AND OTHER INFORMATION
6.2.	NOTICES OF MATERIAL EVENTS
6.3.	EXISTENCE; CONDUCT OF BUSINESS
6.4.	COMPLIANCE WITH LAWS, ETC.
6.5.	PAYMENT OF OBLIGATIONS
6.6.	BOOKS AND RECORDS
6.7.	VISITATION, INSPECTION, ETC.
6.8.	MAINTENANCE OF PROPERTIES; INSURANCE
6.9.	USE OF PROCEEDS AND LETTERS OF CREDIT
6.10.	ADDITIONAL SUBSIDIARIES
6.11.	POST-CLOSING REQUIREMENTS.

ARTICLE VII FINANCIAL COVENANTS

7.1.	TOTAL DEBT TO EBITDA RATIO
7.2.	TOTAL ADJUSTED DEBT TO TOTAL ADJUSTED CAPITAL RATIO.
7.3.	FIXED CHARGE COVERAGE RATIO
7.4.	MINIMUM CONSOLIDATED NET WORTH

ARTICLE VIII NEGATIVE COVENANTS

8.1.	INDEBTEDNESS.
8.2.	NEGATIVE PLEDGE
8.3.	FUNDAMENTAL CHANGES
8.4.	INVESTMENTS, LOANS, ETC.
8.5.	RESTRICTED PAYMENTS
8.6.	SALE OF ASSETS
8.7.	TRANSACTIONS WITH AFFILIATES
8.8.	RESTRICTIVE AGREEMENTS
8.9.	SALE AND LEASEBACK TRANSACTIONS
8.10.	AMENDMENT TO MATERIAL DOCUMENTS
8.11.	ACCOUNTING CHANGES

ARTICLE IX CREDIT EVENTS AND REMEDIES

ARTICLE X GUARANTY

10.1	UNCONDITIONAL GUARANTY
10.2	LIMITATION ON GUARANTY OF STARTUP FRANCHISEE LOANS
10.3.	CONTINUING GUARANTY
10.4	WAIVERS
10.5	ADDITIONAL ACTIONS
10.6	ADDITIONAL WAIVERS
10.7	POSTPONEMENT OF OBLIGATIONS
10.8	EFFECT ON ADDITIONAL GUARANTIES
10.9	RELIANCE ON GUARANTY AND PURCHASE OBLIGATION; DISCLAIMER OF LIABILITY
10.10	REINSTATEMENT OF OBLIGATIONS
10.11	RIGHT TO BRING SEPARATE ACTION
10.12	SUBORDINATION OF LIENS
10.13	EXERCISE OF REMEDIES WITH RESPECT TO COLLATERAL
10.14	RIGHTS OF SPONSOR UPON PAYMENT; COOPERATION BY SERVICER

ARTICLE XI INDEMNIFICATION

11.1	INDEMNIFICATION
11.2	NOTICE OF PROCEEDINGS; RIGHT TO DEFEND
11.3	THIRD PARTY BENEFICIARIES

ARTICLE XII SURVIVAL OF LOAN FACILITY

ARTICLE XIII CONDITIONS PRECEDENT

13.1	RECEIPT OF DOCUMENTS
13.2.	TERMINATION OF EXISTING LOAN FACILITY AGREEMENT
13.3.	EFFECTIVENESS OF THIS AGREEMENT

ARTICLE XIV THE SERVICER

14.1	APPOINTMENT OF SERVICER AS AGENT
14.2	NATURE OF DUTIES OF SERVICER
14.3	LACK OF RELIANCE ON THE SERVICER
14.4	CERTAIN RIGHTS OF THE SERVICER
14.5	RELIANCE BY SERVICER
14.6	INDEMNIFICATION OF SERVICER
14.7	THE SERVICER IN ITS INDIVIDUAL CAPACITY
14.8	HOLDERS OF PARTICIPATION CERTIFICATES

ARTICLE XV MISCELLANEOUS

15.1	NOTICES
15.2	AMENDMENTS, ETC
15.3	NO WAIVER; REMEDIES CUMULATIVE
15.4	PAYMENT OF EXPENSES, ETC.
15.5	RIGHT OF SETOFF
15.6	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
15.7	GOVERNING LAW; SUBMISSION TO JURISDICTION
15.8	COUNTERPARTS
15.9	SEVERABILITY
15.10	INDEPENDENCE OF COVENANTS
15.11	NO JOINT VENTURE
15.12	REPURCHASE RIGHT
15.13	CONFIDENTIALITY
15.14	HEADINGS DESCRIPTIVE; ENTIRE AGREEMENT

EXHIBITS

Exhibit A - Form of Assignment and Acceptance Agreement
Exhibit B - Form of Established Franchisee Loan Agreement
Exhibit C - Form of Guaranty Agreement
Exhibit D - Form of Participation Certificate
Exhibit E - Form of Startup Franchisee Loan Agreement
Exhibit F - Form of Monthly Servicing Report

SCHEDULES

Schedule 1.1(a) - Pricing Grid
Schedule 1.1(b) - Participant Commitments
Schedule 5.5(a) - Litigation
Schedule 5.5(b) - Environmental Matters
Schedule 5.14 – Subsidiaries
Schedule 8.1 - Outstanding Indebtedness
Schedule 8.2 - Existing Liens
Schedule 8.4 – Existing Investments

LOAN FACILITY AGREEMENT AND GUARANTY

THIS LOAN FACILITY AGREEMENT AND GUARANTY (the “Agreement”)  made as of this 28th day of May, 2004, by and among AARON RENTS, INC., a Georgia corporation having its principal place of business and chief executive office at 1100 Aaron Building, 309 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 (“Sponsor”), SUNTRUST BANK (“SunTrust”) and each of the other lending institutions listed on the signature pages hereto (SunTrust, such lenders, together with any assignees thereof becoming “Participants” pursuant to the terms of this Agreement, the “Participants”) and SUNTRUST BANK, a banking corporation organized and existing under the laws of Georgia having its principal office in Atlanta, Georgia, as Servicer (in such capacity, the “Servicer”).

W I T N E S S E T H:

WHEREAS, Sponsor has established franchise relationships with certain rental store operators (the “Franchisees”) across the United States to own and operate rental stores under the “Aaron’s Sale and Lease Ownership” franchise;

WHEREAS, in connection therewith, Sponsor has established a loan program with the Servicer pursuant to that certain Loan Facility Agreement and Guaranty, dated as of March 30, 2001 (as heretofore amended, the “Existing Loan Facility Agreement”), to provide lines of credit to the Franchisees for business purposes arising in connection with the acquisition of such franchise rights and the opening of rental stores and ongoing inventory financing in connection therewith;

WHEREAS, the commitments under the Existing Loan Facility Agreement terminate on May 30, 2004, and Sponsor wishes to establish a new loan program with the Participants on the terms set forth herein to replace the Existing Loan Facility Agreement, and the Participants are willing to do so subject to the terms and conditions set forth herein;

WHEREAS, Sponsor is willing, subject to the limitations set forth herein, to repurchase such loans upon the occurrence of certain events, all as more fully set forth below;

THEREFORE, upon the terms and conditions hereinafter stated, and in consideration of the mutual premises set forth above and other adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

DEFINITIONS

Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Aaron’s Proprietary System” shall mean the Sponsor’s proprietary point of sale software system, as modified from time to time, used by the Sponsor and its franchisees.

“Acquisition” means any transaction in which the Sponsor or any of its Subsidiaries directly or indirectly (i) acquires any property with which an ongoing business is conducted or is to be conducted, (ii) acquires all or substantially all of the assets of any Person or division thereof, whether through a purchase of assets, merger or otherwise, (iii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the voting stock of a corporation, other than the acquisition of voting stock of a wholly-owned Subsidiary solely in connection with the organization and capitalization of that Subsidiary by the Sponsor or another Guarantor, or (iv) acquires control of more than 50% ownership interest in any partnership, joint venture or limited liability company.

“Adjusted LIBO Rate” shall mean, with respect to each Payment Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

“Adjusted LIBO Rate”	=	LIBOR
1.00 - LIBOR Reserve Percentage

As used herein, LIBOR Reserve Percentage shall mean, for any Payment Period for any Funded Participant’s Interest outstanding hereunder, the reserve percentage (expressed as a decimal) equal to the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D).

“Advance” shall mean a funding of a loan to a Borrower by the Servicer pursuant to such Borrower’s Loan Commitment.

Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For purposes of this definition “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Agreement” shall mean this Loan Facility Agreement and Guaranty, as amended, restated, supplemented or modified from time to time.

“Amortization Period” shall mean (x) 18 months with respect to any Advance to a Startup Franchisee Borrower other than an Electronic Equipment Advance and (y) 24 months with respect to any Electronic Equipment Advance; provided, however, in the event any Startup Franchisee Loan Commitment to a Startup Franchisee Borrower is terminated upon 90 days’ notice from the Servicer, all amounts due and payable with respect to Electronic Equipment Advances shall be due and payable in full no later than the 18-month anniversary of the termination of the Startup Franchisee Loan Commitment.

“Applicable Established Margin” shall mean, with respect to all Funded Established Franchisee Participant’s Interest, as of any date, the percentage per annum determined by reference to the applicable Total Debt to EBITDA Ratio in effect on such date for Established Franchisee Loans as set forth on Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Established Margin resulting from a change in the Total Debt to EBITDA Ratio shall be effective on the second day after which the Sponsor has delivered the financial statements required by Section 6.1(a) or (b) and the compliance certificate required by Section 6.1(c); provided, further, that if at any time the Sponsor shall have failed to deliver such financial statement and such certificate, the Applicable Established Margin shall be at Level IV until such time as such financial statements and certificates are delivered, at which time the Applicable Established Margin shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Established Margin from the Effective Date until the financial statement and compliance certificate for the fiscal quarter ending on June 30, 2004 are delivered shall be at Level II.

“Applicable Percentage” shall mean, with respect to the Commitment Fee, as of any date, the percentage per annum determined by reference to the applicable Total Debt to EBITDA Ratio in effect on such date as set forth on Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Percentage resulting from a change in the Total Debt to EBITDA Ratio shall be effective on the second day after which the Sponsor has delivered the financial statements required by Section 6.1(a) or (b) and the compliance certificate required by Section 6.1(c); provided, further, that if at any time the Sponsor shall have failed to deliver such financial statement and such certificate, the Applicable Percentage shall be at Level IV until such time as such financial statements and certificates are delivered, at which time the Applicable Percentage shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Percentage from the Effective Date until the financial statement and compliance certificate for the fiscal quarter ending on June 30, 2004 are delivered shall be at Level II.

“Applicable Startup Margin” shall mean, with respect to all Funded Startup Franchisee Participant’s Interest, as of any date, the percentage per annum determined by reference to the applicable Total Debt to EBITDA Ratio in effect on such date for Startup Franchisee Loans as set forth on Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Startup Margin resulting from a change in the Total Debt to EBITDA Ratio shall be effective on the second day after which the Sponsor has delivered the financial statements required by Section 6.1(a) or (b) and the compliance certificate required by Section 6.1(c); provided, further, that if at any time the Sponsor shall have failed to deliver such financial statement and such certificate, the Applicable Startup Margin shall be at Level IV until such time as such financial statements and certificates are delivered, at which time the Applicable Startup Margin shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Startup Margin from the Effective Date until the financial statement and compliance certificate for the fiscal quarter ending on June 30, 2004 are delivered shall be at Level II.

“Asset Disposition” shall mean (i) all sales of Merchandise; (ii) all Rental/Purchase Contracts with respect to Merchandise with a “same as cash option” regardless of term (i.e., 90, 120, 180 days); (iii) all Merchandise which is determined to have been stolen; (iv) all Merchandise that is destroyed, lost or otherwise removed from the premises of a Borrower other than pursuant to a Rental/Purchase Contract or by outright sale or for repair work; and (v) all “skipped” Merchandise which is Merchandise subject to a Rental/Purchase Contract.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Participant and an Eligible Assignee in accordance with the terms of this Agreement and substantially in the form of Exhibit A.

“Authorized Signatory” shall mean each officer of Sponsor specified from time to time in an appropriate certificate to the Servicer as authorized to execute Funding Approval Notices and other such documents relating to the Loan Documents.

“Bankruptcy Code” shall mean The Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. §101 et seq.).

“Borrower” shall mean either an Established Franchisee Borrower or a Startup Franchisee Borrower, as the case may be.

“Borrower Group” shall mean, for any Borrower, collectively, such Borrower and each other Person directly or indirectly controlling, controlled by, or under common control with, such Borrower, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this definition, “control” of any person or entity means the possession, directly or indirectly, of the right to vote at least 25% of the issued and outstanding shares of voting securities policies of that person or entity.

“Borrower Rate” shall mean, with respect to each Loan, the Prime Rate per annum plus any additional margin per annum specified for such Loan by Sponsor in the applicable Funding

Approval Notice, such margin not to exceed ten percent (10.0%) per annum calculated based upon the actual number of days elapsed in a 360 day year; provided that, at no time may there be more than two different Borrower Rates applicable to the Startup Franchisee Loans or more than two different Borrower Rates applicable to the Established Franchisee Loans.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and  (ii) if such day relates to Adjusted LIBOR, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Sponsor to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof),  (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Loudermilk Family of 33 1/3 % or more of the total voting power of shares of stock entitiled to vote in the election of directors of the Sponsor; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Sponsor by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

“Closing Date” shall mean, for any Loan, the date upon which the Loan Documents with respect to such Loan are executed and delivered and the Loan Commitment is established thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean, with respect to any Loan, all property of the Borrower and all guarantors obligated with respect to such Loan that secures such Loan, which property shall be designated by the Sponsor and may include all accounts receivable, inventory, Rental/Purchase Contracts and other business assets of such Borrower and guarantors.

“Collateral Agreement” shall mean an agreement executed by a Borrower and any other Persons primarily or secondarily liable for all or part of the Loan or granting a security interest to the Servicer in specified Collateral as security for such Loan, including without limitation, any Loan Agreements and any Personal Guaranties.

“Commitments” shall mean, collectively, the Startup Franchisee Commitment and the Established Franchisee Commitment.

“Commitment Fee” shall have the meaning set forth in Section 2.4.

“Commitment Termination Date” shall have the meaning set forth in Section 2.1(a).

“Consolidated Companies” shall mean, collectively, Sponsor and all of its Subsidiaries.

“Consolidated EBITDA” shall mean, for the Sponsor and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation (excluding depreciation of rental merchandise) and amortization and (iv) all other non-cash charges, determined on a consolidated basis in accordance with GAAP in each case for such period.

“Consolidated EBITDAR” shall mean, for the Sponsor and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated EBITDA and (b) Consolidated Lease Expense.

“Consolidated Fixed Charges” shall mean, for the Sponsor and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) Consolidated Lease Expense for such period.

“Consolidated Interest Expense” shall mean, for the Sponsor and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, total cash interest expense, including without limitation the interest component of any payments in respect of Capital Leases Obligations capitalized or expensed during such period (whether or not actually paid during such period).

“Consolidated Lease Expense” shall mean, for any period, the aggregate amount of fixed and contingent rentals payable by the Sponsor and its Subsidiaries with respect to leases of real and personal property  (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Sponsor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of the Sponsor or any Subsidiary of the Sponsor in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Sponsor or any Subsidiary on the date that such Person’s assets are acquired by the sponsor or any Subsidiary.

“Consolidated Net Worth” shall mean, as of any date of determination, the Sponsor’s total shareholders’ equity, determined in accordance with GAAP.

“Consolidated Total Adjusted Capital” shall mean, as of any date of determination with respect to the Sponsor, the sum of (i) Consolidated Total Adjusted Debt as of such date and (ii) Consolidated Net Worth as of such date.

“Consolidated Total Adjusted Debt” shall mean, as of any date of determination, (i) Consolidated Total Debt, plus (ii) to the extent not included in clause (i), all operating lease obligations of Sponsor and its Subsidiaries measured at the present value of such obligations (using a 10% discount rate).

“Consolidated Total Debt” shall mean, at any time, all then currently outstanding obligations, liabilities and indebtedness of the Sponsor and its subsidiaries on a consolidated basis of the types described in the definition of Indebtedness (other than as described in subsection (xi) thereof).  Notwithstanding anything contained herein to the contrary, for purposes of calculating Consolidated Total Debt as of any date, the obligations, liabilities and indebtedness of the Sponsor under this Agreement shall be limited to fifty percent (50%) of the aggregate outstanding principal amount of the Loans on such date.

“Credit Event” shall have the meaning set forth in Article IX of this Agreement.

“Credit Parties” shall mean, collectively, each of the Sponsor and the Guarantors.

“Default Waiver Letter” shall mean a waiver letter sent by Sponsor to the Servicer which such waiver letter shall (i) waive and cure a Loan Payment Default or (ii) waive a covenant default with respect to a Loan that does not constitute a Loan Default, such waiver letter to be substantially in the form required in the Servicing Agreement.

“Defaulted Borrower” shall mean a Borrower under a Defaulted Loan.

“Defaulted Loan” shall mean a Loan evidenced by Loan Documents under the terms of which exist one or more Loan Defaults that have not been cured or waived as permitted herein.

“Dollar” and “U.S. Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any State of the United States, the District of Columbia or Puerto Rico.

“Effective Date” shall mean the date upon which all conditions precedent to the effectiveness of this Agreement have been satisfied.

“Electronic Equipment” shall mean all computers, computer equipment, big screen televisions and any other types of inventory designated by the Sponsor from time to time.

“Electronic Equipment Advances” shall mean all advances under Startup Franchisee Loan Commitments made to purchase  Electronic Equipment for which the Sponsor and the Startup Franchisee Borrower have agreed that the Amortization Period shall be 24 months.

“Electronic Equipment Asset Dispositions” shall mean all Asset Dispositions of Electronic Equipment for which the Sponsor and the Startup Franchisee Borrower have agreed that the Amortization Period shall be 24 months.

“Electronic Rental Revenue” shall mean, with respect to any Borrower for any period, the gross revenues of such Borrower from rentals to the public of such Borrower’s Electronic Equipment, including without limitation, all customer deposits, advance rental payments, waiver fees, late fees, delivery fees, nonsufficient funds fees, reinstatement fees, but excluding all retail sales proceeds and sales taxes.

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States or any state thereof having total assets in excess of $1,000,000,000.00 or any commercial finance or asset-based lending Affiliate of any such commercial bank and (ii) any Participant.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Sponsor or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Sponsor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section  412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Sponsor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Sponsor or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Sponsor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Sponsor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Sponsor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Established Franchisee” shall mean a Franchisee that (x) has been a Franchisee for at least 18 months; (y) has had at least two Aaron Rents’ stores open for a minimum of 12 months; and (z) has at least four Aaron Rents’ stores open or under executed area development agreements.

“Established Franchisee Borrower” shall mean an Established Franchisee who is primarily liable for repayment of an Established Franchisee Loan as a result of having executed Loan Documents as maker, or its permitted assignee.

 “Established Franchisee Borrowing Base” shall mean, with respect to each Established Franchisee Borrower, on any date of determination, the sum of:

(i) $300,000 for each Aaron Rents franchisee store operated by such Borrower where less than 7 calendar months have elapsed since the Opening Date of such store, plus

(ii) an amount equal to 5.5 multiplied by the sum of (x) the Rental Revenue from the most recently ended calendar month for all Aaron Rents franchisee stores operated by such Borrower where at least 6 calendar months but less than 12 calendar months have elapsed since the Opening Date of each such store, plus (y) the average monthly Rental Revenue for the three most recently ended calendar months from all Aaron Rents franchisee stores operated by such Borrower where at least 12 calendar months have elapsed since the Opening Date of each such store, in each case as reported to Servicer by Sponsor pursuant to the Servicing Agreement, plus

(iii) an amount equal to 11.0 multiplied by the sum of (x) the Electronic Rental Revenues from the most recently ended calendar month for all franchisee stores operated by such Borrower where at least 6 calendar months but less than 12 calendar months have elapsed since the Opening Date of each such store, plus (y) the average monthly Electronic Rental Revenues for the three most recently ended calendar months from all Aaron Rents franchisee stores operated by such Borrower where at least 12 calendar months have elapsed since the Opening Date of such store, in each case as reported to Servicer by Sponsor pursuant to the Servicing Agreement.

“Established Franchisee Commitment” shall have the meaning set forth in Section 2.1(b).

“Established Franchisee Line of Credit Commitment” shall mean a commitment to make Established Franchisee Line of Credit Loans to an Established Franchisee Borrower pursuant to an Established Franchisee Loan Agreement.

“Established Franchisee Line of Credit Loans” shall mean Advances made to an Established Franchisee Borrower pursuant to an Established Franchisee Line of Credit Commitment.

“Established Franchisee Loan” shall mean either an Established Franchisee Term Loan or an Established Franchisee Line of Credit Loan, as the case may be.

“Established Franchisee Loan Agreement” shall mean a Loan and Security Agreement setting forth the terms and conditions, as between an Established Franchisee Borrower and the Servicer, under which the Servicer has established a Loan Commitment to make Advances to such Established Franchisee Borrower pursuant to the Established Franchisee Loan Commitment, substantially in the form of Exhibit B, with such changes as the Sponsor and the Servicer shall agree to; provided, however, that any Established Franchisee Loan Agreement executed prior to the Effective Date shall be substantially in the form required under the Existing Facility Agreement.

“Established Franchisee Loan Commitment” shall mean, either, an Established Franchisee Line of Credit Commitment or an Established Franchisee Term Loan Commitment, as the case may be.

“Established Franchisee Master Line of Credit Note” shall mean that certain Master Line of Credit Note, executed by an Established Franchisee Borrower in favor of the Servicer, evidencing such Established Franchisee Borrower’s obligation to repay all Established Franchisee Line of Credit Loans made to it pursuant to an Established Franchisee Line of Credit Commitment, substantially in the form of Exhibit A-1 to the Established Franchisee Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to from time to time.

“Established Franchisee Master Note” shall mean collectively, the Established Franchisee Master Term Notes and the Established Franchisee Master Line of Credit Notes; provided that any Established Franchisee Master Note executed prior to the Effective Date shall be substantially in the form required under the Existing Loan Facility Agreement.

“Established Franchisee Master Term Note” shall mean that certain Master Term Note, executed by an Established Franchisee Borrower in favor of the Servicer, evidencing such Established Franchisee Borrower’s obligation to repay all Established Franchisee Term Loans made to it pursuant to an Established Franchisee Term Loan Commitment, substantially in the form of Exhibit A-2 to the Established Franchisee Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to from time to time.

“Established Franchisee Term Loan Commitment” shall mean a commitment to make Established Franchisee Term Loans to an Established Franchisee Borrower pursuant to an Established Franchisee Loan Agreement.

“Established Franchisee Term Loans” shall mean Advances made to an Established Franchisee Borrower pursuant to an Established Franchisee Term Loan Commitment.

“Existing Commitments” means any of the commitments to make loans made by the Servicer pursuant to the Existing Loan Facility Agreement as in effect from time to time.

“Existing Loan Facility Agreement” shall have the meaning set forth in the recitals hereof.

“Existing Loan” means any of the loans made by the Servicer pursuant to the Existing Loan Facility Agreement as in effect from time to time.

“Existing Note” means any of the promissory notes from the Borrowers to the Servicer substantially in the form attached to the Existing Loan Facility Agreement as in effect from time to time.

“Facility” shall mean either the loan facility established pursuant to the Startup Franchisee Commitment or the loan facility established pursuant to the Established Franchisee Commitment, as the case may be.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Servicer from three Federal funds brokers of recognized standing selected by the Servicer.

“Fee Letter” shall mean that certain letter agreement dated as of even date herewith, by and between the Sponsor and the Servicer, setting forth certain fees applicable to the loan facility described herein, either as originally executed or as hereafter amended or modified.

“Final Termination Date” shall mean the date that is ninety (90) days after the last Maturity Date of the Loans.

“Financing Statement” shall mean, with respect to a Loan, a document that among other things, describes the Sponsor and the Collateral, the proper filing of which perfects a security interest in the Collateral described therein under the laws of the state in which such document is filed.

“Fiscal Year” shall mean a fiscal year of the Sponsor; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “Fiscal  Year 2004”) refers to the Fiscal Year ending during such calendar year.

“Fixed Charge Coverage Ratio” shall mean, at any date, the ratio of (a) Consolidated EBITDAR for the four consecutive fiscal quarters of the Sponsor ending on such date to (b) Consolidated Fixed Charges for the four consecutive fiscal quarters of the Sponsor ending on such date.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Franchise Agreement” shall mean the written agreement between Sponsor and a Franchisee whereby the Franchisee is authorized to establish an “Aaron’s Rental Purchase” franchise.

“Franchisee” shall have the meaning set forth in the recitals hereof.

“Franchisee Loan Program” shall mean the transaction evidenced by (i) this Agreement wherein the Sponsor has guaranteed, to the extent set forth herein, certain obligations of Franchisees of the Sponsor, and (ii) the other Operative Documents executed in connection herewith and therewith.

“Funded Established Franchisee Participant’s Interest” shall mean the aggregate outstanding amount of Advances made by a Participant hereunder with respect to the Established Franchisee Loans, and shall include, with respect to SunTrust, the aggregate outstanding amount of Swing Line Advances made with respect to Established Franchisee Loans.

“Funded Participant’s Interest” shall mean, with respect to any Participant, the sum of such Participant’s Funded Startup Franchisee Participant’s Interest plus such Participant’s Funded Established Franchisee’s Participant’s Interest.

“Funded Startup Franchisee Participant’s Interest” shall mean the aggregate outstanding amount of Advances made by a Participant hereunder with respect to the Startup Franchisee Loans, and shall include, with respect to SunTrust, the aggregate outstanding amount of Swing Line Advances made with respect to Startup Franchisee Loans.

“Funding Approval Notice” shall mean a written notice to the Servicer from Sponsor setting forth the conditions of a proposed Loan Commitment, consistent with the requirements therefor as set forth in this Agreement, and containing such information and in substantially such form as shall be agreed to by Servicer and Sponsor pursuant to the Servicing Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” shall mean the aggregate amount of all Loan Indebtedness of all Borrowers outstanding under all Loan Documents to include, without limitation (i) all principal, interest and commitment fees due with respect to all Loans, including post-petition interest in any proceeding under federal bankruptcy laws, (ii) all fees, expenses, and amounts payable by all Borrowers for reimbursement or indemnification under the terms of all Loan Agreements and all other Loan Documents executed in connection with the Loan to such Borrower, (iii) all amounts advanced by Servicer to protect or preserve the value of any security for the Loans, and (iv) all renewals, extensions, modifications, and refinancings (in whole or in part) of any of the amounts referred to in clauses (i) and (ii) above).

“Guarantors” shall mean, collectively, Aaron Investment Company, Aaron Rents, Inc. Puerto Rico and all other subsidiaries of the Sponsor that from time to time become parties to the Guaranty Agreement and their respective successors and permitted assigns.

“Guaranty Agreement” shall mean the Guaranty Agreement executed by each of the Subsidiaries of the Sponsor in favor of the Servicer and the Participants, substantially in the form of Exhibit C, as the same may be amended, restated, supplemented or otherwise modified from time to time

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 9.6, trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, and (x) Off-Balance Sheet Liabilities.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnity and Contribution Agreement” shall mean the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit H, among the Sponsor, the Guarantors and the Servicer, as amended, restated, supplemented or otherwise modified from time to time.

“LIBOR” shall mean, for each Payment Period, the offered rate for deposits in U.S. Dollars, for a period of one month and in an amount comparable to the aggregate outstanding Funded Participant’s Interests as of the first day of such Payment Period, appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 A.M. (London, England time) on the day that is two Business Days prior to the first day of the Payment Period.  If such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Servicer determines that the relevant foregoing sources are unavailable for the relevant Payment Period, LIBOR shall mean the rate of interest determined by the Servicer to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Servicer two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Payment Period, for the number of days comprised therein and in an amount comparable to the amount of the Funded Participant’s Interest of the Servicer.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).  A covenant not to grant a Lien or a “Negative Pledge” shall not be determined  a Lien for purposes of this Agreement.

“Loan” shall mean either a Startup Franchisee Loan, an Established Franchisee Loan or an Existing Loan, as the case may be.

“Loan Agreement” shall mean either a Startup Franchisee Loan Agreement or an Established Franchisee Loan Agreement as the case may be.

“Loan Commitment” shall mean the commitment to make Advances established by the Servicer in favor of any Borrower in the amount not exceeding, and upon the terms described in, the applicable Funding Approval Notice and the applicable Loan Documents, which Loan Commitment may be either a Startup Franchisee Loan Commitment or an Established Franchisee Loan Commitment.

“Loan Default” shall mean the occurrence of one or more of the following events with respect to any Loan: (i) a Loan Payment Default, (ii) the bankruptcy or insolvency of the Borrower or any Guarantor of such Loan, or the appointment of a receiver, trustee, custodian or similar fiduciary for such Borrower or Guarantor, or the assignment for the benefit of creditors by such Borrower or Guarantor, or the offering of settlement or composition to the unsecured creditors of such Borrower or Guarantor generally or (iii) the termination of (or failure to renew) the Franchise Agreement to which the Borrower of such Loan is a party.

“Loan Documents” shall mean, with respect to any Loan, the Loan Agreement, the Master Note, any Personal Guaranty, any Spousal Consent, the Collateral Agreements, in each case relating to such Loan, any other documents relating to such Loan delivered by any Borrower or any guarantor or surety thereof to the Servicer and any amendments thereto (provided that such amendments are made with the consent of Sponsor, where such consent is required under this Agreement).

“Loan Indebtedness” shall mean all amounts due and payable by a Borrower under the terms of the Loan Documents governing the Loan to such Borrower, including, without limitation, outstanding principal, accrued interest, any commitment fees, and all reasonable costs and expenses of any legal proceeding brought by the Servicer to collect any of the foregoing (including without limitation, reasonable attorneys’ fees actually incurred).

“Loan Payment Default” shall mean the failure of a Borrower to make a payment of principal, accrued interest thereon or any other amounts, within the cure period following the due date therefor, as provided under the applicable Loan Documents.

“Loan Term” shall mean, with respect to any Loan, the prescribed term of the Loan Commitment relating to such Loan, as documented in the applicable Loan Documents, and any term-out period thereafter; provided, however, that the Loan Term shall not exceed (x) in the case of any Startup Franchisee Loan Commitment, one (1) year subject to extension in accordance with the terms of the applicable Startup Franchisee Loan Agreement, plus, in the event that the Startup Franchisee Loan Commitment is terminated upon ninety (90) days’ prior notice from the Servicer, the Amortization Period and (y) in the case of an Established Franchisee Loan Commitment, four (4) years.

“Loudermilk Family” shall mean, collectively, Robert Charles Loudermilk, Sr., his spouse, his children, his grandchildren and any trust which may be now or hereafter established for the sole benefit of any of the foregoing persons.

“Margin Regulations” shall mean Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

“Master Note” shall mean either a Startup Franchisee Master Note or an Established Franchisee Master Note, as the case may be.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Sponsor and its Subsidiaries taken as a whole, (ii) the ability of Sponsor or the Credit Parties taken as a whole to perform any of their respective obligations under the Operative Documents (iii) the rights and remedies of the Servicer and the Participants under any of the Operative Documents or (iv) the legality, validity or enforceability of any of the Operative Documents.

“Material Indebtedness” shall mean Indebtedness of any one or more of the Sponsor and the Subsidiaries in an aggregate principal amount exceeding $1,000,000.

“Maturity Date” shall mean, with respect to any Loan, the date set forth under the applicable Loan Documents when the related Loan Commitment has terminated and all principal and interest with respect to such Loan shall become due and payable in full; provided that, each Maturity Date shall be a Payment Date.

“Maximum Amount” shall have the meaning set forth in Section 10.2.

“Maximum Commitment Amount” shall mean $110,000,000, as such amount may be reduced pursuant to Section 2.7, Section 2.8 or Section 15.2.

“Merchandise” shall mean goods distributed or sold to Franchisees through Sponsor.

“Minimum Purchase Price” shall mean, with respect to any Established Franchisee Loan, the lesser of (x) the outstanding Loan Indebtedness thereof and (y) the sum of (i) the

Established Franchisee Borrowing Base in effect on the date of the occurrence of the relevant Loan Default, or if greater, during the last full calendar month preceding the date of the occurrence of the relevant Loan Default, plus (ii) all advances made between the date that such Established Franchisee Borrowing Base is reported to the Servicer by the Sponsor and the date which is two Business Days thereafter.

“Monthly Servicing Report” shall have the meaning set forth in Section 3.3.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of August 15, 2002, by and among Sponsor, the other Loan Parties party thereto, The Prudential Insurance Company of America and the other purchasers signatory thererto, as such Note Purchase Agreement may be amended, supplemented, restated and otherewise modified from time to time.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person,  other than indemnity obligations for any breach of any representation or warranty which are customary in non-recourse sales of such assets, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Opening Date” shall mean, with respect to each store location, the date determined by the Sponsor to be the opening date of such location in accordance with its standard practice, as notified to the Servicer in accordance with the terms hereof.

“Operative Documents” shall mean this Agreement, the Guaranty Agreement, the Indemnity, Subrogation and Contribution Agreement, the Servicing Agreement, the Fee Letter and any other documents delivered by Sponsor or any Guarantor to the Servicer or the Participants in connection herewith or therewith.

“Participant” shall mean SunTrust, the other lending institutions listed on the signature pages hereof and each assignee thereof, if any, pursuant to the terms hereof.

“Participating Commitment” shall mean the commitment of each Participant to fund its Pro Rata Share of outstanding Loans in an amount not to exceed such Participant’s Participating Commitment Amount.

“Participating Commitment Amount” shall mean the amount set forth opposite each Participant’s name on Schedule 1.1(b) attached hereto, as such amount may be modified by assignment pursuant to the terms hereof; provided, that, following the termination of the Commitments, each Participant’s Participating Commitment Amount shall be deemed to be its Pro Rata Share of the aggregate principal amount of all Loan Commitments.

“Participant Funding” shall mean a funding by the Participants of their respective Pro Rata Shares of Advances or Loans outstanding under either or both Facilities.

“Participant’s Interest” shall have the meaning set forth in Section 2.2.

“Participant’s Unused Commitment” shall mean, with respect to any Participant, the difference between such Participant’s Participating Commitment Amount and such Participant’s Funded Participant’s Interest.

“Participation Certificate” shall mean a certificate issued by the Servicer to a Participant, substantially in the form of Exhibit D attached hereto, evidencing such Participant’s ownership interest conveyed hereunder.

“Payment Date” shall mean the last day of each calendar month; provided, however, if such day is not a Business Day, the next succeeding Business Day

“Payment Period” shall mean a period of one (1) month; provided that (i) the first day of a Payment Period must be a Business Day, (ii) any Payment Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, (iii) the first Payment Period hereunder shall commence on the date hereof and shall end on the last day of the next succeeding calendar month and (iv) the first day of any succeeding Payment Period shall be the last day of the preceding Payment Period and shall end on the last day of the next succeeding calendar month.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean any Acquisition so long as (a) immediately before and after giving effect to such Acquisition, no Credit Event exists,   (b) such Acquisition has been approved by the board of directors of the Person being acquired prior to any public announcement thereof, (c) the total consideration (including all  cash, debt, stock and other property, and assumption of obligations for borrowed money) of any single Acquisition or series of related Acquisitions does not exceed $30,000,000, and (d) the total consideration (including all cash, debt, stock and other property, and assumption of obligations for borrowed money) of all Acquisitions during any fiscal year does not exceed $40,000,000. As used herein, Acquisitions will be considered related Acquisitions if the sellers under such Acquisitions are the same Person or any Affiliate thereof.

“Permitted Encumbrances” shall mean

Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

judgment and attachment liens not giving rise to a Credit Event  or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Sponsor and its Subsidiaries taken as a whole;

other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; and

Liens on insurance policies owned by the Sponsor on the lives of its officers securing policy loans obtained from the insurers under such policies, provided that (A) the aggregate amount borrowed on each policy shall not exceed the loan value thereof, and (B) the Sponsor shall not incur any liability to repay any such loan;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(v)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

commercial paper having an A or better rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;

certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Personal Guaranty” shall mean any guaranty from a principal of a Borrower substantially in the form required by the Servicing Agreement.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Sponsor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” shall mean the per annum rate of interest designated from time to time by SunTrust to be its prime rate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate of interest that is being offered by SunTrust to its borrowers.

“Pro Rata Share” shall mean, with respect to each of the Participants at any time, the percentage determined by dividing such Participant’s Participating Commitment at such time by the total principal amount of all Participating Commitments at such time.

“Quarterly Date” shall have the meaning set forth in Section 2.4.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Rental/Purchase Contract” shall mean a contract between a Franchisee and a customer to rent Merchandise in the form approved by the Sponsor (and which may included purchase options).

“Rental Revenue” shall mean, with respect to any Borrower for any period, the gross revenues of such Borrower from rentals to the public of such Borrower’s furniture inventory and rental equipment, including without limitation, all customer deposits, advance rental payments, waiver fees, late fees, delivery fees, nonsufficient funds fees, reinstatement fees, but excluding all Electronic Rental Revenues, all retail sales proceeds and sales taxes.

“Reportable Event” shall have the meaning assigned to such term in ERISA.

“Required Participants” shall mean (x) at any time prior to termination of the Commitments, Participants holding at least 66 2/3% of the sum of (x) the aggregate Funded Participant’s Interests, plus (y) the Participant’s Unused Commitments, and (y) at any time on and after the termination of the Commitments, Participants holding at least 66 2/3% of the aggregate outstanding Funded Participant’s Interests at such time.

“Requirement of Law” for any person shall mean the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Response Period” shall mean (i) with respect to any Startup Franchise Loan, a period of seventy (70) days commencing on the day next succeeding the day on which the Sponsor receives a notice from the Servicer that a Loan Payment Default has occurred and is continuing, and (ii) with respect to any Established Franchisee Loan, a period of five (5) Business Days commencing on the day next succeeding the day on which the Sponsor receives a notice from the Servicer that a Loan Payment Default has occurred and is continuing, provided, however, that the Response Period for any Established Franchisee Loan shall automatically extend by an additional 60 days if the Sponsor assumes operation of the stores operated by the Defaulted Borrower during the initial five (5) Business Day Response Period; provided, further, no Response Period for any Loan shall extend beyond the Final Termination Date.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the controller or a vice president of the Sponsor or such other representative of the Sponsor as may be designated in writing by any one of the foregoing with the consent of the Servicer; and, with respect to the financial covenants only, the chief financial officer, the treasurer or the controller of the Sponsor.

“Restricted Payment” shall have the meaning given to such term in Section 8.5.

“Reuters Screen” shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

“Revolving Credit Agreement” shall mean that certain Revolving Credit Agreement, dated as of the date hereof, by and among Sponsor, SunTrust, individually and as administrative agent, and the other lenders named therein, as amended, restated, modified or supplemented from time to time.

“Revolving Credit Documents” shall mean, collectively, the Revolving Credit Agreement and any and all other instruments, agreements, documents and writings executed in connection with the foregoing.

“S&P” shall mean Standard & Poor’s

“Servicing Agreement” shall mean that certain Servicing Agreement, dated as of the date hereof, by and between the Sponsor and the Servicer, as amended, restated, supplemented or otherwise modified from time to time.

“Servicing Fee” shall mean the fee payable to the Servicer pursuant to the terms of the Servicing Agreement.

“Servicer” shall mean SunTrust Bank and its successors and assigns.

“SouthTrust Loan Facility Agreement” means that certain Loan Facility Agreement and Guaranty dated as of August 31, 2000, by and between the Sponsor and SouthTrust Bank, as amended, which facility has terminated prior to the Closing Date.

“Sponsor’s Fee” shall have the meaning set forth in the Servicing Agreement.

“Spousal Consent” shall mean any agreement provided by the spouse of any Person executing a Guaranty to the extent such spouse has not personally executed a Guaranty, to be substantially in the form provided by the Servicer.

“Startup Franchisee Borrower” shall mean a Franchisee who is primarily liable for repayment of a Startup Franchisee Loan as a result of having executed Loan Documents as maker, or its permitted assignee.

“Startup Franchisee Commitment” shall have the meaning set forth in Section 2.1(a).

“Startup Franchisee Loan” shall mean the aggregate Advances made to a Startup Franchisee Borrower under its Startup Franchisee Loan Commitment.

“Startup Franchisee Loan Agreement” shall mean a Line of Credit and Security Agreement setting forth the terms and conditions, as between a Startup Franchisee Borrower and the Servicer, under which the Servicer has established a Startup Franchisee Loan Commitment to make Advances to the Startup Franchisee Borrower, substantially in the form of Exhibit E, with such changes as the Sponsor and the Servicer shall agree to, subject to Section 3.1(b); provided, however, that any Startup Franchisee Loan Agreement executed prior to the Effective Date shall be substantially in the form required under the Existing Loan Facility Agreement.

“Startup Franchisee Loan Commitment” shall mean a commitment to make Startup Franchisee Loans extended to a Startup Franchisee Borrower pursuant to a Startup Franchisee Loan Agreement.

“Startup Franchisee Master Note” shall mean that certain Master Note, executed by a Startup Franchisee Borrower in favor of the Servicer, evidencing such Startup Franchisee Borrower’s obligation to repay all Advances made to it pursuant to a Startup Franchisee Loan Commitment, substantially in the form of Exhibit A to the  Startup Franchisee Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to, subject to Section 3.1(b); provided, however, that any Startup Franchisee Master Note executed prior to the Effective Date shall be substantially in the form required under the Existing Facility Agreement.

“Store Opening Information Sheet” shall have the meaning assigned to such term in the Servicing Agreement.

“Subordinated Debt” shall have the meaning set forth in Section 10.7.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity of which securities  or other ownership interests representing more than 50% of the equity  or more than 50% of  the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Sponsor.

“Swing Line Advances” shall have the meaning set forth in Section 2.3.

“Synthetic Lease Documents” shall mean, collectively, the Master Agreement, dated as of September 30, 1996, among the Sponsor, SunTrust Banks, Inc., as lessor (the “Lessor”), SunTrust Bank and SouthTrust Bank of Georgia, N.A., as lenders, and SunTrust Bank, as agent, the Lease Agreement, dated as of September 30, 1996, between the Lessor and the Sponsor and any supplements thereto, the Construction Agency Agreement, dated as of September 30, 1996, among the Lessor and the Sponsor, the Guaranty, dated as of September 30, 1996, executed by the Sponsor in favor of the Funding Parties (as defined therein), and any and all Security Agreements and Assignments (Construction Contract, Architect’s Agreement, Permits, Licenses and Governmental Approvals, and Plans and Specifications and Drawings) executed from time to time by the Sponsor in favor of the Lessor, and any modifications of or replacements for any or all of the foregoing.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Adjusted Debt to Total Adjusted Capital Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated Total Adjusted Debt as of such date to (b) Consolidated Total Adjusted Capital as of such date.

“Total Debt to EBITDA Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Sponsor ending on such date.

“Transaction Documents” shall mean, collectively, the Operative Documents and the Revolving Credit Documents.

“Unmatured Credit Event” shall mean any condition or event which, with notice or the passage of time or both, would constitute a Credit Event.

“Wind-Down Event” shall mean the event that the Commitments are not extended for any reason and the Commitment Termination Date occurs.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Sponsor delivered pursuant to Section 6.1(a); provided, that if the Sponsor notifies the Servicer that the Sponsor wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Servicer notifies the Sponsor that the Required Participants wish to amend Article VII for such purpose), then the Sponsor’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Sponsor and the Required Participants.

Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Exhibit and like references are to this Agreement unless otherwise specified.

Exhibits and Schedules. All Exhibits and Schedules attached hereto are by reference made a part hereof.

LOAN FACILITY

Establishment of Commitments; Terms of Loans.

Startup Franchisee Commitment.  Subject to and upon the terms and conditions set forth in this Agreement and the other Operative Documents, and in reliance upon the guaranty and other obligations of the Sponsor set forth herein, the Servicer hereby establishes a commitment to the Sponsor to establish Startup Franchisee Loan Commitments and to make Advances thereunder to such Startup Franchisee Borrowers as may be designated by the Sponsor in its Funding Approval Notices during a period commencing on the date hereof and ending on May 27, 2005 (as such period may be extended for one or more subsequent 364-day periods pursuant to Section 2.8, the “Commitment Termination Date”) in an aggregate committed amount at any one time outstanding not to exceed ONE HUNDRED AND TEN MILLION AND NO/100 DOLLARS ($110,000,000) (the “Startup Franchisee Commitment”); provided that, notwithstanding any provision of this Agreement to the contrary, at no time shall the sum of aggregate committed amounts of all Loan Commitments outstanding pursuant to the Commitments, or, following the termination of any such Loan Commitment, Advances outstanding thereunder, exceed the Maximum Commitment Amount.

Established Franchisee Commitment.  Subject to and upon the terms and conditions set forth in this Agreement and the other Operative Documents, and in reliance upon the guaranty and other obligations of the Sponsor set forth herein, the Servicer hereby establishes a commitment to the Sponsor to establish Established Franchisee Loan Commitments and to make Advances thereunder to such Established Franchisees as may be designated by the Sponsor in its Funding Approval Notices during a period commencing on the date hereof and ending on the Commitment Termination Date in an aggregate committed amount at any one time outstanding not to exceed ONE HUNDRED AND TEN MILLION AND NO/100 DOLLARS

($110,000,000) (the “Established Franchisee Commitment”); provided that, notwithstanding any provision of this Agreement to the contrary, at no time shall the sum of aggregate committed amounts of all Loan Commitments outstanding pursuant to the Commitments, or, following the termination of any such Loan Commitment, Advances outstanding thereunder, exceed the Maximum Commitment Amount.

Authorization of Loan Commitments Pursuant to Startup Franchisee Commitment; Loan Terms.  Within the limits of the Startup Franchisee Commitment and in accordance with the procedures set forth in this Agreement and the Servicing Agreement, the Sponsor may authorize the Servicer to establish a Startup Franchisee Loan Commitment pursuant to the Startup Franchisee Commitment in favor of a Franchisee who meets the credit criteria established by the Sponsor.  The amount of each Startup Franchisee Loan Commitment shall be determined by the Sponsor but shall not be less than $100,000 for any Franchisee.  Pursuant to the Startup Franchisee Loan Commitment, the Servicer shall agree to make Advances to the Startup Franchisee Borrower thereunder.  Each Startup Franchisee Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Payment Date and on the Maturity Date of such Startup Franchisee Loan when all principal and interest shall be due and payable in full.  Each Startup Franchisee Loan may be prepaid in full or in part on any Business Day, without premium or penalty.  The Loan Term of each Startup Franchisee Loan Commitment shall be, initially, one year, but shall automatically renew unless terminated by ninety (90) days’ prior written notice by Servicer to the Startup Franchisee Borrower prior to the first anniversary date and may thereafter be terminated at any time by Servicer upon ninety (90) days’ prior written notice by Servicer to the Startup Franchisee Borrower; provided that the amounts outstanding thereunder shall be allowed to term out over the Amortization Period as provided below.  The proceeds of each Advance made pursuant to the Startup Franchisee Loan Commitments shall be used solely to purchase inventory, and to the extent permitted by Sponsor, to pay state sales and use taxes and freight charges.  At the end of each month, the aggregate Advances (other than Electronic Equipment Advances) made to each Startup Franchisee Borrower during such month (net of any prepayments during such month other than Electronic Equipment Asset Disposition proceeds to the extent applied to offset Electronic Equipment Advances as provided below) shall be amortized (in accordance with a straight-line amortization schedule) over the Amortization Period.  At the end of the month, the aggregate Electronic Equipment Advances made to each Startup Franchisee Borrower during such month (net of proceeds of Electronic Equipment Asset Dispositions received during such month) shall be amortized (in accordance with a straight-line amortization schedule) over the Amortization Period.  In the event that the Startup Franchisee Loan Commitment of any Startup Franchisee Borrower is terminated by the Servicer as provided above, such Startup Franchisee Borrower shall, notwithstanding the other provisions of this Section 2.1(c), amortize all outstanding Advances over the Amortization Period (in accordance with a straight-line amortization schedule), with all Electronic Equipment Advances due and payable in full no later than 18 months after termination.  In the event that the Startup Franchisee Borrower terminates the Startup Franchisee Loan Commitment, all amounts advanced to such Startup Franchisee Borrower shall be due and payable in full on the termination date, together with all accrued and unpaid interest thereon.  Each Startup Franchisee Borrower shall agree to pay a commitment fee on its unused Startup Franchisee Loan Commitment in an amount to be determined by the Sponsor but in any event not to exceed 1.00% per annum, such commitment fee to be paid quarterly, in arrears.

Authorization of Loan Commitments Pursuant to Established Franchisee Commitment; Loan Terms.

Within the limits of the Established Franchisee Commitment and in accordance with the procedures set forth in this Agreement and the Servicing Agreement, the Sponsor may authorize the Servicer to establish an Established Franchisee Line of Credit Commitment and/or an Established Franchisee Term Loan Commitment pursuant to the Established Franchisee Commitment in favor of an Established Franchisee who meets the credit criteria established by the Sponsor.

The amount of each Established Franchisee Line of Credit Commitment shall be determined by the Sponsor, but shall not be less than $100,000. Pursuant to the Established Franchisee Line of Credit Commitment, the Servicer shall agree to make Advances to the Established Franchisee Borrower thereunder.  Each Established Franchisee Line of Credit Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Payment Date and on the Maturity Date of such Established Franchisee Line of Credit Loan when all principal and interest shall be due and payable in full.  Each Established Franchisee Line of Credit Loan may be prepaid in full or in part on any Business Day, without premium or penalty.  The Loan Term of each Established Franchisee Line of Credit Loan shall not exceed four years.  The proceeds of each Advance made pursuant to the Established Franchisee Line of Credit Commitments shall be used for general corporate purposes.  Each Established Franchisee Borrower shall agree to pay a commitment fee on the unused Established Franchisee Line of Credit Commitment in an amount to be determined by the Sponsor but in any event not to exceed 1.00% per annum, such commitment fee to be paid quarterly, in arrears.  At no time, except as otherwise provided in the form of Established Franchisee Loan Agreement, shall the aggregate outstanding principal amount of any and all Established Franchisee Loans made to any Borrower exceed the Established Franchisee Borrowing Base of such Borrower as in effect at such time.

The amount of each Established Franchisee Term Loan Commitment shall be determined by the Sponsor, but shall not be less than $100,000. Pursuant to the Established Franchisee Term Loan Commitment, the Servicer shall agree to make Established Franchisee Term Loans to the Established Franchisee Borrower thereunder.  Each Established Franchisee Term Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Payment Date and on the Maturity Date of such Established Franchisee Term Loan. Principal on each Established Franchisee Term Loan shall be payable on each Payment Date and shall be amortized over a period of no more than 7 years with the balance of all outstanding principal due and payable in full on the Maturity Date with respect to such Established

Franchisee Term Loan.  Each Established Franchisee Term Loan may be prepaid in full or in part on any Business Day, without premium or penalty.  The Loan Term of each Established Franchisee Term Loan shall not exceed four years.  The proceeds of each Established Franchisee Term Loan shall be used for general corporate purposes.

Conditions to Obligation of Servicer to Establish Loan Commitments.  Servicer’s obligation to establish each Loan Commitment under the Operative Documents is subject to the fulfillment of the following conditions as of the Closing Date of such Loan:

this Agreement and each of the other Operative Documents shall be in full force and effect;

the representations and warranties of the Sponsor contained in Article 5 shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Closing Date of such Loan;

the Servicer shall have received from the Sponsor a Funding Approval Notice authorizing such Loan Commitment and a Store Opening Information Sheet;

all conditions precedent to the Loan Commitment specified in the Servicing Agreement, together with such additional conditions precedent as may, at Sponsor’s election, be included in the applicable Funding Approval Notice, shall have been completed to the Servicer’s reasonable satisfaction; and

no Credit Event, Unmatured Credit Event, Change of Control or Wind-Down Event shall have occurred and be continuing.

Conveyance of Participant’s Interest.

The Servicer hereby sells, assigns, transfers and conveys to the Participants, without recourse or warranty, and each Participant hereby purchases from the Servicer, an undivided percentage ownership interest (which percentage shall be equal to each Participant’s Pro Rata Share) in (i) the Commitments, (ii) the Loan Commitments, including, without limitation, the Existing Loan Commitments, (iii) the Loans, including, without limitation, the Existing Loans, (iv) the Collateral, (v) all rights against any guarantor of any Loan, including the Sponsor, (vi) the Loan Documents,  (vii) all rights pursuant to the Guaranty Agreement and (viii) all right, title and interest to any payment or right to receive payment with respect to the foregoing (collectively, the “Participant’s Interest”).  Notwithstanding the foregoing, each Participant’s right to receive payments of interest, commitments fees or other fees with respect to the Commitment, the Loan Commitments and the Loans shall not exceed the amounts which such Participant is entitled to receive pursuant to the terms of this Agreement.

In consideration of the entry by each Participant into this Agreement and the obligation of each Participant hereunder, the Servicer shall issue to each Participant on the Closing Date, a

Participation Certificate.  Each Participation Certificate shall be in an amount equal to the relevant Participant’s Participating Commitment Amount, and the Funded Participant’s Interest outstanding thereunder shall bear interest as hereinafter set forth and shall be payable as hereinafter set forth.

In accordance with the terms and conditions hereof, and in consideration of the sale of the Participant’s Interest to such Participant, each Participant severally agrees from time to time, during the period commencing on the Effective Date and ending on the Final Termination Date, to fund its Pro Rata Share of outstanding Loans made by the Servicer to the Borrowers in accordance with the terms hereof in an aggregate amount at any one outstanding not to exceed such Participant’s Participating Commitment Amount (subject to each Participant’s obligations pursuant to Section 2.3(d)).

Funding of Advances; Swing Line; Funding of Participant’s Interest in Loans.

Funding of Advances.  The Servicer shall fund Advances requested by the Borrowers in accordance with the terms of the applicable Loan Documents and the Servicing Agreement.  On the date of any such funding, the Servicer shall elect whether or not to require the Participants to fund their respective Pro Rata Share of the Advances to be made on such date.  In the event that the Servicer elects not to require the Participants to fund their Pro Rata Share of the Advances to be made on such date, the Servicer shall make such Advances (each, a “Swing Line Advance”) to the Borrowers for the account of the Servicer; provided that the aggregate amount of Swing Line Advances outstanding on any date shall not exceed $8,000,000 and further provided the sum of (x) the aggregate outstanding Swing Line Advances plus (y) the aggregate outstanding Funded Participant’s Interests (exclusive of the Swing Line Advances) shall not exceed the Maximum Commitment Amount.  If (i) any Credit Event, Change of Control or Wind-Down Event shall have occurred, (ii) after giving effect to any requested Advance, the aggregate Swing Line Advances outstanding hereunder would exceed $8,000,000, or (iii) the Servicer otherwise determines in its sole discretion to request a Participant Funding hereunder, then the Servicer shall notify the Participants pursuant to subsection (b) requesting a Participant Funding.

Notification of Participant Funding.  In the event that the Servicer desires that the Participants fund their respective Pro Rata Shares of Advances or Loans made or outstanding pursuant to the Loan Documents, the Servicer shall deliver written or telecopy notice to the Participants (or telephonic notice promptly confirmed in writing or by telecopy) (a “Participant Funding Request”) by no later than 10:00 a.m. (Atlanta, Georgia time) on the date which is the requested date of the Participant Funding which shall specify (x) the date of the Participant Funding, which shall be a Business Day, and (y) each Participant’s Pro Rata Share of the Advances or Loans outstanding to be funded in connection with such Participant Funding.

Each Participant shall make available its Pro Rata Share of the requested Participant Funding on the proposed date thereof by wire transfer of immediately available funds to the Servicer in Atlanta, Georgia by not later than 2:00 P.M. (Atlanta, Georgia time).  Unless the Servicer shall have received notice from a Participant prior to the date of any Participant Funding that such

Participant will not make available to the Servicer such Participant’s Pro Rata Share of such Participant Funding, the Servicer may assume that the Participant has made such portion available to the Servicer on the date of such Participant Funding in accordance with this subsection (c) and the Servicer may, in reliance on such assumption, make available to the Borrowers a corresponding amount or credit the same to Swing Line Advances.  If and to the extent that such Participant shall not have made such portion available to the Servicer, such Participant and the Sponsor shall severally agree to repay the Servicer forthwith (on demand in the case of the Participant and within three (3) days of such demand in the case of the Sponsor), without duplication, such amount with interest at the Federal Funds Rate plus 2% per annum and, until such time as such Participant has repaid to the Servicer such amount, such Participant shall (i) have no right to vote regarding any issue on which voting is required or advisable under this Agreement or the other Operative Documents, and (ii) shall not be entitled to receive any payments of interest, fees or repayment of the principal amount of such Advance or Loan which the Participant has failed to pay to the Servicer.  If such Participant shall repay to the Servicer such amount, then such amount shall constitute part of such Participant’s Funded Participant’s Interest.

Each Participant’s obligations to fund its Pro Rata Share of any requested Participant Funding shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense, or other right which such Participant may have against the Servicer, the Sponsor, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence of any Credit Event, Unmatured Credit Event, Change of Control or Wind-Down Event, (iii) the occurrence of any Loan Default or any other “event of default” under any Loan Documents, (iv) any adverse change in the condition (financial or otherwise) of the Sponsor, any other Credit Party or any Borrower, (v) the acceleration or maturity of any Loan or the Sponsor’s obligations hereunder or the termination of the Commitments, Loan Commitments or the Participating Commitments after the making of any Swing Line Advance, (vi) any breach of this Agreement by the Sponsor or any other Participant, or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Notwithstanding the foregoing provisions of this Section 2.3, no Participant shall be required to fund its Pro Rata Share of any requested Participant Funding for purposes of refunding a Swing Line Advance pursuant to subsection (d) above if a Loan Default with respect to the relevant Loan has occurred and is continuing and, prior to the making by the Servicer of such Swing Line Advance, the Servicer had received written notice from Sponsor, the relevant Borrower or any Participant specifying that such Loan Default had occurred and was continuing (and identifying the same as a Loan Default, as the case may be) which has not been cured or waived; provided that, in the case of a Loan Default arising from an Unmatured Credit Event or Credit Event where the Participants are not pursuing remedies, the Participants will be obligated to fund their respective Pro Rata Shares of Swing Line Advances.

Commitment Fees.

Each Participant will receive, from amounts paid by the Borrowers under the Loan Documents and the Sponsor under the Operative Documents, a commitment fee (the “Commitment Fee”) equal to the average daily amount of its Participant’s Unused Commitment for the period commencing on the Effective Date and ending on the Final Termination Date, or such earlier date as the Participating Commitment shall expire or terminate, multiplied by the Applicable Percentage per annum, such Commitment Fee to be payable in arrears on each third Payment Date (a “Quarterly Date”), commencing on June 30, 2004, for the preceding Payment Period, calculated on the basis of a 360-day year and the actual number of days elapsed.

All Commitment Fees shall be paid on the dates due, in immediately available funds, to the Participants by the Servicer from amounts received from the Borrowers and Sponsor.

In the event that the commitment fees received by the Servicer from the Borrowers and the Sponsor are not sufficient on any Quarterly Date to pay the Commitment Fees to the Participants required pursuant hereto, the Sponsor shall, upon demand of the Servicer, immediately fund such difference to the Servicer (with such payment allocated to specific Loan Payment Defaults as agreed by Sponsor and Servicer, if applicable) and either, at the election of the Sponsor,  (x) the Sponsor shall be reimbursed by the Servicer upon receipt of such amount from a Borrower,  (y) the Loan Indebtedness shall be deemed to be reduced by such amount for purposes of  a repayment or purchase of such Defaulted Loan by Sponsor in accordance with the terms of this Agreement or (z) if elected by Sponsor and if such amount is sufficient to cure any Loan Payment Default such amount shall be deemed to have satisfied Sponsor’s obligation to cure such Loan Payment Default hereunder.

Interest on Funded Participant’s Interest.

Funded Startup Franchisee Participant’s Interest.  Subject to the provisions of Section 2.6, each Participant’s Funded Startup Franchisee Participant’s Interest shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at rate per annum equal to the Adjusted LIBO Rate for the Payment Period in which such Funded Startup Franchisee Participant’s Interest is outstanding (with the Adjusted LIBO Rate applicable to all amounts outstanding during any Payment Period being automatically reset on the first day of each Payment Period regardless of the date of any Participant Funding hereunder) plus the Applicable Startup Margin then in effect.

Funded Established Franchisee Participant’s Interest.  Subject to the provisions of Section 2.6, each Participant’s Funded Established Franchisee Participant’s Interest shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at rate per annum equal to the Adjusted LIBO Rate for the Payment Period in which such Funded Established Franchisee Participant’s Interest is outstanding (with the Adjusted LIBO Rate applicable to all amounts outstanding during any Payment Period being automatically reset on the first day of each Payment Period regardless of the date of any Participant Funding hereunder) plus the Applicable Established Margin then in effect.

Payment of Interest.  Interest on each Participant’s Funded Participant’s Interest shall be payable by the Servicer to the Participants on each Payment Date from interest payments received on the Loans under such Facility on such Payment Date for the preceding Payment Period and from other amounts received from the Sponsor.

Sponsor’s Obligation.  In the event that the interest received by the Servicer from the Borrowers on any Payment Date is not sufficient to pay the interest to the Participants required pursuant hereto, the Sponsor shall, upon demand of the Servicer, immediately fund such difference to the Servicer (with such payment allocated to specific Loan Payment Defaults as agreed by Sponsor and Servicer) and if such shortfall results from Loan Payment Defaults rather than interest rate variances, either, at the election of the Sponsor,  (x) the Sponsor shall be reimbursed by the Servicer upon receipt of such amount from the applicable Borrower, (y) the Loan Indebtedness of such Borrower shall be deemed to be reduced by such amount for purposes of a repayment or purchase of such Defaulted Loan by Sponsor in accordance with the terms of this Agreement or (z) if elected by Sponsor and if such amount is sufficient to cure any Loan Payment Default, such amount shall be deemed to have satisfied Sponsor’s obligation to cure such Loan Payment Default hereunder.

In the event that LIBOR is not determinable by the Bank or it becomes impossible or illegal for the Bank to determine the Funded Participants Interest based upon LIBOR, the parties agree that in such event the Funded Participants Interest shall bear interest at a rate per annum equal to the Prime Rate plus a mutually agreed upon spread based upon current market conditions.

Default Interest.  If any amount payable to the Servicer or the Participants by the Sponsor under the Operative Documents is not paid on the date due hereunder, such amount shall bear interest (to the extent permitted by law) for each day from such date up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate set forth in Section 2.5 for each Facility plus an additional two percent (2.0%) per annum.

Voluntary Reduction of the Unutilized Commitment.  Upon at least three (3) Business Days’ prior telephonic notice (promptly confirmed in writing) to the Servicer, Sponsor shall have the right, without premium or penalty, to terminate the Commitments, in part or in whole, provided that (i) any such termination shall apply to proportionately and permanently reduce each Facility,  (ii) any such termination shall apply to proportionately and permanently reduce the Participating Commitments of each of the Participants, (ii) any partial termination pursuant to this Section 2.7 shall be in an amount of at least $5,000,000 and integral multiples of $1,000,000, and (iii) the Commitments may not be reduced if, as a result thereof, the amount of either Facility is less than the aggregate sum of all outstanding Loan Commitments pursuant to such Facility.

Extension of Commitments.

The Sponsor may, by written notice to the Servicer (which shall promptly deliver a copy to each of the Participants), given not more than sixty (60) days prior to any anniversary of the date of this Agreement while the Commitments are effect, request that the Participants extend the then scheduled Commitment Termination Date (the “Existing Date”) for an additional 364-day period.  Each Participant shall, by notice to the Sponsor and the Servicer given within fifteen (15) Business Days after receipt of such request, advise the Sponsor and the Servicer whether or not such Participant consents to the extension request (and any Participant which does not respond during such 15-day period shall be deemed to have advised the Sponsor and the Servicer that it will not agree to such extension).

In the event that, on the 15th Business Day after receipt of the notice delivered pursuant to subsection (a) above, all of the Participants shall have agreed to extend their respective Participating Commitments, the Commitment Termination Date shall be deemed to have been extended, effective as of the Existing Date, to the date which is 364 days thereafter.

In the event that, on the 15th Business Day after receipt of the notice delivered pursuant to subsection (a) above, all of the Participants shall not have agreed to extend their respective Participating Commitments, the Sponsor and the Servicer shall notify the consenting Participants (“Consenting Participants”) of the aggregate Participating Commitment Amounts of the non-extending Participants (“Non-Consenting Participants”) and such Consenting Participants shall, by notice to the Sponsor and the Servicer given within ten (10) Business Days after receipt of such notice, advise the Servicer and Sponsor whether or not such Participant wishes to purchase  all or a portion of the Participating Commitments of the Non-Consenting Participants (and any Participant which does not respond during such 10-Business Day period shall be deemed to have rejected such offer).  In the event that more than one Consenting Participant agrees to purchase all or a portion of such Participating Commitments, the Sponsor and the Servicer shall allocate such Participating Commitments among such Consenting Participants so as to preserve, to the extent possible, the relative pro rata shares of the Consenting Participants of the Participating Commitments prior to such extension request.  If Consenting Participants do not elect to assume all of the Participating Commitments of the Non-Consenting Participants, the Sponsor shall have the right, subject to the terms and conditions of Section 15.6, to arrange for one or more banks (any such bank being called a “New Participant”) to purchase the Participating Commitment of any Non-Consenting Participant.  Each Non-Consenting Participant shall assign its Participating Commitment and its Participant’s Interest outstanding hereunder to the Consenting Participant or New Participant purchasing such Participating Commitment in accordance with Section 15.6, in return for payment in full of all principal, interest and other amounts owing to such Non-Consenting Participant hereunder, on or before the Existing Date and, as of the effective date of such assignment, shall no longer be a party hereto, provided that each New Participant shall be subject to the approval of the Servicer (which approval shall not be unreasonably withheld).  If (and only if) Participants (including New Participants) holding Participating Commitments representing at least an amount equal to the greater of (x) the sum of all outstanding Loan Commitments under both Facilities and (y) 66 2/3 % of the aggregate Participating Commitments on the date of such extension request shall have agreed to such extension by the Existing Date (the “Continuing Participants”), then (i) the Commitment Termination Date shall be extended for an additional 364-day period and (ii) the Participating Commitment of any Non-Consenting Participant which has not been assigned to a Consenting Participant or a New Participant shall terminate (with the result that the amount of the Commitments shall be decreased proportionately by the amount of such Participating Commitment), and all amounts owing to such Non-Consenting Participant, together with all interest accrued thereon and all other amounts owed to such Non-Consenting Participant hereunder, shall be reallocated to the remaining Participating Commitments on the Existing Date applicable to such Participant without giving effect to any extension of the Commitment Termination Date.

Wind-Down Events.

In the event a Wind Down Event occurs, then (x) the Sponsor shall not have the right to request that any further Loan Commitments be established, and (y) the Servicer shall, within a reasonable period of time and in any event no later than thirty (30) days after the Commitment Termination Date, give notice to each of the Startup Franchisee Borrowers terminating the Startup Franchisee Loan Commitments as of the date which is ninety (90) days after delivery of such notice, subject, in each case, to the right of the Startup Franchisee Borrowers to term out the amounts outstanding under their Loan Commitments as set forth in Section 2.1(c); provided, however, that the occurrence of such Wind-Down Event shall not affect the obligation of (i) the Servicer to make Advances pursuant to existing Startup Franchisee Loan Commitments, except to the extent that the Startup Franchisee Loan Commitments are terminated pursuant to clause (y) above, (ii) the Participants to fund their Participant’s Interest as provided herein, except to the extent that the Startup Franchisee Loan Commitments are terminated pursuant to clause (y) above or (iii) the Credit Parties under the Operative Documents.

In the event that a Wind Down Event occurs, then the Sponsor shall not have the right to request that any further Established Franchisee Loan Commitments be established; provided, however, that the occurrence of such Wind-Down Event shall not affect the obligation of (x) the Servicer to make Advances pursuant to existing Established Franchisee Loan Commitments, (y) the Participants to fund their Participant’s Interest as provided herein, or (z) the Credit Parties under the Operative Documents.

Reserve Requirements; Change in Circumstances; Change in Lending Offices.

Notwithstanding any other provision herein, if, by reason of (i) after the date hereof, the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (ii) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law), any reserve (including any imposed by the Federal Reserve Board), special deposit or similar requirement (including a reserve, special deposit or similar requirement that takes the form of a tax) against assets of, deposits with or for the account of, or credit extended by, any Participant’s office through which it funds its obligations hereunder shall be imposed or deemed applicable or any other condition affecting its obligation to make or maintain its Funded Participant’s Interest at a rate based upon the Adjusted LIBO Rate shall be imposed on any Participant or its office through which it funds its obligations hereunder or the interbank Eurodollar market; and as a result thereof there shall be any increase in the cost to such Participant of agreeing to make or making, funding or maintaining funds its obligations hereunder (except to the extent already included in the determination of the applicable Adjusted LIBO Rate), or there shall be a reduction in the amount received or receivable by that Participant or its office through which it funds its obligations hereunder, then the Sponsor shall from time to time, upon written notice from and demand by the Participant (with a copy of such notice and demand to the Servicer), pay to the Servicer for the account of that Participant within five Business Days after the date specified in such notice and demand, additional amounts sufficient to indemnify that Participant against such increased cost.  A certificate as to the amount of such increased cost submitted to the Sponsor and the Servicer by that Participant, shall, except for manifest error, be final, conclusive and binding for all purposes.

If while the Commitments or any Loan Commitments are outstanding, any Participant (including any the Servicer) determines that the adoption of any law, rule or regulation regarding capital adequacy or capital maintenance, or any change in any of the foregoing or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participant (or any lending office of such Participant) or any Participant’s holding company with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Participant’s capital or on the capital of such Participant’s holding company, if any, as a consequence of this Agreement, the Loan Documents or the purchases made by such Participant pursuant hereto to a level below that which such Participant or such Participant’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Participant’s policies and the policies of such Participant’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Participant to be material, then from time to time, within 15 days after written demand by such Participant, the Sponsor pay to such Participant such additional amount or amounts as will compensate such Participant or such Participant’s holding company for such reduction.  A certificate as to the amount of any such additional amount or amounts, submitted to the Sponsor and the Servicer by such Participant, shall, except for manifest error, be final, conclusive and binding for all purposes.

Each Participant agrees that, if requested by the Sponsor, it will use reasonable efforts (subject to overall policy considerations of such Participant) to designate an alternate lending office with respect to any of its Funded Participant’s Interest affected by the matters or circumstances described above to reduce the liability of the Sponsor or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Participant as determined by such Participant, which determination if made in good faith, shall be conclusive and binding on all parties hereto.  Nothing in this Section 2.10(c) shall affect or postpone any of the obligations of the Sponsor or any right of any Participant provided hereunder.

Pro Rata Treatment. Subject to the application of payments pursuant to Article 3 and except as specifically provided therein, each payment of principal of any Funded Participant’s Interest, each payment of interest with respect to the Funded Participant’s Interest, each payment of the Commitment Fees and each reduction of the Commitments shall be allocated pro rata among the Participants in accordance with their respective applicable Pro Rata Share of the applicable Facility or Commitments, as appropriate.  Each Participant agrees that in computing such Participant’s portion of any Funded Participant’s Interest to be made hereunder, the Servicer may, in its discretion, round each Participant’s percentage of such Participant Funding Request to the next higher or lower whole dollar amount.

Payments.

The Sponsor shall make each payment required to be made by Sponsor hereunder and under any other Operative Document to any Participant or the Servicer not later than 1:00 p.m. (Atlanta, Georgia time), on the date when due in dollars to the Servicer at its offices in Atlanta, Georgia in immediately available funds.

Whenever any payment hereunder or under any other Operative Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Commitment Fees, if applicable.

Sharing of Setoffs.  Each Participant agrees that if it shall, in accordance with applicable law, through the exercise of a right of banker’s lien, setoff or counterclaim against the Sponsor or any Borrower, or pursuant to a secured claim under Section 506 or Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by the Participant under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Funded Participant’s Interest under this Agreement as a result of which the unpaid principal portion of its Funded Participant’s Interest shall be proportionately less than the unpaid principal portion of the Funded Participant’s Interest of any other Participant, it shall be deemed simultaneously to have purchased from such other Participant at face value, and shall promptly pay to such other Participant the purchase price for, a participation in the Funded Participant’s Interest of such other Participant, so that the aggregate unpaid principal amount of the Funded Participant’s Interest and participations in Funded Participant’s Interests held by each Participant shall be in the same proportion to the aggregate unpaid principal amount of all Funded Participant’s Interests then outstanding as the principal amount of its Purchases prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Funded Participant’s Interests outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Servicer and each Participant hereby further agrees that any set-off amount received with respect to any Borrower, the Sponsor or any Guarantor shall first be applied to amounts outstanding under the Franchisee Loan Program prior to application to any other obligations of any such Person to the Servicer or such Participant. The Sponsor expressly consents to the foregoing arrangements and agrees, to the extent permitted by applicable law, that any Participant holding a Funded Participant’s Interest or a participation in a Funded Participant’s Interest deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Sponsor to such Participant by reason thereof.

SERVICER’S SERVICING OBLIGATIONS; DISTRIBUTION OF PAYMENTS

Servicer’s Obligations with Respect to Loans; Collateral; Non-Recourse.

The Servicer shall, for itself and the benefit of all of the Participants and the Sponsor, (i) document, close, manage, administer and collect the Loans in accordance with the terms of this Agreement and the Servicing Agreement and exercise all discretionary powers involved in such management, administration and collection and (ii) shall distribute the funds received with respect to the Loans and from the Sponsor in accordance with the terms of this Agreement.  The Servicer agrees that it will exercise the same care in administering the Loans as it exercises with respect to loans of similar size and type and in accordance with the terms of the Servicing Agreement and Section 10.13 hereto.

The forms of Loan Agreement and Master Note used by the Servicer as documentation for each Loan on and after the Effective Date shall be substantially in the forms attached hereto.  The

Sponsor shall have the right to direct the Servicer to make modifications to such forms and amendments thereto from time but the Sponsor may not direct the Servicer to revise or amend such forms so as to be inconsistent with the terms of Section 2.1 (c) and (d).

Notwithstanding anything in this Agreement to the contrary, each of the Participants acknowledges and agrees that the Servicer shall have no obligation to the Participants with respect to the obtaining or retention of any guaranties required by the Sponsor (other than to distribute any proceeds therefrom in accordance with the terms of this Article 3).  The Participants acknowledge and agree that the Sponsor has the right to release or modify the terms of, or not require, any Personal Guaranty or any Spousal Consent.

In addition, each of the Participants acknowledges and agrees that the obligations of the Servicer with respect to the Collateral shall be expressly limited to the filing of financing statements (but not fixture filings) in the locations indicated in the applicable Funding Approval Notice for each Borrower and filing continuation statements with respect thereto and taking enforcement action in accordance with Section 10.13 hereto.

Each of the Participants acknowledges and agrees that all payments made to the Participants pursuant to this Agreement by the Servicer shall be made solely from amounts received from the Sponsor, the Borrowers and other obligors or Collateral under the applicable Loan Documents and the Servicer shall have no personal liability for any amounts payable to the Participants hereunder.  Each of the Participants acknowledges and agrees that the Servicer shall be relying solely upon the Sponsor for purposes of calculating and ensuring compliance by Established Franchisee Borrowers with the Established Franchisee Borrowing Base for each Established Franchisee Loan.

Each of the Participants acknowledges and agrees that any payments of delinquent payment fees received from the Borrowers pursuant to the Loan Agreements shall be for the sole account of the Sponsor and that the Participants shall have no right to receive such payments unless a Credit Event has occurred and is continuing; provided that, with respect to any payments received from a Borrower, such payments shall be first applied to pay all accrued but unpaid interest and principal and other fees due and owing from such Borrower before application of such payment to any delinquent payment fees.

Each Participant hereby acknowledges and agrees that the Servicer has no ability to halt an ACH transfer upon the inputting of such transfer request by Sponsor from the Aaron’s Proprietary System into the ACH system (other than the ability to retrieve ACH transfers which are sent to the wrong party or otherwise manifestly erroneous as provided in the ACH Agreement with Sponsor), and Sponsor hereby accepts full responsibility for any overadvance created by such inputting of information and shall indemnify the Servicer and the Participants therefor as provided herein.

Application of Payments.

The Servicer and the Sponsor shall instruct each Borrower to make payments with respect to Loans and the Loan Commitments directly to the Servicer, either by mail, wire transfer or debit pursuant to an ACH Authorization.

On each Quarterly Date, all payments of Commitment Fees shall be distributed by the Servicer to the Participants pro rata in accordance with Section 2.4, with any remainder to be applied as set forth in the Servicing Agreement.

On each Payment Date, all payments of interest received by the Servicer from the Borrowers under each Facility and from the Sponsor pursuant to its guaranty of each Facility contained herein with respect to the Loans and not previously distributed by the Servicer, shall be applied to pay all accrued but unpaid interest on the Funded Participant’s Interest under the applicable Facility pursuant to this Agreement, then to pay all accrued but unpaid Servicing Fees and then to pay the Sponsor’s Fee, in accordance with the terms of the Servicing Agreement and Fee Letter.

On any Business Day on which the Servicer shall receive any payment in respect of the principal amount of any Loan, whether from a Borrower, the Sponsor pursuant to its guaranty contained herein, or any other obligor with respect thereto, the Servicer may elect, in its sole discretion to (i) apply such principal payment to fund any requested Advances, (ii) apply such amount to repay any outstanding Swing Line Advances, or (iii) to either (x) distribute such amount to the Participants to reduce each Participant’s Funded Participant’s Interest under such Facility or (y) apply such amount to SunTrust’s Funded Participant’s Interest under such Facility only (with the understanding that the Funded Participant’s Interest of each Participant shall not be deemed to have been repaid until such amount is actually received by such Participant); provided that, in the event that the Servicer elects to apply any repayment to reduce SunTrust’s Funded Participant’s Interest without a corresponding reduction of the other Participant’s Funded Participant’s Interest, SunTrust shall be obligated to make a payment to each Participant equal to such Participant’s Pro Rata Share of such payment upon the earlier of (i) the next Payment Date and (ii) the occurrence of a Credit Event hereunder.

If during any period when no Credit Event has occurred and is continuing, amounts received by Servicer are not capable of being allocated to any specific Loan or, in the case of amounts allocable to a specific Loan, are not sufficient to repay all obligations then due and owing with respect thereto, such amounts shall be applied by the Servicer as follows: (i) first, to the payment of Commitment Fees owing to the Participants hereunder, (ii) second, to the payment of accrued interest on the Funded Participant’s Interest hereunder, pro rata between the two Facilities, (iii) third, to the payment of the Servicing Fees owing under the Servicing Agreement, (iv) fourth, to the repayment of the Funded Participant’s Interests outstanding hereunder pro rata between the two Facilities, (v) fifth, to the payment of all other amounts owing to the Servicer or any Participant hereunder, and (vi) sixth, if all obligations of the Sponsor pursuant to the Operative Documents have been satisfied in full, to the Sponsor.

During any period when a Credit Event has occurred and is continuing, any amounts received by Servicer with respect to the Loans shall be applied, after deduction of any expenses incurred in the collection of any such amounts, as follows (i) first, to the payment of any accrued and unpaid Servicing Fee, (ii) second, to each Participant in accordance with Pro Rata Share, and (iii) thereafter, to such Persons as may be legally entitled thereto.

If not sooner repaid, all amounts due and payable to the Servicer and the Participants under the Operative Documents shall be due and payable in full on the Final Termination Date.

Monthly Servicing Report.  On each Payment Date, the Servicer shall telecopy to the Sponsor and each Participant a servicing report in the form of Exhibit F (the “Monthly Servicing Report”) setting forth the following information with respect the Loans:

the aggregate principal balance of the Loans under each Facility as of the close of business on the last day of the preceding Payment Period and on such Payment Date;

the aggregate amount of Loans repurchased by the Sponsor or amounts collected with respect to the Collateral for the Loans with respect to each Facility since the last Payment Date;

the aggregate Loan Commitments under each Facility as of the close of business on the last Business Day of the preceding Payment Period and on such Payment Date; and

each Loan which is past due (including the past due amount and the number of days past due) under each Facility.

LOAN DEFAULT; RIGHT TO MAKE GUARANTY DEMAND

Notice Of Loan Default. The Servicer shall notify the Sponsor and the relevant Borrower of a Loan Payment Default within fifteen (15) Business Days following the occurrence thereof and of any other Loan Default of which the Servicer has actual knowledge in accordance with the terms of the Servicing Agreement.

Waiver or Cure By The Sponsor of Covenant Defaults and Loan Payment Defaults.

Unless a Credit Event or an Unmatured Credit Event has occurred and is continuing, the Sponsor shall be entitled (but not obligated) to request that the Servicer waive any default by the Borrower or any Guarantor under the Loan Documents to which it is a party, other than a Loan Default or a default arising based upon the action or inaction of the Sponsor or any of its Subsidiaries, by sending to the Servicer for execution a Default Waiver Letter, which Servicer agrees to execute and mail to the appropriate Borrower if such Default Waiver Letter is in form and substance satisfactory to the Servicer.

Notwithstanding the foregoing clause (a), unless a Credit Event or an Unmatured Credit Event has occurred and is continuing, the Sponsor shall be entitled (but not obligated) to request that the Servicer waive any Loan Payment Default (including a Loan Payment Default resulting from the failure of a Borrower to remain in compliance with the borrowing base requirements of the applicable Established Franchisee Loan Agreement) by sending to the Servicer for execution a Default Waiver Letter, which Servicer agrees to execute and mail to the appropriate Borrower if such Default Waiver Letter is in form and substance satisfactory to the Servicer, curing such Loan Payment Default in full; provided, however, that (i) Sponsor shall not waive and cure more than two (2) consecutive Loan Payment Defaults for any Loan nor more than a total of four (4) Loan Payment Defaults in any four year period for any Loan and (ii) such Loan Payment Default must be cured by Sponsor, and the Default Waiver Letter for such Loan Payment Default received by Servicer, during the Response Period for such Loan.

Obligations of Sponsor With Respect to Established Franchisee Loans.

If Sponsor does not waive and cure any Loan Payment Default with respect to any Established Franchisee Loan during the Response Period, then Sponsor must use its reasonable efforts to exercise its rights pursuant to the applicable Franchise Agreement with such Defaulted Borrower to assume the operation of the stores of such Defaulted Borrower during the five (5) Business Day Response Period, and during any period that Sponsor operates the stores of any Defaulted Borrower, Sponsor shall make all payments due and owing to the Servicer pursuant to the applicable Operative Documents.

If the Sponsor assumes operation of the stores of any such Defaulted Borrower pursuant to paragraph (a) above, the Sponsor will use its reasonable efforts to locate a purchaser for such stores.  In the event that the Sponsor has not resold the franchise and inventory of such Defaulted Borrower within the extended Response Period in accordance with the terms of the applicable Franchise Agreement for a purchase price equal to or in excess of the Minimum Purchase Price (which amount shall be paid directly to the Servicer in return for the assignment to the Sponsor of the Defaulted Loan, the related Loan Commitment and the Liens of the Servicer thereon, and applied by the Servicer to the Sponsor’s purchase of the outstanding Loan Indebtedness of such Defaulted Loan and related Loan Commitment, with any deficiency recovered pursuant to the next paragraph), Sponsor shall purchase the outstanding Loan Indebtedness of such Defaulted Loan and any related Loan Commitment from the Servicer for the Minimum Purchase Price and any deficiency amount may be collected by the Servicer, for the benefit of the Participants, pursuant to subsection (c) below.

In the event that (i) during the initial Response Period for any Established Franchisee Loan of a Defaulted Borrower, the Sponsor has not waived or cured any Loan Payment Default, and has not assumed the operation of the stores of the Defaulted Borrower, or (ii) the Sponsor has not resold the franchise and inventory of the Defaulted Borrower during the extended Response Period in accordance with the terms of the applicable Franchise Agreement, or has resold the franchise and inventory for an amount less than the Minimum Purchase Price, then the Sponsor will purchase, upon demand by the Servicer, the Established Franchisee Loan and the related Loan Commitment of such Defaulted Borrower for an amount equal to the outstanding Loan

Indebtedness of the Defaulted Loan pursuant to its guaranty set forth in Section 10.1, subject to the limitations in Section 10.2.

Notwithstanding the foregoing, to the extent that the Sponsor is prohibited by applicable law, court order or other legal impediment from exercising the options set forth in subsection (a) or (b) above, the Servicer may, with the consent of the Required Participants and shall, upon the written request of the Required Participants, require that the Sponsor promptly purchase the Loan pursuant to subsection (c) above.

Rights during Response Period.   Unless a Credit Event or an Unmatured Credit Event has occurred and is continuing, the Servicer shall refrain during any Response Period from taking any legal action against the Defaulted Borrower under the Defaulted Loan which is the subject of such Response Period, and from accelerating payment of the Loan Indebtedness under such Defaulted Loan but the Servicer shall cease funding any further Advances pursuant to the Loan Commitment to such Defaulted Borrower.  If the Sponsor waives and cures any Loan Payment Default prior to the expiration of a Response Period, then as to each Loan Payment Default so waived and cured, the Defaulted Borrower’s and the Servicer’s respective rights and obligations under the Loan Documents shall be restored to the same status as if such waived Loan Payment Default never occurred.  In addition, if the Sponsor takes over the operation of the business of an Established Franchisee Borrower as provided in Section 4.3, the Servicer shall refrain from exercising remedies against such Borrower for as long as the Sponsor is complying with Section 4.3, unless a Credit Event has occurred and is continuing or the Required Participants otherwise agree.

Rights after Response Period and for Loan Defaults other than Loan Payment Defaults.  In the event that any Loan Default other than a Loan Payment Default occurs and is continuing after the expiration of the Response Period, or that any Loan Payment Default is not cured during the applicable Response Period, (i) the Servicer shall have the right to (A) demand that Sponsor comply with its obligations with respect to such Defaulted Loan set forth in Article 10 and (B) administer and enforce such Loan as it deems appropriate, without regard to any limitations or restrictions set forth herein (but subject to Article 3 in all events) or in any other Operative Document, and (ii) notwithstanding anything contained in this Article to the contrary, the Sponsor shall, within five (5) Business Days of its receipt of a written demand from the Servicer instructing it to do so, (A) purchase the Loan Indebtedness of the Defaulted Loan and assume the Loan Commitment related thereto, subject to the limitations in Section 10.2, or (B) at the request of the Servicer, made either at its option or at the request of the Required Participants, exercise any or all of the remedies set forth in Section 4.3 with respect to such Defaulted Loan except to the extent prohibited by applicable law in the case of the bankruptcy of the Defaulted Borrower.  Notwithstanding any other provision of the Operative Documents to the contrary, the repurchase by the Sponsor of any Loan or Loan Commitment upon termination (or failure to renew) of the relevant Borrower’s Franchise Agreement by the Sponsor for any reason other than default thereunder by such Borrower shall not be deemed to be a payment pursuant to Article 10 and shall not reduce the Maximum Amount thereunder.

REPRESENTATIONS AND WARRANTIES

The Sponsor represents and warrants to the Servicer and each Participant as follows:

Existence; Power.  The Sponsor and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Organizational Power; Authorization.  The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party are within such Credit Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, stockholder, action. This Agreement has been duly executed and delivered by the Sponsor, and constitutes, and each other Transaction Document to which any Credit Party is a party, when executed and delivered by such Credit Party, will constitute, valid and binding obligations of the Sponsor or such Credit

Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Governmental Approvals; No Conflicts.  The execution, delivery and performance by the Sponsor of this Agreement, and by each Credit Party of the other Transaction Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Sponsor or any of its Subsidiaries or any judgment or order of any Governmental Authority binding on the Sponsor or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Sponsor or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Sponsor or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Sponsor or any of its Subsidiaries, except Liens (if any) created under the Operative Documents.

Financial Statements.  The Sponsor has furnished to each Participant (i) the audited consolidated balance sheet of the Sponsor and its Subsidiaries as of December 31, 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended prepared by Ernst & Young and (ii) the unaudited consolidated balance sheet of the Sponsor and its Subsidiaries as of March 31, 2004, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter and year-to-date period then ending, certified by a Responsible Officer.  Such financial statements fairly present the consolidated financial condition of the Sponsor and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2003, there have been no changes with respect to the Sponsor and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Litigation and Environmental Matters.

No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Sponsor, threatened against or affecting the Sponsor or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Transaction Document.  Except as set forth on Schedule 5.5(a), as of the Closing Date, no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Sponsor, threatened against or affecting the Sponsor or any of its Subsidiaries that seeks damages in excess of $500,000.

Except for the matters set forth on Schedule 5.5(b), neither the Sponsor nor any of its Subsidiaries (i) has failed to comply in any material respect with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability in excess of $500,000, (iii) has received notice of any claim with respect to any Environmental Liability in excess of $500,000 or (iv) knows of any basis for any Environmental Liability in excess of $500,000.

Compliance with Laws and Agreements.  The Sponsor and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Investment Company Act, Etc.  Neither the Sponsor nor any of its Subsidiaries is (a) an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Taxes.  The Sponsor and its Subsidiaries and each other Person for whose taxes the Sponsor or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Sponsor or such Subsidiary, as the case may be, has set aside on its books adequate reserves.  The charges, accruals and reserves on the books of the Sponsor and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Reserved

ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability  is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of  all accumulated  benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

Ownership of Property.

Each of the Sponsor and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.

Each of the Sponsor and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all  patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to its business, and the use thereof by the Sponsor and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

Disclosure.  The Sponsor has disclosed to the Participants all agreements, instruments, and corporate or other restrictions to which the Sponsor or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports (including without limitation all reports that the Sponsor is required to file with the Securities and Exchange Commission), financial statements, certificates or other written information furnished by or on behalf of the Sponsor to the Servicer or any Participant in connection with the negotiation or syndication of this Agreement or any other Operative Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Sponsor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against the Sponsor or any of its Subsidiaries, or, to the Sponsor’s knowledge, threatened against or affecting the Sponsor or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Sponsor or any of its Subsidiaries, or to the Sponsor’s knowledge, threatened against any of them before any Governmental Authority.  All payments due from the Sponsor or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Sponsor or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Subsidiaries.  Schedule 5.14 sets forth the name of, the ownership interest of the Sponsor in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a Guarantor, in each case as of the Effective Date.

Representations and Warranties with Respect to Specific Loans.  The Sponsor represents and warrants to the Servicer and each Participant with respect to each Loan Commitment established and each Advance made pursuant to the Operative Documents that:

The Franchise Agreement, the Master Note, the Loan Agreement and each other Loan Document executed in connection with such Loan Commitment each constitutes a valid and binding agreement of each Borrower or guarantor party thereto and is enforceable against each such party in accordance with its terms.

The Master Note and accompanying Loan Documents executed in connection with such Loan and delivered to the Servicer are the only contracts evidencing the transaction described therein and constitute the entire agreement of the parties thereto with respect to such transaction and Sponsor has not made any other promises, agreements or representations and warranties with respect to the transactions evidenced by such Master Note.

The Master Note and each accompanying Loan Document executed in connection with such Loan is genuine and all signatures, names, amounts and other facts and statements therein and thereon are true and correct.

All disclosures required to be made under applicable federal and state law in connection with such Loan have been properly and completely made with respect to each Master Note, the other Loan Documents and the Loan and each such Master Note, other Loan Documents and Loan is in full compliance with all applicable federal and state laws, including without limitation, applicable state and federal usury laws and regulations.

The proceeds of each Master Note will be solely for the purpose of financing the acquisition and expansion of stores franchised by the Sponsor and operated by the relevant Borrower, for the acquisition of inventory and equipment with respect to the ongoing operations thereof, for

Sponsor-approved payment of state use tax and freight charges and, in the case of Established Franchisee Borrowers, for Sponsor-approved working capital purposes, but excluding in all cases any non-business purposes

AFFIRMATIVE COVENANTS

The Sponsor covenants and agrees that it will, as long as either of the Commitments is in effect or the Servicer is committed to make Advances under any Loan Documents and thereafter so long as any Loans remain outstanding under this Agreement or Sponsor has any other unsatisfied obligations under the Operative Documents:

Financial Statements and Other Information.  The Sponsor will deliver to the Servicer and each Participant:

as soon as available and in any event within 90 days after the end of each fiscal year of Sponsor, a copy of the annual audited report for such fiscal year for the Sponsor and its Subsidiaries, containing a consolidated and unaudited consolidating balance sheet of the Sponsor and its Subsidiaries as of the end of such fiscal year and the related consolidated and unaudited consolidating statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Sponsor and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by Ernst & Young or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation  and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Sponsor and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

as soon as available and in any event within 45 days after the end of each  fiscal quarter of each fiscal year of the Sponsor (other than the last fiscal quarter), an unaudited consolidated and consolidating balance sheet of the Sponsor and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Sponsor and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Sponsor’s previous fiscal year, all certified by the chief financial officer, treasurer or controller of the Sponsor as presenting fairly in all material respects the financial condition and results of operations of the Sponsor and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Credit Event or an Unmatured Credit Event on the date of such certificate, and if a Credit Event or an Unmatured Credit Event then exists, specifying the details thereof and the action which the Sponsor has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VII and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Sponsor’s audited financial statements referred to in Section 5.4 and, if any change has occurred, specifying the effect  of such change on the financial statements accompanying such certificate;

concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Credit Event or Unmatured Credit Event  (which certificate may be limited to the extent required by accounting rules or guidelines);

promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Sponsor to its shareholders generally, as the case may be; and

promptly following any request therefor, such other information regarding the results of operations, business affairs and  financial condition of the Sponsor or any Subsidiary as the Servicer or any Participant may reasonably request; and

(g)           as soon as available and in any event within 30 days after the end of each fiscal year of the Sponsor, a forecasted income statement, balance sheet, and statement of cash flows for the following fiscal year.

Notices of Material Events.  The Sponsor will furnish to the Servicer and each Participant prompt written notice of the following:

the occurrence of any Credit Event or Unmatured Credit Event;

the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Sponsor, affecting the Sponsor or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

the occurrence of any event or any other development by which the Sponsor or any of its Subsidiaries (i) fails to comply in any material respect with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval  required under any Environmental Law, (ii) becomes subject to any Environmental Liability in excess of $500,000, (iii) receives notice of any claim with respect to any Environmental Liability in excess of $500,000, or (iv) becomes aware of any basis for any Environmental Liability in excess of

$500,000 and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Sponsor and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Existence; Conduct of Business.  The Sponsor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.3.

Compliance with Laws, Etc. The Sponsor will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Payment of Obligations.  The Sponsor will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Sponsor or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Books and Records. The Sponsor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Sponsor in conformity with GAAP.

Visitation, Inspection, Etc.

The Sponsor will, and will cause each of its Subsidiaries to, permit any representative of the Servicer or any Participant, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Servicer or any Participant may reasonably request after reasonable prior notice to the Sponsor; provided, however, if a Credit Event  or Unmatured Credit Event has occurred and is continuing, no prior notice shall be required. All reasonable expenses incurred by the Servicer and, at any time after the occurrence and during the continuance of a Credit Event, any Participants in connection with any such visit, inspection, audit, examination and discussions shall be borne by the Sponsor.

Maintenance of Properties; Insurance.  The Sponsor will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or it the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.  In addition, and not in limitation of the foregoing, the Sponsor shall maintain and keep in force insurance coverage on its inventory, as is consistent with best industry practices.  The Sponsor shall at all times cause the Servicer to be named as additional insured on all of its casualty and liability policies.

Use of Proceeds and Letters of Credit.  The Sponsor will use the proceeds of all Loans to finance working capital needs, to refinance existing debt, to finance Permitted Acquisitions and for other general corporate purposes of the Sponsor and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.  All Letters of Credit will be used for general corporate purposes.

Additional Subsidiaries.

The Sponsor may, after the Effective Date, acquire or form additional Domestic Subsidiaries so long as the Sponsor, within ten (10) business days after any such Domestic Subsidiary is acquired or formed, (i) notifies the Servicer and the Participants thereof and (ii) causes such Domestic Subsidiary to become a Guarantor by executing agreements in the form of Annex I to the Guaranty Agreement and Annex I to Indemnity and Contribution Agreement and (iii) causes such Domestic Subsidiary to deliver simultaneously therewith similar documents applicable to such Domestic Subsidiary described in Section 13.1 as reasonably requested by the Servicer.

The Sponsor shall not acquire or form any additional Foreign Subsidiaries; provided, however, that the Sponsor may acquire or form additional Subsidiaries incorporated under the laws of Canada so long as the Sponsor, within ten (10) business days after any such Foreign Subsidiary is acquired or formed, (i) notifies the Servicer and the Participants thereof, (ii) delivers stock certificates and related pledge agreements, in form satisfactory to a collateral agent acceptable to the Servicer,  evidencing the pledge of 66% (or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding capital stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding capital stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each such Subsidiary directly owned by the Sponsor or any Domestic Subsidiary to secure the Guaranteed Obligations, (iii) causes such  Subsidiary to deliver simultaneously therewith similar documents applicable to such Foreign Subsidiary described in Section 13.1 as reasonably requested by the Servicer, and (iv) the Servicer enters into an intercreditor agreement, in form and substance satisfactory to the Required Participants, with all other creditors of the Sponsor having a similar covenant with the Sponsor.

Post-Closing Requirements.  The Sponsor will, and will cause each of Subsidiaries to:

No later than forty-five (45) days after the Closing Date, deliver to Servicer copies of organizational papers of Aaron Rents, Inc. Puerto Rico (“ARPR”), certified as true and correct by the Department of State of the Commonwealth of Puerto, and a certificate from the Department of State of Puerto Rico certifying ARPR’s good standing as a corporation in Puerto Rico.

(b) No later than forty-five (45) days after the Closing Date, deliver to Servicer a favorable written opinion Puerto Rico counsel to ARPR, in a form satisfactory to Servicer and each Participant and covering such matters of Puerto Rico law relating to the transactions contemplated hereby as the Servicer may reasonably request.

FINANCIAL COVENANTS

The Sponsor covenants and agrees that so long as either of the Commitments remains outstanding or any Loans remain outstanding or the Sponsor has any obligations under the Operative Documents, and until the full and final payment of all indebtedness of all Borrowers incurred pursuant to the Loan Documents and unless otherwise consented to in writing by the Required Participants:

Total Debt to EBITDA Ratio.  The Sponsor and its Subsidiaries shall maintain, as of the last day of each fiscal quarter of the Sponsor, commencing with the fiscal quarter ending June 30, 2004, a Total Debt to EBITDA Ratio of not greater than 3.00:1.00.

Total Adjusted Debt to Total Adjusted Capital Ratio.  The Sponsor and its Subsidiaries shall maintain, as of the last day of each fiscal quarter of the Sponsor, commencing with the fiscal quarter ending June 30, 2004, a Total Adjusted Debt to Total Adjusted Capital Ratio of not greater than 0.60:1.00.

Fixed Charge Coverage Ratio.  The Sponsor and its Subsidiaries shall maintain, as of the last day of each fiscal quarter of the Sponsor, commencing with the fiscal quarter ending June 30, 2004, a Fixed Charge Coverage Ratio of not less than 2:00 to 1:00.

Minimum Consolidated Net Worth.  The Sponsor and its Subsidiaries shall maintain a Consolidated Net Worth of an amount equal to the sum of (i) $338,340,000, plus (ii) 50% of cumulative positive Consolidated Net Income accrued during each fiscal quarter ending thereafter, since the end of such fiscal quarter of the Sponsor, commencing with the fiscal quarter ending June 30, 2004, plus (iii) 100% of the net proceeds from any public or private offering of common stock of the Sponsor after the Closing Date, calculated quarterly on the last day of each fiscal quarter; provided, that if Consolidated Net Income is negative in any fiscal quarter the amount added for such fiscal quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous fiscal quarter.  Promptly upon the consummation of any offering of common stock of the Sponsor, the Sponsor shall notify the Servicer in writing of the amount of the proceeds thereof.

NEGATIVE COVENANTS

The Sponsor covenants and agrees that so long as either of the Commitments remains outstanding or any Loans remain outstanding or the Sponsor has any obligations under the Operative Documents, and until the full and final payment of all indebtedness of all Borrowers incurred pursuant to the Loan Documents and unless otherwise consented to in writing by the Required Participants:

Indebtedness.  The Sponsor will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

Indebtedness created pursuant to the Operative Documents;

Indebtedness existing on the date hereof and set forth on Schedule 8.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

Indebtedness of the Sponsor or any Subsidiary incurred after the Effective Date to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $15,000,000 at any time outstanding;

Indebtedness of the Sponsor owing to any Credit Party and of any Credit Party owing to the Sponsor or any other Credit Party;

Guarantees by the Sponsor of Indebtedness of any Credit Party and by any Credit Party of Indebtedness of the Sponsor or any other Credit Party;

Indebtedness under the Revolving Credit Agreement;

Indebtedness or contingent liability under the Synthetic Lease Documents provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $25,000,000 at any one time;

Guarantees by the Sponsor of Indebtedness of certain franchise operators of the Sponsor, provided such guarantees are given by the Sponsor in connection with (1)  loans made pursuant to the terms of this Agreement, (2) loans made pursuant to the SouthTrust Loan Facility Agreement in an aggregate principal amount not to exceed $250,000, and (3) loans made by SunTrust Bank to finance the purchase of equity interests in certain franchises of the Sponsor in an aggregate principal amount not to exceed $10,000,000;

endorse negotiable instruments for collection in the ordinary course of business;

Guarantees by Sponsor of Indebtedness of Foreign Subsidiaries, provided that the amount of such Guaranteed Indebtedness, together with the principal amount any loans to Foreign Subsidiaries permitted to be made under clause (l) below, does not exceed $10,000,000 at any time;

Loans by Sponsor to its Foreign Subsidiaries, provided that the amount of such loans, together with the amount of Guaranteed Indebtedness permitted to be incurred under clause (j) above, does not exceed $10,000,000 at any time; and

Indebtedness in the aggregate principal amount of $50,000,000 as evidenced by the 6.88% Senior Notes of Sponsor issued pursuant to the Note Purchase Agreement, together with any Guarantees of such Indebtedness by any Subsidiaries of Borrower; and

other unsecured Indebtedness in an aggregate principal amount not to exceed $30,000,000 at any time outstanding.

Negative Pledge.  The Sponsor will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

Permitted Encumbrances;

any Liens on any property or asset of the Sponsor or any Subsidiary existing on the Effective Date set forth on Schedule 8.2; provided, that such Lien shall not apply to any other property or asset of the Sponsor or any Subsidiary;

purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 8.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets together with all interest, fees and costs incurred in connection therewith;

any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Sponsor, (ii) existing on any asset of any Person at the time such Person is merged with or into the Sponsor or any Subsidiary of the Sponsor or (iii) existing on any asset prior to the acquisition thereof by the Sponsor or any Subsidiary of the Sponsor; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of this Section; provided, that the principal amount of the Indebtedness  secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; and

Liens granted under the Synthetic Lease Documents in the real or personal property financed thereunder and in certain related rights of the Sponsor to secure the Sponsor’s indebtedness and liabilities under the Synthetic Lease Documents to the extent permitted under Section 8.1;

Liens securing the obligations of the Sponsor under the Revolving Credit Agreement; and

Liens on shares of stock of any Foreign Subsidiary to the extent that the Guaranteed Obligations are secured pari passu with any other Indebtedness or obligations secured thereby.

Fundamental Changes.

The Sponsor will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Sponsor or any Subsidiary may merge with a Person if the Sponsor (or such Subsidiary if the Sponsor is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary or the Sponsor; provided, however, that if the Sponsor is a party to such merger, the Sponsor shall be the surviving Person, provided, further, that if any Subsidiary to such merger is a Guarantor, the Guarantor shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Sponsor or to a Guarantor, (iv) Aaron Rents Puerto Rico, Inc. may liquidate or dissolve into the Sponsor if the Sponsor determines in good faith that such liquidation or dissolution is in the best interests of the Sponsor and is not materially disadvantageous to the Participants, (v) any other Subsidiary may liquidate or dissolve if the Sponsor determines in good faith that such liquidation or dissolution is in the best interests of the Sponsor, is not materially disadvantageous to the Participants, and such Subsidiary dissolves into another Guarantor or the Sponsor; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 8.4.

The Sponsor will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Sponsor and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Investments, Loans, Etc.  The Sponsor will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 8.4 (including Investments in Subsidiaries);

Permitted Investments;

Permitted Acquisitions;

Investments made by the Sponsor in or to any other Credit Party and by any other Credit Party to the Sponsor or in or to another Credit Party;

loans or advances to employees, officers, directors or stockholders of the Sponsor or any Subsidiary in the ordinary course of business; provided, however, that the aggregate amount of all such loans and advances does not exceed $350,000 at any time;

loans to franchise operators and owners of franchises acquired or funded pursuant to this Agreement;

acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to any Guarantor or any of their Subsidiaries;

loans to Foreign Subsidiaries to the extent permitted under Section 8.1;

loans to franchise operators to extent permitted under Section 8.1; and

other Investments not to exceed $10,000,000 at any time;

Restricted Payments.  The Sponsor will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the Guaranteed Obligations of the Sponsor or any options, warrants, or other rights to purchase such common stock or such subordinated Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for  (i) dividends payable by the Sponsor solely in shares of any class of its common stock, (ii) Restricted Payments made by any Guarantor to the Sponsor or to another Guarantor and (iii) so long as no Credit Event or Unmatured Credit Event has occurred and is continuing at the time such dividend is paid or redemption or stock purchase is made, dividends, distributions, redemptions and stock repurchases paid in cash which do not exceed fifty percent (50%) of Consolidated Net Income of Sponsor (if greater than $0) for the immediately preceding Fiscal Year; provided, that if the aggregate amount of all such dividends and distributions paid in cash in any Fiscal Year are less than the amount permitted by clause (iii) above, the excess permitted amount for such year may be carried forward once to the next succeeding Fiscal Year.

Sale of Assets.  The Sponsor will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than the Sponsor or a Guarantor (or to qualify directors if required by applicable law), except (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business; (b) the sale of inventory and Permitted Investments in the ordinary course of business, (c) sales and dispositions permitted under Section 8.3(a) and sale and leaseback transactions permitted under Section 8.9, and (d)  other sales of assets not to exceed $10,000,000 in book value in the aggregate.

Transactions with Affiliates.  The Sponsor will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Sponsor or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Sponsor and its wholly-owned Subsidiaries not involving any other Affiliates and (c) any Restricted Payment permitted by Section 8.5.

Restrictive Agreements.  The Sponsor will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Sponsor or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Sponsor or any other Subsidiary, to Guarantee Indebtedness of the Sponsor or any other Subsidiary or to transfer any of its property or assets to the Sponsor or any Subsidiary of the Sponsor; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Transaction Document, the SouthTrust Loan Facility Agreement, or the Note Purchase Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

Sale and Leaseback Transactions.  The Sponsor will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided, however, the Sponsor may engage in such sale and leaseback transactions so long as the aggregate fair market value of all assets sold and leased back does not exceed $30,000,000 during the term of this Agreement.

Amendment to Material Documents. The Sponsor will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights in a manner materially adverse to the Participants under its certificate of incorporation, bylaws or other organizational documents.

Accounting Changes.  The Sponsor will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Sponsor or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Sponsor.

CREDIT EVENTS AND REMEDIES

In the event that:

the Sponsor shall fail to pay any amount due hereunder; or

any representation or warranty made or deemed made by or on behalf of the Sponsor or any Subsidiary in or in connection with this Agreement or any other Operative Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Servicer or the Participants by any Credit Party or any representative of any Credit Party pursuant to or in connection with this Agreement or any other Operative Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

the Sponsor shall fail to observe or perform any covenant or agreement contained in Sections 6.1, 6.2, 6.3 (solely with respect to the Sponsor’s existence) or Articles VII or VIII; or

any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses 9.1, 9.2 and 9.3 above), and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Sponsor becomes aware of such failure, or (ii)  notice thereof shall have been given to the Sponsor by the Servicer or any Participant; or

any event of default (after giving effect to any grace period) shall have occurred and be continuing under the Revolving Credit Documents or, the SouthTrust Loan Facility Agreement or all or any part of the obligations due and owing under the Revolving Credit Agreement or the obligations due and owing under the SouthTrust Loan Facility Agreement are accelerated, is declared to be due and payable is required to be prepaid or redeemed, in each case prior to the stated maturity thereof;

the Sponsor or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other  than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

the Sponsor or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect  or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Sponsor or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting  any of the foregoing; or

an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Sponsor or any Subsidiary or its debts, or any substantial part of its assets,  under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect  or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Sponsor or any Subsidiary or for a substantial part of its assets, and in any such case, such  proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or  ordering any of the foregoing shall be entered; or

the Sponsor or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

an ERISA Event shall have occurred that when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Sponsor and the Subsidiaries in an aggregate amount exceeding $1,000,000 or otherwise having a Material Adverse Effect; or

any judgment or order for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Sponsor or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment  or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

any non-monetary judgment or order shall be rendered against the Sponsor or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and  there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

a Change in Control shall occur or exist; or

any provision of any Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Guarantor, or any Guarantor shall so state in writing, or any Guarantor shall seek to terminate its Guaranty Agreement; or

There shall exist or occur any event of default as provided under the terms of any other Operative Document, or any Operative Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of Sponsor or any other Credit Party, or at any time it is or becomes unlawful for Sponsor or any other Credit Party to perform or comply with its obligations under any Operative Document, or the obligations of Sponsor or any other Credit Party under any Operative Document are not or cease to be legal, valid and binding on Sponsor or any such Credit Party;

then upon the occurrence and during the continuation of any such event (each, a “Credit Event”):

the Servicer may, with the consent of the Required Participants, and upon the written request of the Required Participants, shall, take any or all of the following actions, without prejudice to the rights of the Servicer or any Participant to enforce its claims against Sponsor, any other Credit Party, any Borrower or other obligor with respect to any Loan:  (i) declare the Commitments terminated, whereupon the Commitments shall terminate immediately and any unpaid Commitment Fee shall forthwith become due and payable without any other notice of any kind (with the express understanding that such termination of the Commitments shall not result in a termination of the Participating Commitments of each Participant or of the obligation of the Servicer to fund any Loan Commitment); (ii)  demand that the Sponsor purchase specified or all outstanding Loans and Loan Commitments by paying to the Servicer the Loan Indebtedness of each such Loan and assuming the Servicer’s obligations under each Loan Commitment, whereupon such amount shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Sponsor (with the express understanding the limitations on Sponsor’s guaranty obligations set forth in Article 10 shall not apply); and (iii) take any other action and exercise any other remedy available by contract or at law; provided, that, if a Credit Event specified in Sections 9.7, 9.8 or 9.9 shall occur, the result which would occur upon the giving of notice by the Servicer to any Credit Party, shall occur automatically without the giving of any such notice.

In addition, the Servicer may, with the consent of the Required Participants and shall, upon the written request of the Required Participants, (A) to the extent authorized to do so pursuant to the Established Franchisee Loan Agreements (which authorization is limited to certain specified Credit Events),  (x) cease funding further Advances pursuant to the Established Franchisee Loan Commitments and (y) declare all Loan Indebtedness outstanding pursuant to the Established Franchisee Loan Commitments to be immediately due and payable in accordance with the terms of the applicable Operative Documents and exercise all rights and remedies provided under the Operative Documents, and (B) give notice to the Startup Franchisee Borrowers that the Startup Franchisee Loan Commitments shall be terminated upon the date which is ninety (90) days after receipt by each such Startup Franchisee Borrower of such notice of termination, subject to such Startup Franchisee Borrower’s right to term out advances for the Amortization Period.

GUARANTY

In addition to its obligations upon the occurrence of a Credit Event or a Change of Control and its other obligations pursuant to the Operative Documents, the Sponsor hereby agrees as follows:

Unconditional Guaranty.  The Sponsor hereby unconditionally and irrevocably guarantees to the Servicer, each Participant and any transferee of the Participants, the full and prompt payment of all of the Guaranteed Obligations relating to the Loans and all costs, charges and expenses (including reasonable attorneys’ fees) actually incurred or sustained by the Servicer or any Participant in enforcing the obligations of the Sponsor hereunder or the obligations of the Borrowers under the applicable Operative Documents, subject to the limitations set forth in Section 10.2 below.  If any portion of the Loan Indebtedness with respect to any Defaulted Loan is not paid by the date specified herein, Sponsor hereby agrees to and will immediately pay the same, without resort by Servicer or any Participant  to any other person or party.  The obligation of Sponsor to Servicer and the Participants hereunder is primary, absolute and unconditional, except as may be specifically set forth herein.  This is a guaranty of payment and not of collection.  The obligations of the Sponsor pursuant to this Article 10 constitute a guarantee that is continuing in nature.

The Servicer may, with the consent of the Required Participants and shall, upon the written request of the Required Participants, in the event that the obligations of the Sponsor with respect to a Defaulted Loan have arisen hereunder, request that the Sponsor purchase the Defaulted Loan and related Loan Commitment from the Servicer prior to the acceleration of the Defaulted Loan pursuant to the terms of the applicable Operative Documents for an amount equal to the Loan Indebtedness with respect to such Defaulted Loan, and Sponsor shall promptly upon receipt of such request, but subject to Section 10.2 below, purchase such Defaulted Loan and assume the Loan Commitment related thereto, and such purchase by the Sponsor shall be deemed to be a payment hereunder in such amount.

Limitation on Guaranty of Loans. The obligation of the Sponsor pursuant to this Article 10 with respect to the Loans and Loan Commitments shall be limited, as of any date of determination, to an amount (the “Maximum Amount”) equal to the greater of (a) fifty percent (50%) of the aggregate outstanding principal amount of the Loans on such date (after giving effect to any payments, recoveries on Collateral or other recoveries made by the Servicer or any Participant on such date with respect to the Loans),  (b) three (3) times the largest aggregate amount of all Loan Commitments (or if the Loan Commitments have been terminated, all outstanding Loans) made to any Borrower and its Borrower Group and (c) $25,000,000; provided that, the Maximum Amount shall not on any date of determination exceed the aggregate outstanding Loan Indebtedness of the Loans.  As a material inducement to the Servicer’s and each Participant’s entering into this Agreement, the parties hereto expressly agree that the Maximum Amount shall be redetermined (and the obligation of the Sponsor to pay such replenished Maximum Amount shall be enforceable by the Servicer and the Participants hereunder) on each day that any Loan Indebtedness remains outstanding pursuant to any Loan regardless of (i) any previous payments made by the Sponsor hereunder on any prior date, whether or not constituting the Maximum Amount payable on such prior date, or (ii) the number of prior demands made by the Servicer or the Participants hereunder; provided that, for purposes of calculating the Maximum Amount, (x) any Defaulted Loan for which a demand has previously been made, or deemed to have been made, pursuant to this Section 10.2 shall not be deemed to be outstanding and (y) demand shall automatically be deemed to have been made with respect to each Defaulted Loan on the date on which the Servicer is authorized to make a demand on the Sponsor with respect to such Defaulted Loan pursuant to Section 4.3 of this Agreement unless such Loan Default arises solely from the occurrence of a Credit Event in which case demand shall be deemed to be made only upon receipt of written request from the Servicer.  The foregoing limitation shall not in any way limit the obligation of the Sponsor to purchase the Loans and assume the Loan Commitments relating thereto upon the occurrence of a Credit Event without regard to any limitations set forth in this Article 10.

Continuing Guaranty. The obligations of the Sponsor pursuant to this Article 10 constitute a guarantee which is continuing in nature and shall be effective with respect to the full amount outstanding under all Guaranteed Obligations, now existing or hereafter made or extended, regardless of the amount, subject only to the limitations set forth in the preceding Section 10.2.

Waivers. The Sponsor hereby waives notice of Servicer’s and each Participant’s acceptance of this Agreement and the creation, extension or renewal of any Loans or other Guaranteed Obligations. Sponsor hereby consents and agrees that, at any time or times, without notice to or further approval from Sponsor, and without in any way affecting the obligations of Sponsor hereunder, Servicer and the Participants may, with or without consideration (i) release, compromise with, or agree not to sue, in whole or in part, any Borrower or any other obligor, guarantor, endorser or surety on any Loans or any other Guaranteed Obligations, (ii) renew, extend, accelerate, or increase or decrease the principal amount of any Loans or other Guaranteed Obligations, either in whole or in part, (iii) amend, waive, or otherwise modify any of the terms of any Loans or other Guaranteed Obligations or of any mortgage, deed of trust, security agreement, or other undertaking of any of the Borrowers or any other obligor, endorser, guarantor or surety in connection with any Loans or other Guaranteed Obligations, and (iv) apply any payment received from Borrowers or from any other obligor, guarantor, endorser or surety on the Loans or other Guaranteed Obligations to any of the liabilities of Borrowers or of such other obligor, guarantor, endorser, or surety which Servicer may choose, subject, however, to the rights of Sponsor to bring a separate action for any breach of the Operative Documents pursuant to Section 10.11.

Additional Actions.  Subject to Section 10.11, Sponsor hereby consents and agrees that the Servicer may at any time or times, either with or without consideration, surrender, release or receive any property or other Collateral of any kind or nature whatsoever held by it or for its account securing any Loans or other Guaranteed Obligations, or substitute any Collateral so held by Servicer for other Collateral of like or different kind, without notice to or further consent from Sponsor, and such surrender, receipt, release or substitution shall not in any way affect the obligations of Sponsor hereunder.  Subject to Section 10.11, Servicer shall have full authority to adjust, compromise, and receive less than the amount due upon any such Collateral, and may enter into any accord and satisfaction agreement with respect to the same as Servicer may deem advisable without affecting the obligations of Sponsor hereunder.  Servicer shall be under no duty to undertake to collect upon such Collateral or any part thereof, and Sponsor’s obligations hereunder shall not be affected by Servicer’s alleged negligence or mistake in judgment in handling, disposing of, obtaining, or failing to collect upon or perfect a security interest in, any such Collateral.

Additional Waivers.  Sponsor hereby waives presentment, demand, protest, and notice of dishonor of any of the liabilities guaranteed hereby.  Neither Servicer nor any Participant shall have any duty or obligation (i) to proceed or exhaust any remedy against any Borrower, any other obligor, guarantor, endorser, or surety on any Loans or other Guaranteed Obligations, or any other security held by Servicer or any Participant for any Loans or other Guaranteed Obligations, or (ii) to give any notice whatsoever to Borrowers, Sponsor, or any other obligor, guarantor, endorser, or surety on any Loans or other Guaranteed Obligations, before bringing suit, exercising rights to any such security or instituting proceedings of any kind against Sponsor, any Borrower, or any of them, and Sponsor hereby waives any requirement for such actions by Servicer or any Participant.  Upon default by any Borrower and Servicer’s demand to Sponsor hereunder, Sponsor shall be held and bound to Servicer and each Participant directly as principal debtor in respect of the payment of the amounts hereby guaranteed, such liability of Sponsor being joint and several with each Borrower and all other obligors, guarantors, endorsers and sureties on the Loans or other Guaranteed Obligations, subject, however, to the rights of Sponsor to bring a separate action for any breach of the Operative Documents pursuant to Section 10.11.

Postponement of Obligations.  Until the Loan and other Guaranteed Obligations of any Borrower to the Servicer and the Participants have been paid in full (i) all present and future indebtedness of such Borrower to Sponsor (the “Subordinated Debt”) is hereby postponed to the present and future indebtedness of such Borrower to Servicer and each Participant, and all monies received from such Borrower or for its account by Sponsor with respect to such Subordinated Debt  shall be received in trust for Servicer and the Participants, and promptly upon receipt, shall be paid over to Servicer for distribution to the Participants in accordance herewith until such Borrower’s indebtedness to Servicer and the Participants is fully paid and satisfied, all without prejudice to and without in any way affecting the obligations of Sponsor hereunder; provided that unless a Loan Default or Loan Payment Default has occurred and is continuing, the Sponsor may accept and retain any payments made by any Borrower to the Sponsor in the ordinary course of business, and (ii) Sponsor shall not have any rights of subrogation or otherwise to participate in any security held by the Servicer for any Loan to such Borrower or any other Guaranteed Obligations arising therefrom, and Sponsor hereby waives such rights until such time as such Loan and other Guaranteed Obligations have been paid in full to the Servicer and each Participant (whether by repurchase by the Sponsor, pursuant to this Article 10 or otherwise).

Effect on Additional Guaranties.  The obligations of the Sponsor pursuant to this Article 10 are in addition to, and are not intended to supersede or be a substitute for any other guarantee, suretyship agreement, or instrument which Servicer may hold in connection with any Loans or other Guaranteed Obligations.

Reliance on Guaranty and Purchase Obligation; Disclaimer of Liability Sponsor expressly acknowledges and agrees that each of the Servicer and the Participants, in making its credit decision with regard to the funding of the Loans, will rely solely upon the guaranty and purchase obligation of Sponsor set forth above and that neither the Servicer nor any Participant is under any obligation or duty to perform any credit analysis or investigation with regard to the creditworthiness of any Borrower.  In addition, the Servicer expressly disclaims any responsibility or liability for the authenticity of signatures on any of the Loan Documents (other than the Servicer’s), the authority of the Persons executing the Loan Documents (other than the Servicer) or the enforceability or compliance with laws of any of the Loan Documents.

SPONSOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT SPONSOR’S GUARANTY OBLIGATIONS TO PURCHASE LOANS UNDER THIS AGREEMENT ARE ABSOLUTE AND UNCONDITIONAL.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SPONSOR’S OBLIGATION SHALL NOT BE AFFECTED BY THE EXISTENCE OF ANY DEFAULT BY ANY BORROWER UNDER THE APPLICABLE LOAN DOCUMENTS, ANY EXCHANGE, RELEASE OR NONPERFECTION OF ANY LIEN WITH RESPECT TO ANY COLLATERAL SECURING PAYMENT OF ANY LOAN, THE SUBSTITUTION OR RELEASE OF ANY ENTITY PRIMARILY OR SECONDARILY LIABLE FOR ANY LOAN, ANY LACK OF ENFORCEABILITY OF ANY LOAN DOCUMENT, ANY LAW, REGULATION, OR ORDER OF ANY JURISDICTION AFFECTING ANY LOAN OR LOAN DOCUMENT OR THE RIGHTS OF THE HOLDER THEREOF, ANY CHANGE IN THE CONDITION OR PROSPECTS OF THE SPONSOR, INCLUDING WITHOUT LIMITATION, INSOLVENCY, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING, OR ANY OTHER CIRCUMSTANCE WHICH MIGHT, BUT FOR THE PROVISIONS OF THIS PARAGRAPH, CONSTITUTE A LEGAL OR EQUITABLE DISCHARGE OF SPONSOR’S OBLIGATIONS HEREUNDER. SPONSOR’S OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED BY ANY SET-OFF OR CLAIM WHICH IT MIGHT HAVE AGAINST THE SERVICER OR ANY PARTICIPANT, WHETHER ARISING OUT OF THIS AGREEMENT OR OTHERWISE, BUT SUBJECT TO SECTION 10.12 BELOW.

Reinstatement of Obligations. The obligations of the Sponsor pursuant to the Operative Documents shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof, of principal of, interest on or any other amount with respect to any Loan or any obligation of Sponsor pursuant to the Operative Documents is rescinded or must otherwise be restored by the Servicer or any Participant upon the bankruptcy or reorganization of Sponsor, any Borrower or any guarantor or otherwise.

Right to Bring Separate Action. Nothing contained in this Article 10 shall be construed to affect any other right that Sponsor may otherwise have under this Agreement, or any Operative Document or Loan Documents, at law or in equity to institute an action or assert a claim against the Servicer or any Participant based upon a breach of Servicer’s or such Participant’s obligations set forth in the Operative Documents or Loan Documents or to assert a compulsory counterclaim with respect thereto and any waiver of notice or other matter set forth in this Article 10 shall not affect Sponsor’s right to seek damages arising from the failure of the Servicer to give such notice otherwise required by the terms of the Operative Documents or Loan Documents.

Subordination of Liens.  The Sponsor hereby subordinates the lien and priority of the Sponsor’s existing and future liens and other interests, if any, in and to the Collateral to the Servicer’s existing and future interest in the Collateral under the Loan Documents notwithstanding the time of attachment of the interests of the Sponsor or the Servicer or the time the Loan Indebtedness or the Subordinated Debt is incurred.  Notwithstanding anything to the contrary contained in this Agreement, under applicable law or otherwise, in the event that the liens of the Servicer are at any time unperfected with respect to any or all of the Collateral, the lack of perfection by the Servicer as to any such Collateral shall not affect the validity, enforceability or priority of any lien on the Collateral in favor of the Sponsor.  In any such event, the liens of the Sponsor shall have priority over any and all other Liens in favor of any third party with respect to the Collateral (including, but not limited to any trustee under the Bankruptcy Code) and the Sponsor shall be, and is hereby constituted, as the Servicer’s agent and bailee for purposes of perfection of the Liens of the Servicer in the Collateral such that the Lien in favor of the Sponsor shall be held by the Sponsor for the benefit of the Servicer and the proceeds of any disposition of the Collateral of any Borrower shall be and are in all respects subject to the priority of right to payment and satisfaction of first, the Loan Indebtedness of such Borrower and then, the Subordinated Debt with respect to such Borrower.  The lien priorities provided in this Section shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of either the applicable Loan Indebtedness or the Subordinated Debt, nor by any action or inaction which either  the Servicer or the Borrowers may take or fail to take in respect of the Collateral, except as otherwise provided above in this subsection.

Exercise of Remedies With Respect to Collateral.

Until the Loan Indebtedness of any Borrower has been fully and indefeasibly paid in cash, the Sponsor shall not, without the prior written consent of the Servicer, ask, demand, assign, declare a default under, sue for, liquidate, sell, foreclose, set off, collect, accept a surrender, petition, commence or otherwise initiate any bankruptcy action  (or join any other Person in so doing) against the Borrower or its assets or otherwise realize or seek to realize upon all or any part of the Collateral without the prior written consent of the Servicer or as expressly authorized hereunder. In the event that following the occurrence of a Loan Default, the Servicer may from time to time execute releases, partial releases, terminations, reconveyances, subordinations or other documents releasing or otherwise limiting the Servicer’s interests in the Collateral in connection with the exercise of the Servicer’s remedies or the refinancing of the Defaulted Loan, the Sponsor agrees to execute and deliver at such time such further documents as the Servicer may require to effect a corresponding change to the Sponsor’s position in the same Collateral.

In the event that the Loan Indebtedness of any Defaulted Loan is not repaid or repurchased by the Sponsor as set forth herein, the Servicer, on behalf of the Participants, shall have the exclusive right to exercise and enforce all privileges and rights with respect to the Collateral according to the Servicer’s discretion and the exercise of its business judgment, including, without limitation, the exclusive right to take or retake control or possession of such Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate such Collateral.

Only the Servicer, acting on behalf of the Participants, shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of Collateral following the occurrence of a Loan Default where the Loan Indebtedness is not repaid or repurchased by the Sponsor in accordance with the terms hereof.  In the event the Servicer releases its Liens on all or any part of the Collateral, the Sponsor will, immediately upon the request of the Servicer, release its Liens upon the same Collateral, but only to the extent such Collateral is sold or otherwise disposed of by the Borrower with the consent of the Servicer  or in a commercially reasonable manner by the Servicer or its agents.  The Sponsor will immediately deliver such releases, acknowledgments and other documents as the Servicer may require in connection therewith.

(i)  In exercising its rights pursuant to this Section 10.13, the Servicer agrees that it will not release Liens or Collateral or commence enforcement actions under the Loan Documents without the direction of the Required Participants.  The Servicer agrees to administer the Loan Documents and the Collateral and to make such demands and give such notices thereunder as the Required Participants may request and to take such action to enforce the Loan Documents and to realize upon, collect and dispose of the Collateral as the Required Participants may direct.  The Servicer shall not be required to take any action that is, in its opinion, contrary to law or the terms of the Loan Documents or the Operative Documents or that would, in the opinion of the Servicer, subject it or any of its officers, employees, agents or directors to liability and the Servicer shall not be required to take any action unless and until it is indemnified to its satisfaction by the Participants for any loss, cost or liability resulting from any required action.

(ii)   The Servicer may at any time request directions from the Required Participants as to any course of action or other matter relating hereto or relating to any of the Loan Documents.  Except as otherwise provided in this Agreement, directions of the Required Participants shall be binding on all Participants hereunder.

(iii) Nothing set forth in this Section 10.13 shall modify the rights of the Servicer set forth in Section 3.1.

Rights Of Sponsor Upon Payment; Cooperation By Servicer. Upon receipt by the Servicer of payment in full of the Loan Indebtedness of a Defaulted Loan by Sponsor, Sponsor shall be subrogated to the rights of the Servicer with respect to the Loan and the Servicer shall be deemed to have assigned to Sponsor, and Sponsor shall, to the extent permitted by applicable law, automatically, immediately and without further action by any Person, be entitled to, all rights and remedies that the Servicer may have had against the Defaulted Borrower and any other Persons primarily or secondarily liable on such Defaulted Loan, including without limitation the right to resort to any and all Collateral which secures the Defaulted Loan, and the Sponsor shall, automatically, immediately and without further action, be deemed to have assumed all obligations of the Servicer under the Loan Commitment and the Operative Documents with respect to such Defaulted Loan, and the Servicer shall be released from any further obligations with respect thereto.  The Servicer agrees that, upon receipt of payment in full of the Loan Indebtedness, the Servicer shall:

execute on a timely basis, without recourse, representation or warranty of any kind (except as to its own title), all such instruments and documents as are reasonably requested in order to evidence Sponsor’s rights hereunder or permit Sponsor to exercise such rights;

permit Sponsor at reasonable times and as often as may be reasonably requested to discuss with appropriate Servicer employees and officers the Servicer’s experience, relationships, books, accounts and files and to review the Servicer’s loan files relating to the purchased Defaulted Loan (and Sponsor hereby agrees to keep all such information confidential); and

otherwise reasonably cooperate with Sponsor in the exercise of Sponsor’s rights.

Sponsor shall reimburse the Servicer for its expenses reasonably and actually incurred in complying with this Section.

INDEMNIFICATION

Indemnification.

In addition to the other rights of the Servicer and the Participants hereunder, Sponsor hereby agrees to protect, indemnify and save harmless the Servicer, each Participant, and the officers, directors, shareholders, employees, agents and representatives thereof (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, reasonable attorney fees and costs actually incurred), expenses or disbursements of any kind or nature whatsoever, whether direct, indirect, consequential or incidental, with respect to or in connection with or arising out of (i) the execution and delivery of this Agreement, any other Operative Document or any agreement or instrument contemplated hereby or thereby, including without limitation, the Loan Documents, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (ii) the making or administration of the Loan Commitments, the Loans or any of them, including any violation of federal or state usury or other laws, provided that with respect to clauses (i) and (ii), Sponsor shall have no obligation to indemnify the Servicer and all Participants for more than one (1) counsel’s reasonable fees and expenses, (iii) the enforcement, performance and administration of this Agreement or the Loan Documents or any powers granted to the Servicer hereunder or under any Loan Documents, (iv) any misrepresentation of the Sponsor hereunder, (v) any matter arising pursuant to any Environmental Laws as a result of the Collateral or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether or not the Indemnified Party is a named party thereto, except to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or arise solely from the nonpayment of any Loan Indebtedness notwithstanding the performance by Sponsor of all of its obligations under the Operative Documents relating to such Loan Indebtedness.

Without limiting the generality of the foregoing, and separate and apart from any obligation of Sponsor pursuant to Article 10, Sponsor agrees to indemnify and hold harmless each Indemnified Party from and against, and on demand will pay or reimburse any Indemnified Party for, any and all (i) liabilities arising from a breach of any representation or warranty made by Sponsor hereunder (whether or not Sponsor’s obligations under Article 10 have been satisfied), (ii) any breach by Sponsor of its agreements with the Borrowers, (iii) any overadvance to any Borrower caused by the transfer of ACH transfer instructions from the Aaron’s Proprietary System to the Servicer by Sponsor resulting in aggregate advances to such Borrower in excess of the Loan Commitment to such Borrower, and (iv) any breach by Sponsor of the terms of its MicroACH Service Agreement with the Servicer or any failure by Sponsor to maintain such agreement in full force and effect.

This indemnity shall survive the termination of this Agreement.

Notice Of Proceedings; Right To Defend

Any Person with an indemnification claim (or potential claim) pursuant to Section 11.1 (“Potential Indemnitee”) agrees to notify Sponsor (the “Potential Indemnitor”) in writing within a reasonable time after receipt by it of written notice of the commencement of any administrative, legal or other proceeding, suit or action by a Person (other than Indemnitee or an affiliate thereof), if a claim for indemnification may be made by the Potential Indemnitee against the Potential Indemnitor under this Article 11.

Following receipt by the Potential Indemnitor of any such notice from a Potential Indemnitee, (an “Indemnity Notice”), the Potential Indemnitor shall be entitled at its own cost and expense to investigate and participate in the proceeding, suit or action referred to in the Indemnity Notice.  At such time as the Potential Indemnitor shall have acknowledged in writing to the Potential Indemnitee that it will pay any judgment, damages, or losses incurred by the Potential Indemnitee in the proceeding, suit or action referred to in the Indemnity Notice other than those for gross negligence or willful misconduct on the part of the Potential Indemnitee (at which time the “Potential Indemnitor” shall be deemed to be the “Indemnitor” and the “Potential Indemnitee” shall be deemed to be the “Indemnitee”), the Indemnitor shall be entitled, to the extent that it shall desire, to assume the defense of such proceeding, suit or action, with counsel reasonably satisfactory to the Indemnitee.  If the Indemnitor shall so assume the defense of such proceeding, suit or action, the Indemnitor shall conduct such defense with due diligence and at its own cost and expense.

In the event that the Indemnitor so assumes the defense of such proceeding, suit or action, the Indemnitor shall not be entitled to settle such proceeding, suit or action without the written consent of the Indemnitee, provided that in the event that the Indemnitee does not consent to such settlement not to be unreasonably withheld or delayed (i) the Indemnitor’s indemnification liability in connection with such proceeding, suit or action shall not exceed the amount of such proposed settlement and (ii) Indemnitee shall assume and pay all costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitor from the date that the Indemnitor presented the Indemnitee the terms of the proposed settlement.  An Indemnitor shall not be liable to an

Indemnitee for any settlement of a claim in any proceeding, suit or other action referred to in an Indemnity Notice, consented to by the Indemnitee without the consent of the Indemnitor.

A Potential Indemnitor shall be liable to a Potential Indemnitee for a settlement of a claim in any proceeding, suit or other action referred to in an Indemnity Notice consented to by such Potential Indemnitee only if (i) such Potential Indemnitor first had a reasonable opportunity to investigate such claim and participate in such proceeding, suit or action, (ii) the Potential Indemnitee gave the Potential Indemnitor at least ten (10) Business Days notice of the proposed terms of such settlement prior to entering into such settlement and (iii) the Potential Indemnitor did not acknowledge in writing to the Potential Indemnitee, by the expiration of such ten (10) Business Days period, or such longer period as may be agreed to by the Potential Indemnitee and Potential Indemnitor that it would pay any judgment, damages or losses incurred by the Potential Indemnitee in such proceeding suit or action.

Third Party Beneficiaries  No Persons shall be deemed to be third party beneficiaries of this Agreement.  Except as expressly otherwise provided in this Agreement, this Agreement is solely for the benefit of Sponsor and the Servicer, the Participants and their respective successors and permitted assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

SURVIVAL OF LOAN FACILITY

The terms of this Loan Facility Agreement shall survive the termination of the Commitments hereunder and the termination of any Loan Commitment established pursuant the terms hereof until the indefeasible payment in full of each of the Loans outstanding hereunder and Article 13 shall survive the termination of this Agreement upon such repayment.

CONDITIONS PRECEDENT

This Agreement shall not become effective, the Sponsor shall have no rights under this Agreement and neither the Servicer nor the Participants shall be obligated to take, fulfill or perform any action hereunder, until the following conditions have been fulfilled to the satisfaction of the Servicer:

Receipt of Documents.

The Servicer shall have received the following, each dated as of the Effective Date, in form and substance satisfactory to the Servicer and (except in the case of the Fee Letter) the Participants:

Duly executed counterparts of this Agreement.

Duly executed counterparts of the Servicing Agreement and the Fee Letter.

Duly executed counterparts of the Guaranty Agreement.

A duly executed closing certificate of Sponsor, in form and substance satisfactory to the Servicer and each Participant.

A duly executed certificate of Sponsor identifying the Authorized Signatories, in form and substance satisfactory to the Servicer and each Participant;

Copies of the organizational papers of Sponsor and each Guarantor (other than Aaron Rents, Inc. Puerto Rico), certified as true and correct by the Secretaries of State of their respective States of incorporation, and certificates from the Secretaries of State of such States of incorporation certifying Sponsor’s and each Guarantor’s (other than Aaron Rents, Inc. Puerto Rico) good standing as a corporation in such State.

A certificate of the Secretary or Assistant Secretary of each of Sponsor and each Guarantor certifying (i) the names and true signatures of the officers of Sponsor and each Guarantor authorized to execute the Guaranty Agreement, this Agreement, the Servicing Agreement and the other Operative Documents to be delivered hereunder to which each is a party, (ii) the bylaws of Sponsor and each Guarantor, respectively, and (iii) the resolutions of the Board of Directors of each of Sponsor and each Guarantor, respectively, approving the Operative Documents to which each is a party and the transactions contemplated hereby.

A favorable written opinion of Kilpatrick Stockton, LLP, counsel for Sponsor and Guarantors, in a form satisfactory to the Servicer and each Participant and covering such matters relating to the transactions contemplated hereby as the Servicer may reasonably request.

All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident hereto or delivered in connection therewith shall be satisfactory in form and substance to the Servicer and the Participants.

In addition, each of the Participants shall have received a duly executed Participation Certificate from the Servicer.

Termination of Existing Loan Facility Agreement.  Sponsor shall have terminated the Existing Loan Facility Agreement.

Effectiveness of this Agreement.    Upon this Agreement becoming effective pursuant to Sections 13.1 and 13.2, all Existing Loans, Existing Loan Commitments and Existing Notes shall, to the extent outstanding on the Effective Date, be deemed to be Loans, Loan Commitments and Notes, respectively, outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Loans, Loan Commitments and Notes, or any of the other rights, duties and obligations of the parties hereunder.

THE SERVICER

Appointment of Servicer as Agent.  To the extent of its ownership interest in the Loans, each Participant hereby designates Servicer as its agent to administer all matters concerning the Loans and to act as herein specified.  Each Participant hereby irrevocably authorizes the Servicer to take such actions on its behalf under the provisions of this Agreement, the other Operative Documents, and all other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Servicer by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Servicer may perform any of its duties hereunder by or through its agents or employees.

Nature of Duties of Servicer.  The Servicer shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Operative Documents.  None of the Servicer nor any of its respective officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct.  The Servicer shall not have by reason of this Agreement a fiduciary relationship in respect of any Participant; and nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon the Servicer any obligations in respect of this Agreement or the other Operative Documents except as expressly set forth herein.

Lack of Reliance on the Servicer.

Independently and without reliance upon the Servicer, each Participant, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement, the Servicer shall have no duty or responsibility, either initially or on a continuing basis, to provide any Participant with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

The Servicer shall not be responsible to any Participant for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, the Guaranty Agreement, and Loan Document or any other documents contemplated hereby or thereby, or the financial condition of the Credit Parties or any Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Guaranty Agreement or the other documents contemplated hereby or thereby, or the financial condition of the Credit Parties or any Borrower, or the existence or possible existence of any Unmatured Credit Event or Credit Event.

Certain Rights of the Servicer.  If the Servicer shall request instructions from the Required Participants with respect to any action or actions (including the failure to act) in connection with this Agreement, the Servicer shall be entitled to refrain from such act or taking such act, unless and until the Servicer shall have received instructions from the Required

Participants; and the Servicer shall not incur liability in any Person by reason of so refraining.  Without limiting the foregoing, no Participant shall have any right of action whatsoever against the Servicer as a result of the Servicer acting or refraining from acting hereunder in accordance with the instructions of the Required Participants.

Reliance by Servicer.  The Servicer shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cable gram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person.  The Servicer may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Indemnification of Servicer.  To the extent the Servicer is not reimbursed and indemnified by the Credit Parties, each Participant will reimburse and indemnify the Servicer, ratably according to the respective Pro Rata Shares, in either case, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Servicer in performing its duties hereunder, in any way relating to or arising out of this Agreement or the other Operative Documents; provided that no Participant shall be liable to the Servicer for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Servicer’s gross negligence or willful misconduct.

The Servicer in its Individual Capacity.  With respect to its obligations under this Agreement and the amounts advanced by it, the Servicer shall have the same rights and powers hereunder as any other Participant and may exercise the same as though it were not performing the duties specified herein; and the terms “Participants”, “Required Participants”, or any similar terms shall, unless the context clearly otherwise indicates, include the Servicer in its individual capacity.  The Servicer may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Consolidated Companies or any affiliate of the Consolidated Companies as if it were not performing the duties specified herein, and may accept fees and other consideration from the Consolidated Companies for services in connection with this Agreement and otherwise without having to account for the same to the Participants.

Holders of Participation Certificates.  The Servicer may deem and treat the payee of any Participation Certificate as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Servicer.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Participation Certificate shall be conclusive and binding on any subsequent holder, transferee or assignee of such Participation Certificate or of any Participation Certificate or Certificates issued in exchange therefor.

MISCELLANEOUS

Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopy or similar teletransmission or writing) and shall be given to such party at its address or applicable teletransmission number set forth on the signature pages hereof, or such other address or applicable teletransmission number as such party may hereafter specify by notice to the Servicer and Sponsor.  Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received, or (iv) if given by any other means (including, without limitation, by air courier), when delivered or received at the address specified in this Section; provided that notices to the Servicer shall not be effective until received.

Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the other Operative Documents, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Participants (and in the case of any amendment, the applicable Credit Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Participants do any of the following:  (i) waive any of the conditions specified in Section 2.1 or 11.1, (ii) increase the Participating Commitment Amounts or contractual obligations of the Participants to Servicer or Sponsor under this Agreement, (iii) reduce the principal of, or interest on, the Participation Certificates or any fees hereunder, (iv) postpone any date fixed for the payment in respect of principal of, or interest on, the Participation Certificates or any fees hereunder, (v) agree to release any Guarantor from its obligations under any Guaranty Agreement or the Sponsor from its obligations pursuant to this Agreement, (vi) modify the definition of “Required Participants,” or (vii) modify Section 2.9, Article 4, Article 10 or this Section 15.2.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Servicer in addition to the Participants required hereinabove to take such action, affect the rights or duties of the Servicer under this Agreement or under any other Operative Document or Loan Document.  In addition, notwithstanding the foregoing, the Servicer and the Sponsor may, without the consent of or notice to the Participants, enter into amendments, modifications or waivers with respect to the Servicing Agreement and the Fee Letter as long as such amendments or modifications do not conflict with the terms of this Agreement.

No Waiver; Remedies Cumulative.  No failure or delay on the part of the Servicer or any Participant in exercising any right or remedy hereunder or under any other Operative Document, and no course of dealing between any Credit Party and the Servicer or any Participant shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Operative Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Servicer or any Participant would otherwise have.  No notice to or demand on any Credit Party not required hereunder or under any other Operative Document in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Servicer or the Participants to any other or further action in any circumstances without notice or demand.

Payment of Expenses, Etc.  Sponsor shall:

whether or not the transactions hereby contemplated are consummated, pay all reasonable, out-of-pocket costs and expenses of the Servicer in the administration (both before and after the execution hereof and including reasonable expenses actually incurred relating to advice of counsel as to the rights and duties of the Servicer and the Participants with respect thereto) of, and in connection with the preparation, execution and delivery of, preservation of rights under, enforcement of, and, after a Unmatured Credit Event or Credit Event, refinancing, renegotiation or restructuring of, this Agreement and the other Operative Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Servicer), and in the case of enforcement of this Agreement or any Operative Document after a Credit Event, all such reasonable, out-of-pocket costs and expenses (including, without limitation, the reasonable fees actually incurred and reasonable disbursements and changes of counsel), for any of the Participants; and

Pay and hold the Servicer and each of the Participants harmless from and against any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement, the Participation Certificates, the Loan Documents and any other Operative Documents, any collateral described therein, or any payments due thereunder, and save the Servicer and each Participant harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes.

Right of Setoff.  In addition to and not in limitation of all rights of offset that any Participant may have under applicable law, each Participant shall, upon the occurrence of any Credit Event and whether or not such Participant has made any demand or any Credit Party’s obligations have matured, have the right to appropriate and apply to the payment of any Credit Party’s obligations hereunder and under the other Operative Documents, all deposits of any Credit Party (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Participant or other holder to any Credit Party, whether or not related to this Agreement or any transaction hereunder.

Benefit of Agreement; Assignments; Participations.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that Sponsor may not assign or transfer any of its interest hereunder without the prior written consent of the Participants.

Any Participant may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Participant.

Each Participant may assign all of its interests, rights and obligations under this Agreement (including all of its Participating Commitments and the Funded Participant’s Interest at the time owing to it and the Participation Certificates held by it) to any Eligible Assignee; provided, however, that (i) the Sponsor and the Servicer shall each have given its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) unless such assignment is to an Affiliate of the assigning Participant or, in the case of the Sponsor, unless a Credit Event has occurred and is continuing hereunder, (ii) unless the Participant is assigning its entire Participating Commitment, the Participating Commitment Amount of the assigning Participant subject to each assignment (determined as of the date the assignment and acceptance with respect to such assignment is delivered to the Servicer) shall not be less than the lesser of (x) 50% of the amount of its Original Participating Commitment or (y) $1,000,000 and shall be divided pro rata between the two Facilities, and (iii) the parties to each such assignment shall execute and deliver to the Servicer an Assignment and Acceptance, together with the Participation Certificate subject to such assignment and, unless such assignment is to an Affiliate of such Participant, a processing and recordation fee of $1,000.  Within ten (10) Business Days after receipt of the notice and the Assignment and Acceptance, Servicer shall execute and deliver, in exchange for the surrendered Participation Certificate, a new Participation Certificate to the order of the assignor and such assignee in a principal amount equal to the applicable Participating Commitment Amount retained and assumed by it, respectively, pursuant to such Assignment and Acceptance.  Such new Participation Certificate shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Participation Certificate, shall be dated the date of the surrendered Participation Certificate which it replaces, and shall otherwise be in substantially the form attached hereto.

Each Participant may, without the consent of Sponsor or the Servicer, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Participating Commitment and the Funded Participant’s Interest owing to it), provided, however, that (i) no Participant may sell a participation in its Participating Commitment (after giving effect to any permitted assignment hereof) unless it retains an aggregate exposure of 25% of its original Participating Commitment Amount, provided, however, sales of participations to an Affiliate of such Participant shall not be included in such calculation; provided, however, no such maximum amount shall be applicable to any such participation sold at any time there exists an Credit Event hereunder, (ii) such Participant’s obligations under this Agreement shall remain unchanged, (iii) such Participant shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iv) the participating bank or other entity shall not be entitled to the benefit (except through its selling Participant) of the cost protection provisions contained in Article 2 of this Agreement, and (v) Sponsor, Servicer and the other Participants shall continue to deal solely and directly with each Participant in connection with such Participant’s rights and obligations under this Agreement and the other Operative Documents, and such Participant shall retain the sole right to enforce the obligations of Sponsor relating to the Loans and to approve any amendment, modification or waiver of any provisions of this Agreement (other than an amendment requiring approval of 100% of the Participants).  Each Participant shall promptly notify in writing the Servicer and the Sponsor of any sale of a participation hereunder and shall certify to Sponsor and Servicer its compliance with the terms hereof.

Any Participant or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to Sponsor or the other Consolidated Companies furnished to such Participant by or on behalf of Sponsor or any other Consolidated Company.  With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree to use the information only for the purpose of making any necessary credit judgments with respect to this credit facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States.  The proposed participant or assignee shall agree not to disclose any of such information except (i) to directors, employees, auditors or counsel to whom it is necessary to show such information, each of whom shall be informed of and shall acknowledge the confidential nature of the information, (ii) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over such entity, or as otherwise required by law (provided prior notice is given to Sponsor and the Servicer unless otherwise prohibited by the subpoena, order or law), and (iii) upon the request or demand of any regulatory agency or authority with proper jurisdiction.  The proposed participant or assignee shall further agree to return all documents or other written material and copies thereof received from any Participant, the Servicer or Sponsor relating to such confidential information unless otherwise properly disposed of by such entity.

Any Participant may at any time assign all or any portion of its rights in this Agreement to a Federal Reserve Bank; provided that no such assignment shall release the Participant from any of its obligations hereunder.

Notwithstanding any provision of this Agreement to the contrary, the Servicer, together with its Affiliates, shall at all times retain a Participating Commitment in an amount at least equal to 20% of the aggregate principal amount of all outstanding Loan Commitments.

Governing Law; Submission to Jurisdiction.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT MAY BE BROUGHT IN THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, OR ANY OTHER COURT OF THE STATE OF GEORGIA OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF GEORGIA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, SPONSOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND SPONSOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

Nothing herein shall affect the right of the Servicer, any Participant, or any Credit Party to commence legal proceedings or otherwise proceed against Sponsor in any other jurisdiction.

Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Severability. In case any provision in or obligation under this Agreement or the other Operative Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Unmatured Credit Event or an Credit Event if such action is taken or condition exists.

No Joint Venture. Nothing in this Agreement, the Servicing Agreement or any of the Loan Documents shall be construed as constituting Sponsor and the Servicer or any Participant as partners or joint venturers or as creating the relationship of employer and employee, master and servant, principle and agent, or franchisor or franchisee between Sponsor and the Servicer or any Participant.  Neither Sponsor nor Servicer or any Participant shall have any right or authority to bind the other party or to assume or create any obligation or responsibility, express or implied, on behalf of the other party or in the other party’s name.  All rights, duties and obligations under this Agreement and the Operative Documents are exclusively for the benefit of Sponsor and the Servicer and Participants, as the case may be, and shall not be deemed to affect any agreement between either of such parties and any third party (including, without limitation, any Borrower).

Repurchase Right. Sponsor may at any time (upon thirty (30) days’ prior written notice to Servicer) purchase from Servicer all Loans and Loan Commitments and all rights, titles and interests of the Servicer and the Participants in and to the Loan Documents and the Collateral relating thereto for a purchase price (payable in immediately available funds) equal to the aggregate Loan Indebtedness, plus all amounts otherwise owing by the Sponsor pursuant to the Operative Documents, and the Servicer shall assign, without recourse, representation or warranty (except as to its own title), its right, title and interest therein to Sponsor upon the Servicer’s receipt of such purchase price.  Thereafter, Servicers shall have no responsibility with respect to any Loans or Loan Commitments.

Confidentiality. Each Participant agrees that it will maintain in confidence and will not disclose, publish or disseminate, to any Person, any confidential information which it has or shall acquire during the term of this Agreement relating to the business, operations and condition, financial or otherwise of the Sponsor or any Borrower, except that such information may be disclosed by such Participant if and to the extent that:

such information is in the public domain at the time of disclosure;

such information is required to be disclosed by subpoena or similar process of applicable law or regulations;

such information is required to be disclosed to any regulatory or administrative body or commission to whose jurisdiction such Participant or any of its Affiliates may be subject;

such information is disclosed to counsel, auditors or other professional advisors to such Participant or to affiliates of such Participant provided that such affiliates agree to keep such information confidential as set forth herein;

such information is disclosed with the prior written consent of the Sponsor or the relevant Borrower, as the case may be, which consent shall not be unreasonably withheld or delayed;

such information is disclosed in connection with any litigation or dispute between such Participant and the Sponsor or any Borrower concerning the Operative Documents or the Loan Documents of such Borrower;

such information is disclosed in connection with a prospective assignment, grant of a participation interest in or other transfer by such Participant of any of its interest in the Operative Documents, provided that the Person to whom such information shall be disclosed shall have agreed to keep such information confidential as set forth herein;

such information was in the possession of such Person or such Person’s affiliates without obligation of confidentiality prior to such Participant furnishing it to such Person; or

such information is received by such Participant, without restriction as to its disclosure or use, from a Person, who, to such Participant’s knowledge or reasonable belief, was not prohibited from disclosing it by any duty of confidentiality.

Each Participant agrees to use its best efforts to give the Sponsor prompt notice of any subpoena or similar process referred to in clause (ii) above, provided that such Participant shall have no liability in event such notice is not given.

Headings Descriptive; Entire Agreement. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.  This Agreement, the other Operative Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.

[Signatures Set Forth on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Address for Notices:	AARON RENTS, INC.

309 East Paces Ferry Road, NE	By:	/s/ Gilbert L. Danielson
Atlanta, Georgia 30305		Gilbert L. Danielson
Attn: Gilbert L. Danielson		Executive Vice President and
Telecopy: 404-240-6584		Chief Financial Officer

[Corporate Seal]

Address for Notices:	SUNTRUST BANK, as Servicer

303 Peachtree Street NE, 2nd Floor
Atlanta, Georgia 30308
Attention: Aaron Rents Program Manager	By:	/s/ Donald M. Thompson
Telecopy No. (404) 724-3716		Title: Director

with a copy to:

303 Peachtree Street NE, 2nd Floor
Atlanta, Georgia 30308
Attention: Don Thompson

Address for Notices:	SUNTRUST BANK

303 Peachtree Street, NE, 2nd Floor
Atlanta, Georgia 30308
Attention: Aaron Rents Program Manager	By:	/s/ Donald M. Thompson
Telecopy No.: (404) 724-3716		Name: Donald M. Thompson
Title: Director
with a copy to:

303 Peachtree Street NE, 3rd Floor
Atlanta, Georgia 30308
Attention: Don Thompson

Address for Notices:	WACHOVIA BANK, NATIONAL ASSOCIATION

Global Capital Markets
1339 Chestnut St., PA 4843	By:	/s/ Anthony D. Braxton
Philadelphia, PA 19107		Name: Anthony D. Braxton
Attn: Anthony Braxton		Title: Director

Telecopy: (267) 321-6700

Address for Notices:	SOUTHTRUST BANK

600 West Peachtree Street	By:	/s/ R. Fontenot
22nd Floor	Name:	R. Fontenot
Atlanta, Georgia 30308	Title:	Vice President
Attn: Ronald Fontenot
Telecopy: (404) 853-5766

Address for Notices:	REGIONS BANK

One Glenlake Parkway	By:	/s/ Stephen H. Lee
Suite 400	Name:	Stephen H. Lee
Atlanta, GA 30328	Title:	Senior Vice President
Attn: Stephen H. Lee
Telecopy: (770) 481-4395

Address for Notices:	BRANCH BANKING & TRUST CO.

950 East Paces Ferry Rd.	By:	/s/ Paul E. McLaughlin
Atlanta, GA 30326	Name:	Paul E. McLaughlin
Attn: Paul McLaughlin	Title:	Senior Vice President
Telecopy: (404) 442-5087

Schedule 1.1(a)

Pricing Grid

	Total Debt to EBITDA
(Basis Points Per Annum) Program Pricing	Level I < 1.50	Level II > 1.50 & < 2.00	Level III > 2.00 & < 2.50	Level IV > 2.50
Startup Franchisee Margin	137.5	150.0	175.0	200.0
Established Franchisee Margin	162.5	175.0	200.0	225.0
Applicable Percentage	15.0	20.0	25.0	30.0

Schedule 1.1(b)

Participant Commitments

Participant	Commitment Amount

SunTrust Bank	$29,117,647.00
Wachovia Bank, National Association	$25,882,353.00
SouthTrust Bank	$22,647,059.00
Regions Bank	$19,411,765.00
Branch Banking & Trust Co.	$12,941,176.00

SERVICING AGREEMENT

THIS SERVICING AGREEMENT (this “Servicing Agreement”) dated as of this 28th day of May 2004, by and between AARON RENTS, INC., a Georgia corporation (“Sponsor”), and SUNTRUST BANK, a Georgia banking corporation (the “Servicer”).

PREAMBLE

WHEREAS, Sponsor and Servicer, in order to establish a loan facility to make loans to certain franchisees of Sponsor, are entering into the Loan Facility Agreement and Guaranty, dated as of the date hereof (as hereafter amended or modified, the “Loan Facility Agreement”), by and among Sponsor, Servicer and the other financial institutions from time to time party thereto (together with SunTrust, the “Participants”);

WHEREAS, in order to expedite the ongoing operations of the loan facility, Sponsor and Servicer wish to enter into an agreement to set forth certain procedures and other operational matters, as well as certain agreements regarding fees;

WHEREAS, Sponsor and Servicer wish to enter into this Agreement to set forth their understandings regarding such matters, all as more particularly set forth below;

NOW, THEREFORE, upon the terms and conditions hereinafter stated, the parties, intending to be legally bound, hereby agree as follows:

1.   DEFINITIONS

In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Aaron’s Proprietary System” means Sponsor’s proprietary software point of sale system, as modified from time to time, used by Sponsor and the Borrowers.

“ACH Authorization” means an authorization from a Borrower to automatically debit Loan payments from a deposit account of such Borrower, substantially in the form of Exhibit A.

“Agreement” means this Servicing Agreement, either as originally executed or as it may hereafter be amended, restated, modified or supplemented from time to time.

“Approved Invoice” means an invoice for the aggregate purchase price of Merchandise purchased by a Franchisee Borrower with a purchase order approved by the Sponsor as provided in this Agreement.

“Asset Disposition Invoice” shall have the meaning set forth in Section 2.5.

“Authorized Signatory” means an officer of the Sponsor named in the most recent Certificate Regarding Authorized Signatories delivered to Servicer.

“Calculation Period” means, initially, the period commencing on May 28, 2004 and ending on June 30, 2004 and thereafter, the period commencing on the last day of the preceding Calculation Period and ending on the third Payment Date thereafter.

“Commitment Letter” means a letter from Servicer to a potential Startup Franchisee named in a Funding Approval Notice, substantially in the form of Exhibit C, whereby Servicer agrees to establish a Loan Commitment in favor of such Franchisee upon the terms and conditions set forth therein and in the Operative Documents.

“Corporate Authorization” means, with respect to any Borrower which is a corporation, certifications as to authorized signatories and corporate action with respect to the Loan in the form attached hereto as Exhibit D.

“Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable on customary terms in the ordinary course of business), (ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) financial obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kinds referred to in clauses (i) through (iii) above.

“Debt Service” means, for any particular Borrower and period, the aggregate amount of all payments of principal (excluding any payments of principal required to be made under this Servicing Agreement as a result of any Asset Disposition), interest and fees required to be made by such Borrower with respect to its Debt during such period to the extent that such Debt arises pursuant to such Borrower’s Loan Agreement or any other financing arrangement with respect to Merchandise.

“Default Interest Rate” means the annual percentage interest rate applied to any principal amount outstanding pursuant to a Loan Commitment not paid when due under the terms of the applicable Loan Documents, which rate shall equal the sum of 2% per annum above the Borrower Rate.

“Default Waiver Letter” means a waiver letter sent to any Borrower by Servicer upon the request of Sponsor in the form attached hereto as Exhibit B.

“EBIT” means, with respect to Borrower, for any period, (i) net income of Borrower for such period, plus (ii) to the extent deducted in determining net income, interest and taxes based on income for such period, each as determined in accordance with GAAP consistently applied.

“Financing Statement” means, with respect to a Loan, a document which among other things, describes the Borrower and the Collateral, the proper filing of which perfects a security interest in the Collateral described therein under the laws of the state in which such document is filed.

“Funding Approval Notice” means a written notice to Servicer from Sponsor setting forth the conditions of a proposed Loan Commitment, consistent with the requirements therefor as set forth in this Agreement, and containing such information and in substantially the form of Exhibit E.

“Legal Forms” shall have the meaning set forth in Section 2.2.

“Loan Account” means the internal bank loan account established by each Franchisee Borrower with the Servicer.

“Net Book Value” means, for any item of Merchandise, the cost of such Merchandise less accumulated depreciation as calculated in accordance with the Aaron’s Proprietary System.

“Personal Guaranty” means any guaranty from a principal or member of a Borrower substantially in the form of Exhibit F.

“Prime Rate” means the per annum rate of interest designated from time to time by Servicer to be its prime rate, with any change in the rate of interest resulting from a change in the Prime Rate to be effective as of the opening of business of Servicer on the day of such change.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate of interest that is being offered by Servicer to its borrowers.

“Servicing Fee” shall have the meaning set forth in Section 2.14.

“Sponsor’s Fee” shall have the meaning set forth in Section 2.14.

“Spousal Consent” shall mean any agreement provided by the spouse of any Person executing a Guaranty to the extent such spouse has not personally executed a Guaranty, to be substantially in the form provided by the Servicer.

“State” means any State of the United States of America and the District of Columbia.

“Store Opening Information Sheet” shall mean a document substantially in the form of Exhibit G, completed by Sponsor with respect to a Borrower.

“Subordination Agreement” shall have the meaning set forth in Section 2.2(e).

“Tangible Net Worth” means, with respect to any Borrower as of any date of determination, the excess of the total assets of such Borrower over the Total Liabilities of such Borrower, determined in accordance with GAAP consistently applied, excluding from the calculation of total assets the notes receivables from shareholders of such Borrower and including in such calculation of total assets the franchise fees, as shown on the balance sheet of such Borrower as of such date.

“Total Liabilities” means, with respect to any Borrower, as of any date of determination, total liabilities determined in accordance with GAAP consistently applied, but excluding therefrom, Debt of such Borrower which is subordinated to the Loan Indebtedness owing to Servicer pursuant to a Subordination Agreement.

“UCC” means the Uniform Commercial Code of the relevant State, as the same may be amended from time to time.

The above definitions apply equally to both the singular and the plural of the terms defined. All terms used herein and not otherwise shall have the meaning ascribed to such terms in the Loan Facility Agreement.

2.   PRE-FUNDING MATTERS; CLOSING OF LOANS

2.1                                 Approval Process.

(a)                                  In the event that Sponsor desires that Servicer establish a Loan Commitment under the Operative Documents, Sponsor shall forward to Servicer an appropriate Funding Approval Notice no later than thirty (30) days prior to the anticipated Closing Date of such Loan Commitment.  Such Funding Approval Notice shall indicate whether the requested Loan Commitment is a Startup Franchisee Loan Commitment or an Established Franchisee Loan Commitment and shall contain the following information:

(i)  the Franchisee’s legal name and State of organization;

(ii)  the amount of the Loan Commitment;

(iii) the applicable interest rate for such Loan;

(iv)  the amount of the Commitment Fee, which shall not exceed 100 basis points;

(v)  a copy of the Franchisee’s executed franchise application authorizing release of all information set forth therein or delivered in connection therewith to Servicer;

(vi)  the Franchisee’s federal tax identification number or social security number;

(vii)  the legal address(es) (including county) of the Franchisee’s residence or principal place of business, each store location, and the site(s) where any Collateral to be pledged as security for the Loan is stored, together with any other corporate or tradenames used by the Franchisee in the last five (5) years;

(viii)  if the Franchisee is a corporation, copies of the Franchisee’s Articles or Certificate of Incorporation, certified by the Secretary of State of its incorporation, copies of the Franchisee’s by-laws and current incumbency certificate, if the Franchisee is a partnership, a copy of the current partnership agreement, if the Franchisee is a limited liability company, a copy of the current operating or limited liability company agreement and if the Franchisee is a sole proprietor, a Statement of Sole Proprietorship in the form provided by Servicer;

(ix)  good standing certificate from the Secretary of State in which the Franchisee is organized or formed;

(x)  for any Established Franchisee Loan Commitment, a detailed description of the financial covenants to be included in the Established Franchisee Loan Agreement, including any defined terms used in such financial covenants; and

(xi) such other information as Servicer shall reasonably request, including, without limitation, a listing of all Subsidiaries of the Franchisee, a listing of all Guarantors and a listing of all Permitted Liens.

The Funding Approval Notice shall contain a statement that Sponsor has approved the Franchisee for a franchise license and for participation in the Franchisee Loan Program and shall also state that the Sponsor consents to the liens in favor of Servicer provided for therein.

(b)                                 Upon receipt of the Funding Approval Notice, Servicer shall, as soon as practicable, notify Sponsor if the Funding Approval Notice fails to contain any of the items described in the preceding Section, or if Servicer has any questions relating to such Funding Approval Notice or the information submitted therewith; and

(c)                                  Sponsor shall forward to Servicer a completed Store Opening Information Sheet (i) contemporaneously with the Funding Approval Notice if the Startup Franchisee or Established Franchisee is already a Borrower and (ii) at least ten (10) Business Days prior to the anticipated Closing Date if the Startup Franchisee or Established Franchisee is not presently a Borrower, in each case together with the following additional documents:

(1)                                  a duly executed Landlord’s Waiver for each leased location listed on the Store Opening Information Sheet where the financed Merchandise is located, substantially in the form of Exhibit H; and

(2)                                  complete legal descriptions for each leased location listed on the Store Opening Information Sheet where the financed Merchandise is located.

If Sponsor fails to deliver any of the foregoing items to the Servicer, the Servicer shall have no obligation to maintain such items in its files or to notify Sponsor that such items have not been received by Servicer.

2.2                                 Loan Documentation; Collateral.

Upon receipt of a completed Store Opening Information Sheet, Servicer shall proceed to document the Loan and shall forward such documentation to the applicable Franchisee for signature within ten (10) Business Days after receipt of the Store Opening Information.  Each Loan made pursuant to this Agreement shall be evidenced by the following documentation in such form as is set forth in the Exhibits to the Operative Documents for the applicable Facility (the “Legal Forms”), with such modifications as Sponsor and Servicer may agree upon from time to time in accordance with the terms hereof:

(a)                                  the Loan Agreement;

(b)                                 the Master Note;

(c)                                  a Personal Guaranty of each Person specified as a Guarantor in the Funding Approval Notice for such Loan, and, if requested by Sponsor and to the extent not prohibited by law, the spouse of such Person;  provided, however, that if such spouse is not providing a Personal Guaranty, a Spousal Consent will be part of the Legal Forms;

(d)                                 a Subordination Agreement from each other debtholder of the Franchisee substantially in the form of Exhibit I (each, a “Subordination Agreement”);

(e)                                  suitable Financing Statements to enable Servicer to perfect the security interest granted to it in the personal property of the Franchisee under the Loan Agreement;

(f)                                    a Corporate Authorization; and

(g)                                 an ACH Authorization.

To the extent that any of the foregoing items (other than the Loan Agreement or Master Note) have been provided by the relevant Franchisee in connection with a prior Loan, Sponsor may waive the requirement that such documents be prepared by the Servicer or executed by the Franchisee.  If the Franchisee is a Startup Franchisee, at the request of the Sponsor set forth in the Funding Approval Notice, the Servicer will prepare a Commitment Letter and forward such Commitment Letter with the Legal Forms to the Franchisee.

In addition, Servicer shall engage a nationally recognized service to perform searches of the Uniform Commercial Code jurisdictions listed by the Sponsor in the Funding Approval Notice.  Prior to the Closing Date, Servicer shall prepare appropriate UCC-1 financing statements to be filed in connection with the Loan and forward the same to the Franchisee for execution.  The Franchisee shall promptly execute and return such financing statements to Servicer for filing.  Upon receipt from Franchisee, the Servicer shall promptly file all such financing statements in the appropriate filing office.

Servicer shall prepare and shall execute the Loan Documents where required and forward copies of the executed documents to the Franchisee and, if requested by the Sponsor, to the Sponsor.  Franchisee shall execute and deliver the Loan Documents to the Servicer  prior to the funding of the initial Advance to such Borrower.  If requested in writing by the Sponsor, the Servicer shall give copies of the executed Loan Documents to Sponsor.  In addition, Sponsor shall cause the Borrower to forward or to have forwarded to Servicer a Certificate of Insurance evidencing the Borrower’s ownership of liability insurance and of property and casualty insurance in an amount not less than the greater of (i) the Loan Commitment, or (ii) the full replacement cost of the Collateral, which certificate shall name Servicer as sole loss payee and additional insured and shall also provide that Servicer shall receive thirty (30) days’ prior written notice at

SunTrust Bank

Strategic Partners Program

Attn: Aaron Rents Program Manager

PO Box 4418

Mail Code 1923

Atlanta, GA 30302

of any lapse, termination or cancellation of the insurance policies referenced on such certificate.  The Servicer shall have no obligation to obtain such Certificate of Insurance or to notify Sponsor of any Borrower’s failure to deliver such Certificate of Insurance or to notify Sponsor of the contents thereof.

2.3                                 Interest on Loans; Terms of Loan Agreements.

(a)                                  Each of the Loans shall bear interest at the Borrower Rate specified by the Sponsor in the applicable Funding Approval Notice and interest on the Loans shall be calculated based upon the actual number of days elapsed in a 360 day year.

(b)                                 Each of the Startup Franchisee Loan Agreements shall require that the applicable Startup Franchisee Borrower thereunder comply with the following financial covenants:

(i)                                     Rental Revenue to Debt Service.  Commencing on the first day of the calendar quarter in which the first day of the 25th month following the Opening Date of the first store location of Borrower occurs and measured as of the last day of the calendar quarter in which such 25th month occurs and on the last day of each calendar quarter thereafter, the ratio of the Borrower’s Rental Revenue to Debt Service for such quarter shall not be less than 2.2:1.0;

(ii)                                  Debt to Rental Revenue.  Commencing on the first day of the calendar quarter in which the first day of the 19th month following the Opening Date of the first store location of any Borrower occurs and measured as of the last day of the calendar quarter in which such 19th month occurs and on the last day of each calendar quarter thereafter, the ratio of the Borrower’s Debt to the Borrower’s Rental Revenue, shall not exceed 5.5:1.0; and

(iii)                               Total Liabilities to Tangible Net Worth.  Commencing on the first day of the 13th month following the Opening Date of the first store location of any Borrower, measured as of the last day of the calendar quarter in which such 13th month occurs and on the last day of each calendar quarter thereafter, the ratio of Borrower’s Total Liabilities to Tangible Net Worth, shall not exceed 6.5:1.0.

With respect to the financial covenants set forth above in subsections (i) and (ii), which are calculated based upon the Opening Date of a store location, the financial information from store locations that have not reached the Opening Date anniversary incorporated into such covenants shall be excluded from such calculations.  Debt Service and Debt attributable to such locations and deducted from the final calculations shall be deducted on a pro rata basis calculated by dividing such stores’ aggregate Net Book Value of Merchandise by the Net Book Value of Merchandise for all store locations.  The financial covenant set forth in subsection (iii) above shall not be applicable to any Startup Franchisee Borrower until the first store location operated by such Startup Franchisee Borrower has been operating for 12 months.  The financial covenants otherwise shall be calculated on a consolidated basis as to all store locations.

(c)                                  Each Established Franchisee Loan Agreement shall require that the applicable Established Franchisee Borrower thereunder comply either with the financial covenants specified by Sponsor in the Funding Approval Notice or with the following financial covenants at the levels specified by Sponsor in the Funding Approval Notice:

(i)                  Debt to EBIT.  Commencing on the first day of calendar quarter in which the first day of the 19th month following the Opening Date of the first store of such Established Franchisee Borrower occurs and measured on the last day of the calendar quarter in which such 19th month occurs and on the last day of each calendar quarter thereafter, the ratio of such Established Franchisee Borrower’s Debt to EBIT for such calendar quarter shall not exceed 16:1.0;

(ii)               Debt to Rental Revenue.  Commencing on the first day of the calendar quarter in which the first day of the 19th month following the Opening Date of the first store location of any Established Franchisee Borrower occurs and measured as of the last day of the calendar quarter in which such 19th month occurs and on the last day of each calendar quarter thereafter, the ratio of such Established Franchisee Borrower’s Debt to the Borrower’s Rental Revenue, shall not exceed 5.5:1.0; and

(iii)            Total Liabilities to Tangible Net Worth.  Commencing on the first day of the 13th month following the Opening Date of the first store location of any Borrower, measured as of the last day of the calendar quarter in which such 13th month occurs and on the last day of each calendar quarter thereafter, the ratio of Borrower’s Total Liabilities to Tangible Net Worth, shall not exceed 5.5:1.0.

With respect to the financial covenants set forth above in subsections (i) and (ii), which are calculated based upon the Opening Date of a store location, the financial information from store locations that have not reached the Opening Date anniversary incorporated into such covenants shall be excluded from such calculations.  Debt attributable to such locations and deducted from the final calculations shall be deducted on a pro rata basis calculated by dividing such stores’ aggregate Net Book Value of Merchandise by the Net Book Value of Merchandise for all store locations. The financial covenants shall otherwise be calculated on a consolidated basis as to all store locations.

In addition, each Established Franchisee Loan Agreement shall provide that the aggregate outstanding principal amount of all Advances made by Servicer with respect to any Established Franchisee Loan Commitment shall not at any time exceed an amount equal to the relevant Established Franchisee Borrowing Base.

To the extent that the financial covenants and definitions are set forth by Sponsor in the Funding Approval Notice in lieu of specifying only the levels at which to set the financial covenants listed in clauses (i) through (iii) above, then the Established Franchisee Borrower shall be required to pay at closing an upfront fee of $5,000, of which $2,500 shall be remitted upon closing to Sponsor and $2,500 shall be retained by Servicer, in addition to the closing fee of $500 per store.

(d)                                 Each of the Loan Agreements shall also provide that the applicable Borrower will submit to Sponsor on a quarterly basis a Compliance Certificate, in the form attached as Exhibit C to the Loan Agreement, presenting the calculation of the financial covenants set forth above, together with monthly, quarterly and annual financial statements, and personal financial statements of all Guarantors.

(e)                                  The Sponsor shall deliver to the Servicer (x) a quarterly inventory reconciliation report showing the amount of Inventory of each Borrower by store as of the last day of each calendar quarter and (y) a quarterly revenue report showing the monthly and quarterly revenues of each Borrower by store during each calendar quarter.

2.4                                 Use of Loan Proceeds; Mechanics of Loan Program for Startup Franchisee Loans.

(a)                                  No later than fifteen (15) days after Servicer’s receipt of the executed Loan Documents, Servicer shall establish a DDA Account for the Franchisee and shall also establish Loan Account for the Franchisee.

(b)                                 Upon establishment of the above-referenced accounts and receipt of the above-referenced Loan Documents, duly executed by the Startup Franchisee Borrower and each Guarantor, and if requested by Sponsor in writing, confirmation by Servicer of its first-priority security interest in the Collateral, Servicer shall notify the Startup Franchisee Borrower and Sponsor that the Startup Franchisee Borrower may request Advances pursuant to the Loan Commitment; provided, however, that the minimum amount of each Advance shall be $500.  Each Advance shall be made by Servicer for the sole purpose of honoring requests from the Startup Franchisee Borrower, made through the Aaron’s Proprietary System, for ACH transfers to suppliers of Merchandise in payment of Approved Invoices, for payment of state sales and use taxes and for payment of freight charges.  The Startup Franchisee Borrowers shall not be authorized to use the DDA Account for any other purpose.

(c)                                  No more frequently than twice each calendar week, each Startup Franchisee Borrower will submit purchase order requests for Merchandise to Sponsor.  In the event that the purchase order is authorized pursuant to the Franchise Agreement, Sponsor will prepare the purchase order and submit the same to the appropriate supplier requested by the Startup Franchisee Borrower.  The supplier will be instructed to ship all Merchandise directly to the Startup Franchisee Borrower and the Startup Franchisee Borrower will be responsible for inspecting all Merchandise and resolving all disputes regarding the Merchandise with such supplier.  The supplier will invoice the Startup Franchisee Borrower for such Merchandise in accordance with normal industry practice.  When the Startup Franchisee Borrower wishes to pay such invoice, the Startup Franchisee Borrower, subject to availability of its Loan Commitment and the minimum borrowing threshold, shall pay such invoice by directing Servicer, through the Aaron’s Proprietary System, to pay such invoice by means of an ACH transfer from its DDA Account.  Any directions for ACH transfers inputted by the Startup Franchisee Borrowers into the Aaron’s Proprietary System prior to 12:00 Midnight (Atlanta, Georgia time) on any Business Day, shall be forwarded to Servicer pursuant to Sponsor’s existing ACH access by 3:30 p.m. (Atlanta, Georgia time) on the next Business Day and, if properly forwarded to Servicer by Sponsor shall be paid by Servicer no later than the second Business Day thereafter, unless Sponsor is otherwise notified by Servicer.

(d)                                 Sponsor hereby acknowledges and agrees that Servicer has no ability to halt an ACH transfer upon the inputting of such transfer request by Sponsor from the Aaron’s Proprietary System into the ACH system (other than the ability to retrieve ACH transfers which are sent to the wrong party or otherwise manifestly erroneous as provided in the ACH Agreement with Sponsor) and Sponsor accepts full responsibility for any overadvance created by such inputting of information.  Upon receipt of the request for an ACH transfer, Servicer shall honor such request by making an Advance pursuant to the Loan Commitment in the amount of such request into the Startup Franchisee Borrower’s DDA Account and automatically forwarding such amount to the supplier by means of an ACH transfer in accordance with the instructions of the Startup Franchisee Borrower passed onto Servicer by Sponsor.

(e)                                  Nothing set forth herein shall be deemed to vary the terms and conditions of the MicroACH Service Agreement by and between Servicer and Sponsor.

2.5                                 Tracking of Collateral for Startup Franchisee Borrowers; Asset Dispositions of Startup Franchisee Borrowers.

All Merchandise financed by Servicer must be serialized via the Aaron’s Proprietary System for appropriate reconciliation of Advances and receipt of Merchandise and for purposes of tracking Asset Dispositions.  Each Startup Franchisee Borrower shall  be obligated to furnish serial numbers for all Merchandise purchased, excluding all Electronic Equipment purchased, directly to Sponsor on a monthly basis (and, if available, on a weekly basis) by transmittal of Startup Franchisee Borrower’s receiving report (containing Aaron’s Proprietary System numbers) directly to Sponsor on the Aaron’s Proprietary System.  Each Startup Franchisee Borrower shall be obligated to furnish serial numbers for all Electronic Equipment purchased, directly to Sponsor on a bi-monthly basis (and, if available, on a monthly basis) no later than the fifth business day of each month by transmittal of such Startup Franchisee Borrower’s receiving report (containing Aaron’s Proprietary System numbers) directly to Sponsor on the Aaron’s Proprietary System. As set forth more fully below, Sponsor will maintain and track such information as agent for Servicer, and Servicer shall at all times have access to such information.

If an Asset Disposition occurs, the Startup Franchisee Borrower shall immediately report such Asset Disposition to Sponsor by means of the Aaron’s Proprietary System, such information to include the Aaron’s Proprietary System numbers, and if assigned, the serial numbers of the Merchandise subject to the Asset Disposition, the Net Book Value of such Merchandise and the proceeds received by the Startup Franchisee Borrower therefrom and whether or not such Asset Disposition constituted an Electronic Equipment Asset Disposition.  Sponsor on a monthly basis shall transmit all such information to

Servicer in summary form to be received by Servicer no later than the twelfth Business Day of each month. In addition, the Sponsor shall transmit to the Servicer information as to the date and aggregate dollar amount of all Advances during the preceding month which constituted Electronic Equipment Advances.  Based solely on such information provided by Sponsor to Servicer, Servicer shall prepare and forward to each Startup Franchisee Borrower, on a monthly basis, an invoice for payment of the aggregate outstanding amount of the Startup Franchisee Loan in an amount equal to the Net Book Value of the Asset Dispositions during the preceding month not applied to Advances made during such month (the “Asset Disposition Invoice”), unless Sponsor notifies the Servicer in writing that it wishes to waive the payment reflected in the Asset Disposition Invoice, which notice must be received by the Servicer at least twelve (12) Business Days prior to the date that the Asset Disposition Invoice is sent.   If the Servicer receives such notice in writing from Sponsor at least twelve (12) Business Days prior to the date that the Asset Disposition Invoice is otherwise to be sent, the Servicer agrees to notify the applicable Borrower that the “Asset Disposition Prepayment” required under its Loan Agreement is waived.  Otherwise, the Asset Disposition Invoice shall be forwarded to the Startup Franchisee Borrowers by Servicer by the 12th day of each calendar month and payment thereof shall be due on the next succeeding Payment Date.

2.6                                 Amortization and Payment of Startup Franchisee Loans.

No more than twelve (12) Business Days after the last day of each calendar month, Sponsor shall determine and report to Servicer the aggregate amount of (i) Electronic Equipment Advances made to each Startup Franchisee Borrower during such month, (ii) the Asset Dispositions made by each Startup Franchisee Borrower during such month and (iii) the Electronic Equipment Asset Dispositions made by each Startup Franchisee Borrowing during such month.  Upon receipt of the foregoing report, Servicer shall determine the aggregate amount of Advances made to each Startup Franchisee Borrower during such month and shall subtract therefrom (i) the Electronic Equipment Advances made to such Startup Franchisee Borrower, (ii) payments received by Servicer from such Startup Franchisee Borrower with respect to Asset Dispositions (other than Electronic Equipment Asset Dispositions) made since the cut-off date for the last monthly invoice to such Startup Franchisee Borrower and (iii) the Excess Electronic Equipment Proceeds (as defined below). The remaining principal amount of Advances made during such month shall be amortized (in accordance with a straight-line amortization schedule) in eighteen (18) equal payments of principal due and payable on the Payment Dates.  On the last day of each calendar month, Servicer shall subtract the payments received by Servicer from each Startup Franchisee Borrower with respect to Electronic Equipment Asset Dispositions made since the cut-off date for the last monthly invoice to such Startup Franchisee Borrower from the aggregate amount of Electronic Equipment Advances made to each Startup Franchisee Borrower (as reported by Sponsor) during such month.  The remaining principal amount of Electronic Equipment Advances made during such month shall be amortized (in accordance with a straight-line amortization schedule) in twenty-four (24) equal payments of principal due and payable on the Payment Dates provided however that in the event Servicer terminates the Startup Franchisee Loan Commitment of such Startup Franchisee Borrower, the remaining amount of such Startup

Electronic Equipment Advances shall be due and payable on the eighteenth Payment Date thereafter.  In the event that the amount of proceeds of Electronic Equipment Asset Dispositions received by Servicer during any month exceeds the amount of Electronic Equipment Advances made during such month, (“Excess Electronic Equipment Proceeds”) such Excess Electronic Equipment Proceeds shall be applied to the outstanding Advances.   On the fifteenth (15th) day of each calendar month, Servicer shall mail to each Startup Franchisee Borrower a detailed bill setting forth the total amount of principal and interest due and summarizing all account activity during the preceding month.  Payments of such principal and interest amount shall be due and payable on the Payment Dates.  Servicer shall have the exclusive right to collect and receive all such payments on the Loans from the Startup Franchisee Borrowers which are due and owing to Servicer.  In the event that Sponsor receives any such payment with respect to the Loans pursuant to the Franchisee Loan Program (other than with respect to Loans purchased by Sponsor or where Sponsor has been subrogated to the rights of Servicer pursuant to the terms of the Sponsor Guaranty), such payments shall be accepted by Sponsor as agent for Servicer and Sponsor shall immediately endorse and forward the same to Servicer.

2.7                                 Prepayment of Startup Franchisee Loans.

Each Startup Franchisee Borrower shall have the right to prepay its Loan in whole or in part upon at least two (2) Business Days’ prior notice to Servicer.  Partial prepayments of any Loan (other than proceeds of Asset Dispositions which shall be applied as set forth in Section 2.5) shall be applied to reduce the current month’s Advance(s) to such Startup Franchisee Borrower with any excess prepayment applied to unpaid principal payments of the Loan in inverse order of maturity.

2.8                                 Use of Loan Proceeds; Mechanics of Loan Program for Established Franchisee Loans.

(a)                                  Following the receipt of the executed Loan Documents with respect to a proposed Established Franchisee Borrower, but prior to the Closing Date of the proposed Loan Commitment, Servicer shall establish a DDA Account for the Franchisee and shall also establish Loan Account for the Franchisee.

(b)                                 Upon establishment of the above-referenced accounts and receipt of the above-referenced Loan Documents, duly executed by the Established Franchisee Borrower and each Guarantor, and if requested by Sponsor, confirmation by Servicer of its first-priority security interest in the Collateral, Servicer shall notify the relevant Established Franchisee Borrower and Sponsor that the Established Franchisee Borrower may request Advances pursuant to the Loan Commitment; provided, however, that the minimum amount of each Advance shall be $500.  Each Advance shall be made by Servicer for the sole purposes of (i) honoring requests from the Established Franchisee Borrower, made through the Aaron’s Proprietary System, for ACH transfers to suppliers of Merchandise in payment of Approved Invoices, and (ii) honoring requests from the Established Franchisee Borrower for Advances made via ACH transfers to an operating account or other location specified by such Established Franchisee Borrower (and granted a vendor identification number by Sponsor) for working capital purposes.  The Established Franchisee Borrowers shall not be authorized to use the DDA Account for any other purpose.

(c)                                  Each Established Franchisee Borrower will submit purchase order requests for Merchandise to Sponsor.  In the event that the purchase order is authorized pursuant to the Franchise Agreement, Sponsor will prepare the purchase order and submit the same to the appropriate supplier requested by the Established Franchisee Borrower.  The supplier will be instructed to ship all Merchandise directly to the Established Franchisee Borrower and the Established Franchisee Borrower will be responsible for inspecting all Merchandise and resolving all disputes regarding the Merchandise with such supplier.  The supplier will invoice the Established Franchisee Borrower for such Merchandise in accordance with normal industry practice.  When the Established Franchisee Borrower wishes to pay such invoice, the Established Franchisee Borrower, subject to availability of its Loan Commitment and the minimum borrowing threshold, shall pay such invoice by directing Servicer, through the Aaron’s Proprietary System, to pay such invoice by means of an ACH transfer from its DDA Account.  Any directions for ACH transfers inputted by the Established Franchisee Borrowers into the Aaron’s Proprietary System prior to 12:00 Midnight (Atlanta, Georgia time) on any Business Day, shall be forwarded to Servicer pursuant to Sponsor’s existing ACH access by 3:30 p.m. (Atlanta, Georgia time) on the next Business Day and, if properly forwarded to Servicer by Sponsor shall be paid by Servicer no later than the second Business Day thereafter, unless Sponsor is otherwise notified by Servicer.

(d)                                 Sponsor hereby acknowledges and agrees that Servicer has no ability to halt an ACH transfer upon the inputting of such transfer request by Sponsor from the Aaron’s Proprietary System into the ACH system (other than the ability to retrieve ACH transfers which are sent to the wrong party or otherwise manifestly erroneous as provided in the ACH Agreement with Sponsor) and Sponsor accepts full responsibility for any overadvance created by such inputting of information and has agreed to indemnify Servicer and Participants therefore pursuant to the terms of the Loan Facility Agreement.  Upon receipt of the request for an ACH transfer, Servicer shall honor such request by making an Advance pursuant to the Loan Commitment in the amount of such request into the Established Franchisee Borrower’s DDA Account and automatically forwarding such amount to the supplier by means of an ACH transfer in accordance with the instructions of the Established Franchisee Borrower passed onto Servicer by Sponsor.

(e)                                  Nothing set forth herein shall be deemed to vary the terms and conditions of the MicroACH Service Agreement by and between Servicer and Sponsor.

2.9                                 Tracking of Collateral for Established  Franchisee Borrowers.

All Merchandise financed by Servicer must be serialized by Sponsor via the Aaron’s Proprietary System for appropriate reconciliation of Advances and receipt of Merchandise and for purposes of tracking Asset Dispositions.  Each Established Franchisee Borrower shall be obligated to furnish directly to Sponsor serial numbers for all Merchandise purchased on a weekly basis by transmittal of the Established Franchisee Borrower’s weekly (or, if available, daily) receiving report (containing Aaron’s Proprietary System numbers) directly to Sponsor on the Aaron’s Proprietary System.  As set forth more fully below, Sponsor will maintain and track such information as agent for Servicer, and Servicer shall at all times have access to such information.

2.10                           Payments of Established Franchisee Loans; Borrowing Base.

All outstanding Advances with respect to each Established Franchisee Loan shall be due and payable in full on the Maturity Date of such Loan, if not sooner accelerated in accordance with the terms of the applicable Loan Documents.  In addition, the outstanding Advances pursuant to each Established Franchisee Loan shall not exceed the Established Franchisee Borrowing Base for such Established Franchisee Borrower, as determined by Sponsor on the fifth Business Day of each month (as determined on the last day of the preceding calendar month) and reported to Servicer on such date.  Servicer shall be entitled to rely upon the calculation of the Established Franchisee Borrowing Base for each Established Franchisee Borrower submitted by Sponsor for all purposes hereunder.  Upon receipt of the Established Franchisee Borrowing Base, Servicer shall input such information into Servicer’s loan records to be effective as of the date which is two Business Days after receipt of such information.  The statements prepared to be delivered to each Established Franchisee Borrower with respect to the next Payment Date shall be prepared requiring a repayment of any Advances outstanding on the fifth Business Day of such month in excess of relevant Established Franchisee Borrowing Base as delivered to Servicer by Sponsor on such date.  In addition, however, Servicer, on the date which is two Business Days after receipt of such calculation from Sponsor, shall notify the Established Franchisee Borrowers in writing (including facsimile) of the new Established Franchisee Borrowing Base for such Borrower and shall require that such Established Franchisee Borrower repay on the next Payment Date any additional Advances made since the date of the preparation of the statement for such Payment Date if necessary to avoid any overadvance as of such date.   Upon the earlier of one (1) Business Day after notice from the Sponsor to the Servicer or the next Payment Date, each Established Franchisee Borrower shall prepay its outstanding Advances in excess of the relevant Established Franchisee Borrowing Base.

2.11                           Prepayment of Established Franchisee Loans.

Each Established Franchisee Borrower shall have the right to prepay its Loan in whole or in part upon at least two (2) Business Days’ prior notice to Servicer.  Voluntary partial prepayments of any Loan (expressly excluding mandatory prepayments required in connection with the reduction of the applicable Established Franchisee Borrowing Base) must be in a minimum amount of $1,000.

2.12                           Default Rate of Interest.

If any Borrower shall fail to pay on the due date therefor (subject to any applicable grace period), whether by acceleration or otherwise, any principal owing by such Borrower under any of the Loan Documents, then interest shall accrue on such unpaid principal from the due date until and including the date on which such principal is paid in full at a rate of interest equal to the Default Rate.

2.13                           Legal Expenses

In the event that any requested Loan does not close, Servicer shall charge Sponsor for its reasonable out-of-pocket expenses arising from its review or preparation of the initial draft of the Loan Documents, Financing Statement filings and searches.  In the event the Loan closes, Servicer shall be entitled to charge the Borrower for its reasonable out-of-pocket expenses incurred in connection with the closing of the Loan, including all documentary stamp tax, filing fees, UCC search costs and recording costs, and such amounts may be deducted from the initial Advance of such Loan.  In the event that Servicer has not received payment from any Borrower for the expenses permitted in this Section 2.14 after diligent collection efforts, Sponsor shall pay Servicer such expenses, and Servicer shall assign to Sponsor any rights it may have against such Borrower for the payment of such expenses.

2.14                           Servicing Fee and Sponsor’s Fee.

Servicer shall be entitled to a servicing fee for each Payment Period equal to the amount specified in the Fee Letter  (“Servicing Fee”), and Sponsor shall be entitled to the amount specified in the Fee Letter (the “Sponsor’s Fee”) to the extent received by Servicer.

3.   SERVICING OF LOANS

3.1                                 Notice of Loan Defaults

(a)                                  Within fifteen (15) days after the occurrence of a Loan Payment Default, Servicer shall send a notice of such Loan Payment Default to the applicable Borrower pursuant to Section 3.3(f) and notice to Sponsor pursuant to Section 3.2(i).

(b)                                 Following the sending of such notice of Loan Payment Default, Servicer shall as soon as is practicable, provide Sponsor with such other information relating to the Defaulted Borrower and the Defaulted Loan as Sponsor requests.

(c)                                  Servicer shall not be required to take any remedial action against any Defaulted Borrower under a Defaulted Loan and shall not be entitled to take any remedial action during any applicable Response Period except as expressly provided in the Loan Facility Agreement or hereunder.

(d)                                 Sponsor shall have sole responsibility (and Servicer shall have no responsibility) for monitoring the Borrowers for Loan Defaults other than Loan Payment Defaults, including without limitation, reviewing the Compliance Certificates and financial statements to determine compliance with the financial covenants.  Sponsor shall have the right to waive any Loan Default without the consent of Servicer; provided, however, that (i) Sponsor may only waive Loan Payment Defaults if Sponsor simultaneously cures such Loan Payment Defaults, (ii) Sponsor may not waive more than two consecutive Loan Payment Defaults for any Loan or more than four Loan Payment Defaults for any one Loan during any four-year period, (iii) Sponsor may not waive any Loan Default arising from the bankruptcy or insolvency of a Borrower or any Guarantor of such Loan, or the appointment of a receiver, trustee, custodian or similar fiduciary for such Borrower or Guarantor, or the assignment for the benefit of creditors by such Borrower or Guarantor, or the offering of settlement or composition to the unsecured creditors of such Borrower or Guarantor generally, (iv) Sponsor may not waive any Loan Default arising from the termination (or non-renewal) of any Franchisee Agreement, which Sponsor agrees to give prompt notice to the Servicer, and (v) Sponsor may not waive a default arising based upon the action or inaction of the Sponsor or any of its Subsidiaries.

3.2                                 Servicing and Administration of Loans

Servicer shall service and administer the Loans in accordance with the terms of this Agreement and its usual practices and procedures for loans of similar size and structure as determined by Servicer in its sole and absolute discretion.  Notwithstanding the foregoing, so long as Sponsor is not in default hereunder and has a continuing obligation pursuant to the Loan Facility Agreement and this Agreement, Servicer shall be responsible for the following duties in connection with the service and administration of the Loans:

(a)                                  making of Advances pursuant to each Loan Commitment as set forth above;

(b)                                 maintenance of files containing the Loan Documents forwarded to Servicer by Sponsor or a Borrower; provided, however, that the Servicer shall have no responsibility for maintaining any documents (including, without limitation, landlord waivers, legal descriptions, leases or certificates of insurance) that are not actually delivered to the Bank and shall have no obligation to notify the Sponsor that it has not received any items other than the Loan Documents prepared by Servicer and sent to any Franchisee;

(c)                                  at the request of the Sponsor, review of the Loan files and give notice to Sponsor of any missing Loan Documents;

(d)                                 receipt of loan payments via check or ACH wire transfer from the Borrowers and maintenance of adequate records of such payments (with the understanding that any ACH debit made by Servicer which is rejected will be reinitiated only once);

(e)                                  notification to each Borrower, by deposit into regular U.S. Mail, ten (10) days prior to each Payment Date, of a notice that the installment is coming due on such Payment Date, if any, and the amount of interest due on such date (or the amount that will be debited in the case of a Borrower who has authorized ACH debits);

(f)                                    notification to such Borrower, by deposit into regular U.S. Mail, ten (10) days after the Payment Date with respect to any installment, of a reminder notice that installment has not been received;

(g)                                 within five (5) days from the date an installment is thirty (30) days delinquent, notification to such Borrower, by mailing by registered U.S. Mail, of a letter demanding immediate payment of the past due amount of principal and interest to avoid further collection action, with a copy of such letter to be simultaneously delivered to Sponsor;

(h)                                 on each Business Day on which an Advance is made, notification to Sponsor by telecopy, of a report at the end of such Business Day summarizing the loan activity on such day and setting forth the available balance of the relevant Loan Commitment;

(i)                                     notification to Sponsor on weekly basis of all Defaulted Loans pursuant to a weekly delinquency report in the form of Exhibit J, with such report to list all Loans which are fifteen (15) days or more past due and provide (1) the amount past due, (2) the total principal outstanding, and (3) the number of days past due;

(j)                                     delivery to the Established Franchisee Borrowers, within two Business Days after receipt of the calculation of the Established Franchisee Borrowing Base from Sponsor, of the amount of such Established Franchisee Borrowing Base and any additional required payments by the Borrower on the next Payment Date; and

(k)                                  delivery to Sponsor of the “Quarterly Servicing Report” required by the Fee Letter and delivery to the Sponsor and the Participants of the Monthly Servicing Report and the Quarterly Servicing Report required by the Loan Facility Agreement.

3.3                                 Waiver of Loan Defaults.  Sponsor may waive any financial covenant Loan Default of a Borrower by sending to the Servicer for execution a Default Waiver Letter, which Servicer agrees to execute and mail to the appropriate Borrower if such Default Waiver Letter is in form and substance satisfactory to the Servicer.

3.4                                 Preservation of Lien Priorities; Assignment of Rights

Until the earlier of Servicer’s receipt of payment in full of a Loan and termination of the applicable Loan Commitment or the purchase by Sponsor of a Loan pursuant to the terms of the Loan Facility Agreement, Servicer shall, if the Loan is secured, (i) prepare and forward to the Borrowers or other required signatories for execution amendments to financing statements promptly upon receipt of written notice of change of name or address or location of debtors or the Collateral thereunder and file such amendments or a new financing statement, in the case of a change in the debtor’s location or the location of the Collateral, in the appropriate location based on the information contained in such notice, promptly upon return thereof by the debtor, (ii) timely file continuation statements pertaining to such Financing Statements and (iii) take all other reasonable action requested by Sponsor to protect the priority of liens or security interests with respect to the Collateral securing each Loan, all at Sponsor’s expense.  Upon the purchase by Sponsor of a Loan pursuant to the terms of the Loan Facility Agreement, or in the event that Sponsor reimburses Servicer or otherwise becomes obligated to Servicer for expenses (including without limitation, funding losses) of Servicer incurred in connection with a proposed loan which was never consummated that have not been reimbursed by the applicable Borrower, Servicer shall be deemed to have assigned to Sponsor all rights and remedies that Servicer may have had against the Borrower in accordance with and subject to the limitations of Section 10.15 of the Loan Facility Agreement.  In connection with such deemed assignment, Servicer agrees to execute on a timely basis all such instruments and documents as are reasonably requested in order to evidence Sponsor’s rights or to permit Sponsor to exercise such rights, including without limitation, forms of assignments, all without recourse to, or representation or warranty by, Servicer.

3.5                                 Amendments to Loan Documents; Further Documentation

Except to correct an immaterial ambiguity or manifest error, Servicer shall not agree to any amendment of the applicable Loan Documents after closing of any Loan without the prior written approval of Sponsor unless a Credit Event has occurred and is continuing or the Sponsor has no further obligations pursuant to its guaranty obligations with respect to such Loan.  Upon receipt of either such approval, or written instructions from Sponsor directing Servicer to do so, Servicer shall timely prepare written amendments to the Loan Documents or other documents relating to the Loan in accordance with such approval or instructions, and shall use its reasonable efforts to obtain on a timely basis the signatures of the Borrower and/or other appropriate signatories to such Loan Documents or other documents; provided that, such amendments are not inconsistent with the terms of the Operative Documents (with the express understanding that to the extent that Servicer has any questions regarding such consistency, Servicer shall be entitled to refuse to prepare or execute such amendments until receipt of approval from the Participants pursuant to the Loan Facility Agreement).  Within fifteen (15) days after obtaining such signatures, Servicer shall send Sponsor photocopies of the original fully executed documents.  Servicer shall be entitled to charge Sponsor, or upon Sponsor’s written instructions, the applicable Borrower, reasonable attorneys’ fees actually incurred and other expenses relating to the preparation of such amendments or other documents.

3.6                                 Actions by Servicer

Unless a Credit Event has occurred and is continuing or the Sponsor has no further obligation pursuant to its guaranty set forth in the Loan Facility Agreement, Servicer shall at all times endeavor to comply with the requirements set forth in this Servicing Agreement and the Loan Facility Agreement, provided that Servicer shall not be required to take any action which it reasonably determines would expose Servicer to unreasonable risk of liability or which is contrary to applicable law or which is contrary to the terms of the Operative Documents.

4.   SPONSOR’S AUDIT AND REPORTING OBLIGATIONS WITH RESPECT TO FRANCHISEE LOANS.

Each Startup Franchisee Loan Agreement shall authorize Servicer or representatives of Servicer, including Sponsor, to conduct periodic field audits of each Startup Franchisee Borrower.  Unless otherwise instructed by Servicer, Sponsor hereby covenants and agrees with Servicer to audit each Startup Franchisee Borrower no less than once per each six month period and more frequently at the reasonable request of Servicer with respect to any Startup Franchisee Borrower as to whom a Loan Default has occurred (whether or not waived by Sponsor).  In conducting the field audits of the Startup Franchisee Borrowers, Sponsor will examine the payment receipts, bank statements, loan statements, Rental/Purchase Contracts, inventory on hand, computer-generated reports of Asset Dispositions, Rental Revenue and other financial data necessary to determine the accuracy and validity of the reports, compliance certificates, financial reports and other information forwarded to either of Servicer or Sponsor by the Startup Franchisee Borrowers in connection with the Startup Franchisee Loans.

At the request of Servicer, within thirty (30) Business Days of the completion of each field audit, Sponsor shall forward to Servicer a written audit report detailing the scope of Sponsor’s audit, any discrepancies or other misstatements or misrepresentations of the relevant Startup Franchisee Borrower discovered in the course of the audit and containing a clear concise statement as to whether or not Sponsor believes that such Startup Franchisee Borrower is in compliance with the terms of the Loan Documents to which it is a party and if not, the nature of any default known to Sponsor and the course of action planned by the Startup Franchisee Borrower to remedy such default.  The delivery of each field audit to Servicer by Sponsor shall constitute a representation and warranty by Sponsor that the information set forth therein is true and correct in all material respects to the best of Sponsor’s knowledge and that Servicer shall be authorized to rely on such information in continuing to make Advances to such Startup Franchisee Borrower.

Notwithstanding the foregoing, Servicer, in its sole discretion, may (at Servicer’s expense, unless a Credit Event has occurred and is continuing and then at Sponsor’s expense) at any time and from time to time, undertake to perform an independent field audit of any or all of the Startup Franchisee Borrowers (with such audit to be performed by officers or employees of Servicer or other persons retained by Servicer for such purpose).  Sponsor shall cooperate fully with Servicer in connection with any such independent audit.

5.   MISCELLANEOUS

5.1                                 Communications

Unless otherwise provided in the Loan Facility Agreement or under this Servicing Agreement, all communications under this Servicing Agreement shall be sent in accordance with the notice procedures set forth in Section 15.1 of the Loan Facility Agreement.

5.2                                 Waivers.

No party hereto shall be deemed to have waived any of its rights under this Servicing Agreement unless such waiver is in writing and signed by the party for whose benefit such provision was intended.  No delay or omission on the part of any party hereto in exercising any right shall operate as a waiver of such right or any other right.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion.

5.3                                 Governing Law.

THIS SERVICING AGREEMENT SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

5.4                                 Successors and Assigns.

This Servicing Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party hereto.

5.5                                 Amendments; Consents.

No amendment, modification, supplement, termination, or waiver of any provision of this Servicing Agreement and no consent to any departure by Sponsor therefrom, may in any event be effective unless in writing signed by Servicer, and then only in the specific instance and for the specific purpose given.

5.6                                 Indemnification by Servicer.

Without limiting any other rights which Sponsor may have under the Operative Documents  or under applicable law, and subject to the notice and other procedural requirements of Section 11.2 of the Loan Facility Agreement, Servicer hereby agrees to indemnify upon demand and hold Sponsor harmless from and against all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees actually incurred and disbursements as and when incurred, awarded against or incurred by Sponsor, which directly arise out of Servicer’s gross negligence or willful misconduct in connection with its administration of the Franchisee Loan Program.

Sponsor expressly acknowledges and agrees that Servicer shall exercise with respect to the Franchisee Loan Program the same standard of care and diligence in the performance of its duties, responsibilities and obligations under the Operative Documents as it generally exercises with respect to loans of a similar size and structure in Servicer’s sole and absolute discretion.  Notwithstanding the foregoing, neither Servicer nor any of its directors, officers, agents or employees shall have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Operative Documents (other than any of the foregoing made by any of them), any Loan Document or any borrowing hereunder or thereunder, (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Article 4 of the Loan Agreements, except receipt of the Loan Documents; or (iv) the validity, effectiveness or genuineness of the Operative Documents or any of the Loan Documents or any other instrument or writing furnished in connection herewith or therewith, provided, however, that in each case Servicer, its directors, officers, agents and employees are acting in good faith and without actual knowledge of a defect in or invalidity of any of the foregoing; or if Servicer, its directors, officers, agents or employees do have knowledge of any such defect or invalidity, provided that Sponsor:  (x) has been promptly notified by Servicer of such defect or invalidity; and (y) has expressly consented to any and all actions to be taken by Servicer, its directors, officers, agents or employees as a result of, which is attributable to, or otherwise relates to, such defect or invalidity. Servicer shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a wire, telex or similar writing) given in accordance with other provisions of this Agreement reasonably believed by it to be genuine or is otherwise in accordance with the instructions of Sponsor.

5.7                                 Entire Agreement.

This Servicing Agreement and the other Operative Documents executed and delivered contemporaneously herewith, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby.  The execution of this Servicing Agreement and the other Operative Documents by Sponsor was not based upon any facts or materials provided by Servicer, nor was Sponsor induced to execute this Servicing Agreement or any other related document by any representation, statement or analysis made by Servicer.

5.8                                 Captions.

The captions in this Servicing Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

5.9                                 Severability.

If any one or more parts, terms, provisions, paragraphs, or Sections of this Servicing Agreement shall be held to be illegal or in conflict with state or federal law, the remaining shall continue in full force and effect.

5.10                           Counterparts.

This Servicing Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto where upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Servicing Agreement to be duly executed as of the day and year first above written.

AARON RENTS, INC.

By:	/s/ Gilbert L. Danielson
Gilbert L. Danielson
Executive Vice President and
Chief Financial Officer

SUNTRUST BANK, as Servicer

By:	/s/ Ken Bauchle
Name: Ken Bauchle
Title: Vice President

Exhibits to Servicing Agreement

Exhibit A - Form of ACH Authorization

Exhibit B - Form of Default Waiver Letter

Exhibit C - Form of Commitment Letter for Startup Franchisee Loans

Exhibit D - Form of Corporate Authorization

Exhibit E - Form of Funding Approval Notice

Exhibit F - Form of Personal Guaranty

Exhibit G - Form of Store Opening Information Sheet

Exhibit H - Form of Landlord Waiver

Exhibit I - Form of Subordination Agreement

Exhibit J - Form of Weekly Delinquent Report